UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant  ☐

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☒	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

HARRIS CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY PROXY STATEMENT - SUBJECT TO COMPLETION

HARRIS CORPORATION

1025 West NASA Boulevard

Melbourne, Florida 32919

September [—], 2012

Dear Fellow Shareholder:

On behalf of the Board of Directors, we are pleased to invite you to attend the 2012 Annual Meeting of Shareholders of Harris Corporation. The meeting will be held at the Harris Customer Briefing Center located at 1025 West NASA Boulevard in Melbourne, Florida, on Friday, October 26, 2012, starting at 1:00 p.m., local time.

The accompanying Notice of the 2012 Annual Meeting and Proxy Statement describe the matters to be acted on at the meeting, which include:

•	election of the 12 nominees for director named in the accompanying Proxy Statement for a one-year term;

•	an advisory vote to approve the compensation of our named executive officers;

•	approval of an amendment to our Restated Certificate of Incorporation to permit holders of 25% of our outstanding shares of common stock to call special meetings of shareholders;

•	ratification of the appointment of our independent registered public accounting firm for fiscal year 2013; and

•	such other business as may properly come before the meeting or any adjournments or postponements thereof.

Your Board of Directors believes that the election of its nominees for director, advisory approval of the compensation of our named executive officers, approval of an amendment to our Restated Certificate of Incorporation to permit holders of 25% of our outstanding shares of common stock to call special meetings of shareholders and the ratification of the appointment of our independent registered public accounting firm are in the best interests of Harris and its shareholders. Accordingly, your Board of Directors unanimously recommends a vote FOR the election of its nominees for director, FOR advisory approval of the compensation of our named executive officers, FOR approval of an amendment to our Restated Certificate of Incorporation permitting holders of 25% of our outstanding shares of common stock to call special meetings of shareholders and FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2013. These matters are discussed in greater detail in the accompanying Proxy Statement.

Following the voting, we will report on our operations and future plans. There also will be an open discussion period during which your questions and comments will be welcome.

The attendance of shareholders at our annual meetings has been helpful in maintaining communication and understanding. We hope you will be able to join us. Whether or not you plan to attend, it is important that your shares be represented and voted at the meeting. You can ensure that your shares are represented at the meeting by voting over the Internet, by telephone or by using a traditional proxy card. Instructions for these convenient ways to vote are set forth on the enclosed proxy/voting instruction card.

Sincerely,

Thomas A. Dattilo Chairman of the Board	William M. Brown President and Chief Executive Officer

YOUR VOTE IS IMPORTANT. PLEASE VOTE OVER THE INTERNET OR BY TELEPHONE

OR COMPLETE, SIGN, DATE AND PROMPTLY RETURN

YOUR PROXY/VOTING INSTRUCTION CARD.

PRELIMINARY PROXY STATEMENT - SUBJECT TO COMPLETION

HARRIS CORPORATION

1025 West NASA Boulevard

Melbourne, Florida 32919

Notice of

2012 Annual Meeting of Shareholders

to be held on October 26, 2012

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY

MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON

OCTOBER 26, 2012:

The Proxy Statement and 2012 Annual Report to Shareholders

are available at

www.harris.com/proxy

TO THE HOLDERS OF COMMON STOCK

OF HARRIS CORPORATION:

NOTICE IS HEREBY GIVEN that the 2012 Annual Meeting of Shareholders of Harris Corporation will be held at Harris Corporation’s Customer Briefing Center located at 1025 West NASA Boulevard, Melbourne, Florida, on Friday, October 26, 2012, at 1:00 p.m., local time, for the following purposes:

1.	to elect as directors the 12 nominees named in the accompanying proxy statement for a one-year term expiring at the 2013 Annual Meeting of Shareholders;

2.	an advisory vote to approve the compensation of our named executive officers as disclosed in the accompanying proxy statement;

3.	to approve an amendment to our Restated Certificate of Incorporation to permit holders of 25% of our outstanding shares of common stock to call special meetings of shareholders;

4.	to ratify the appointment by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2013; and

5.	to consider and act upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The accompanying proxy statement more fully describes these items. We have not received notice of other matters that may be properly presented at the Annual Meeting.

Only holders of common stock of record at the close of business on August 31, 2012 are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. No ticket is required for admission to the Annual Meeting. For security purposes, however, you may be required to present evidence of your share ownership and a valid, government-issued photo identification, such as a driver’s license or passport, to gain admission to the Annual Meeting. Packages, boxes, handbags and briefcases may be inspected.

By Order of the Board of Directors

Scott T. Mikuen

Vice President,

General Counsel and Secretary

Melbourne, Florida

September [—], 2012

IMPORTANT NOTICE

Your vote is important. If you do not expect to attend the Annual Meeting of Shareholders or if you plan to attend but wish to vote by proxy, please vote over the Internet or by telephone or by completing, signing, dating and promptly mailing the enclosed proxy/voting instruction card for which a postage-paid return envelope is provided.

HARRIS CORPORATION

2012 ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT

Page
General Information About the Annual Meeting	1
Proposal 1: Election of Directors	7
Nominees Up for Election	8
Corporate Governance and Board Matters	15
Director Compensation and Benefits	25
Our Largest Shareholders	28
Shares Held by Our Directors and Executive Officers	30
Executive Compensation	31
Compensation Discussion and Analysis	31
Management Development and Compensation Committee Report	52
Relationship Between Compensation Plans and Risk	52
Summary Compensation Table	54
Grants of Plan-Based Awards in Fiscal 2012	58
Outstanding Equity Awards at 2012 Fiscal Year End	60
Option Exercises and Stock Vested in Fiscal 2012	62
Pension Benefits in Fiscal 2012	64
Nonqualified Deferred Compensation	65
Potential Payments Upon Termination or a Change in Control	67
Section 16(a) Beneficial Ownership Reporting Compliance	78
Proposal 2: An Advisory Vote to Approve the Compensation of our Named Executive Officers	78
Proposal 3: Approval of an Amendment to our Restated Certificate of Incorporation to Permit Holders of 25% of our Outstanding Shares of Common Stock to Call Special Meetings	80
Report of the Audit Committee	81
Proposal 4: Ratification of the Appointment of Independent Registered Public Accounting Firm	83
Shareholder Proposals for the 2013 Annual Meeting of Shareholders	85
Discretionary Voting on Other Matters	86
Miscellaneous Matters	86
Appendix A – Proposed Amendment to Harris Corporation Restated Certificate of Incorporation to Permit Holders of 25% of Outstanding Shares of Common Stock to Call Special Meetings
Appendix B – Proposed Amendment to Harris Corporation By-Laws to Permit Holders of 25% of Outstanding Shares of Common Stock to Call Special Meetings

Proxy Statement

for

2012 Annual Meeting of Shareholders

to be held on October 26, 2012

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Why am I receiving this

proxy statement?

We are furnishing this proxy statement to you in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Harris Corporation (which we refer to as “Harris,” “we,” “our” or “us”) and the solicitation of voting instructions by the Harris Corporation Retirement Plan Trustee, in each case for use at the 2012 Annual Meeting of Shareholders to be held on October 26, 2012, and at any adjournments or postponements thereof.

On September [—], 2012, we commenced mailing and made available electronically to our shareholders: (1) the notice of the 2012 Annual Meeting of Shareholders and this proxy statement, (2) the accompanying proxy/voting instruction card, and (3) a copy of our 2012 Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the fiscal year ended June 29, 2012 and our audited financial statements.

What is a proxy?

A proxy is your legal designation of another person to vote the shares you own. That other person is called a proxy. If you designate someone as your proxy, the document in which you make that designation is also called a proxy.

What is a proxy statement?

This document is a proxy statement. It is a document that we are required by law to provide to you when we ask you to name a proxy to vote your shares. We encourage you to read this proxy statement carefully.

What is the purpose of the meeting?

The purpose of the 2012 Annual Meeting of Shareholders is to obtain shareholder action on the matters outlined in the notice of meeting included with this proxy statement. These matters include: (1) election of the 12 nominees for director named in this proxy statement for a one-year term expiring at the 2013 Annual Meeting of Shareholders; (2) an advisory vote to approve the compensation of our named executive officers as disclosed in this proxy statement; (3) approval of an amendment to our Restated Certificate of Incorporation to permit holders of 25% of our outstanding shares of common stock to call special meetings of shareholders; and (4) ratification of the appointment by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2013. This proxy statement provides you with detailed information about each of these matters. In addition, management will report on our operations and future plans and respond to questions from shareholders.

What is a record date and

who is entitled to vote at the meeting?

A record date is the date, as of the close of business of which, shareholders of record are entitled to notice of and to vote at a meeting. The record date for the 2012 Annual Meeting is August 31, 2012. The record date was established by our Board as required under the laws of Delaware, our state of incorporation. Thus, owners of record of shares of Harris common stock at the close of business on August 31, 2012 are entitled to receive notice of and to vote at the 2012 Annual Meeting and at any adjournments or postponements thereof.

How many shares can be voted and

what is a quorum?

You are entitled to one vote for each share of Harris common stock that you owned as of the close of business on August 31, 2012, and you may vote all those shares. Only our common stock has voting rights. On the record date, there were 112,643,172 shares outstanding and entitled to vote at the 2012 Annual Meeting and approximately 5,547 holders of record.

A quorum is the minimum number of shares that must be represented in person or by proxy in order for us to conduct the 2012 Annual Meeting. The attendance in person or by proxy of holders of a majority of the shares of common stock entitled to vote at the 2012 Annual Meeting, or 56,321,587 shares of our common stock based on the record date of August 31, 2012, will constitute a quorum to hold the 2012 Annual Meeting. If you grant your proxy over the Internet, by telephone or by the accompanying proxy/voting instruction card, your shares will be considered present at the 2012 Annual Meeting and counted toward the quorum.

What different methods can I

use to vote?

You have a choice of voting:

•	Over the Internet;
•	By telephone;
•	By mail; or
•	In person at the Annual Meeting.

Even if you plan to attend the Annual Meeting, we encourage you to vote over the Internet, by telephone or by mail. Please carefully read the instructions below on how to vote your shares. Because the instructions vary depending on how you own your shares and the method you use to vote, it is important that you follow the instructions that apply to your particular situation.

If you vote over the Internet or by telephone, you should not return your proxy/voting instruction card.

What is the difference between a “record holder” and an owner holding shares in “street name”?

If your shares are registered in your name, you are a “record holder.” You will be a record holder if you hold a stock certificate or if you have an account directly with our transfer agent, Computershare

Shareowner Services. If your shares are registered or held in the name of your broker, bank or other nominee, your shares are held in “street name” and you are considered the beneficial owner of such shares.

How do I vote if my shares are

held in my name?

Voting over the Internet

Voting over the Internet is easy and fast and is available 24 hours a day. Read your proxy/voting instruction card and follow the directions. You will be able to confirm that the system has properly recorded your vote. Your vote will be counted immediately, and there is no need to return your proxy/voting instruction card.

Voting by telephone

Voting by telephone is also simple and fast and is available 24 hours a day. Call the toll-free telephone number on your proxy/voting instruction card and listen for further directions. To respond to the questions, you must have a touch-tone phone and will need your proxy/voting instruction card in hand. The telephone voting system allows you to verify that the system has properly recorded your vote. Your vote will be counted immediately, and there is no need to return your proxy/voting instruction card.

Voting by mail

If you are a shareholder of record, you can save us expense by voting over the Internet or by telephone. Alternatively, you can vote by mail by completing, signing, dating and promptly mailing the enclosed proxy/voting instruction card in the postage-paid return envelope provided.

Voting in person at the meeting

If you plan to attend the Annual Meeting, you can vote in person. To vote in person at the Annual Meeting, you will need to bring with you to present at the Annual Meeting evidence of your share ownership and a valid, government-issued photo identification, such as a driver’s license or passport.

How do I vote if my shares are

held in “street name”?

Voting over the Internet, by telephone or by mail

If your shares are held in the name of your broker, bank or other nominee, you have the right to direct your broker, bank or other nominee on how to vote, and you should vote your shares using the method directed by your broker, bank or other nominee. In addition to voting by mail, a large number of brokerage firms and banks are participating in Internet or telephonic voting programs. These programs provide eligible “street name” shareholders the opportunity to vote over the Internet or by telephone. Voting forms will provide instructions for shareholders whose brokerage firms or banks are participating in such programs.

Voting in person at the meeting

If your shares are held in the name of your broker, bank or other nominee and you plan to attend the Annual Meeting and to vote in person, you should contact your broker, bank or other nominee to obtain a broker’s proxy and bring it with you to the Annual Meeting, together with a valid, government-issued photo identification, such as a driver’s license or passport, and your account statement or other evidence of your share ownership.

Can I revoke my proxy or change my vote?

As long as your shares are registered in your name, you may revoke your proxy or change your vote at any time before your shares are voted at the Annual Meeting. There are several ways you can do this:

•	By sending a written notice of revocation to our Secretary at Harris Corporation, 1025 West NASA Boulevard, Melbourne, Florida 32919;

•	By duly signing and delivering a proxy/voting instruction card that bears a later date;

•	By subsequently voting over the Internet or by telephone as described above; or

•	By attending the Annual Meeting and voting in person by ballot.

If your shares are held in street name, you must contact your broker, bank or other nominee to revoke your proxy or change your vote.

What are my voting choices and what is the required vote on the matters proposed?

By giving us your proxy, you authorize Harris management to vote your shares at the 2012 Annual Meeting or at any adjournments or postponements thereof in the manner you indicate.

Proposal 1:  Election of Directors

With respect to the proposal to elect 12 nominees for director for a one-year term expiring at the 2013 Annual Meeting of Shareholders, you may:

•	Vote “For” the election of one or more of the nominees for director named in this proxy statement;

•	Vote “Against” the election of one or more of the nominees for director named in this proxy statement; or

•	“Abstain” from voting for one or more of the nominees named in this proxy statement.

Pursuant to our By-Laws and Corporate Governance Principles, the voting standard for the election of our directors in uncontested elections is a majority voting standard. In contested director elections, the plurality voting standard will apply. We have nominated 12 directors for election at the 2012 Annual Meeting, and because we did not receive advance notice under our By-Laws of any shareholder nominees for director, the 2012 election of directors is an uncontested election. To be elected in an uncontested election, a director nominee must receive more “For” votes than “Against” votes. Abstentions and any broker non-votes will have no effect on the election of directors because only votes cast “For” or “Against” a nominee will be counted. If an incumbent director nominee does not receive a greater number of “For” votes than “Against” votes, he or she must promptly tender his or her resignation following certification of the vote. The Corporate Governance Committee shall make a recommendation to the Board regarding action to be taken with respect to such offer to resign. If the Board does not accept the resignation, the nominee will continue to serve until the next Annual Meeting and until his or her successor shall be duly elected and qualified, or until his or her prior resignation, death or removal. For additional information regarding the majority voting standard, see “Majority Voting for Directors” beginning on page 24.

Proposal 2:	An Advisory Vote to Approve the Compensation of Named Executive Officers

With respect to the advisory vote to approve the compensation of our named executive officers as disclosed in this proxy statement, you may:

•	Vote “For” approval of the compensation of our named executive officers;

•	Vote “Against” approval of the compensation of our named executive officers; or

•	“Abstain” from voting on the proposal.

The affirmative vote of a majority of the shares present or represented at the Annual Meeting and entitled to vote on this proposal will be required to approve, on an advisory basis, the compensation of our named executive officers. Abstaining from voting on this proposal will have the effect of a vote against approval of the compensation of our named executive officers. Any broker non-votes will have no effect on the approval of the compensation of our named executive officers.

The vote on this proposal is advisory, and the result of the vote on this proposal is not binding on Harris, the Management Development and Compensation Committee or the Board. However, the Management Development and Compensation Committee and the Board will consider the voting results when making future decisions regarding compensation for our named executive officers.

Proposal 3:	Approval of an Amendment to our Restated Certificate of Incorporation to Permit Holders of 25% of our Outstanding Shares of Common Stock to Call Special Meetings

With respect to the proposal to approve an amendment to our Restated Certificate of Incorporation to permit holders of 25% of our outstanding shares of common stock to call special meetings of shareholders, you may:

•	Vote “For” approval of the amendment;

•	Vote “Against” approval of the amendment; or

•	“Abstain” from voting on the proposal.

The affirmative vote of a majority of the outstanding shares of our common stock entitled to vote as of the record date of August 31, 2012, or 56,321,587 shares of common stock based on

112,643,172 outstanding shares of our common stock entitled to vote as of August 31, 2012, will be required to approve the amendment to our Restated Certificate of Incorporation to permit holders of 25% of our outstanding shares of common stock to call special meetings of shareholders. Abstentions and any broker non-votes will have the same effect as a vote against approval of the amendment to our Restated Certificate of Incorporation to permit shareholders to call special meetings of shareholders.

Proposal 4:	Ratification of the Appointment of Independent Registered Public Accounting Firm

With respect to the proposal to ratify the appointment by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2013, you may:

•	Vote “For” ratification;

•	Vote “Against” ratification; or

•	“Abstain” from voting on the proposal.

The affirmative vote of a majority of the shares present or represented at the Annual Meeting and entitled to vote on this proposal will be required to ratify our Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2013. Abstaining from voting on this proposal will have the effect of a vote against ratification of the appointment of our independent registered public accounting firm. Because brokers, banks or other nominees are permitted under New York Stock Exchange (“NYSE”) rules to vote on this proposal even if such broker, bank or other nominee does not receive voting instructions, we do not expect broker non-votes on this proposal.

How do I vote shares held in

the Harris Retirement Plan?

If you are a participant in the Harris Corporation Retirement Plan (“Retirement Plan”) and you own shares of Harris common stock through the Retirement Plan, the accompanying proxy/voting instruction card also serves as a voting instruction card to the trustee of the Retirement Plan for all shares of Harris common stock you own through the Retirement Plan. If you do not provide voting instructions for such shares, then as directed by the terms of the Retirement Plan, those shares will be voted by the trustee in the same proportion as the shares for which other participants have timely provided voting instructions.

How do I vote shares held in the Harris Dividend Reinvestment Plan?

If you are a participant in the Harris Dividend Reinvestment Plan (“DRIP”) administered by Computershare Trust Company, N.A., your proxy/voting instruction card covers the Harris common stock held in your DRIP account. Computershare Trust Company, N.A., as the DRIP administrator, is the shareholder of record of Harris common stock owned through the DRIP and will not vote those shares unless you provide it with instructions, which you may do over the Internet, by telephone or by mail using your proxy/voting instruction card.

What are the Harris Board’s voting recommendations and what happens if I return an unmarked proxy/voting instruction card?

If you properly execute and return your proxy/voting instruction card with no votes marked, your shares will be voted as recommended by the Board. The Board’s recommendations are set forth together with the description of each proposal in this proxy statement. In summary, the Board unanimously recommends a vote:

•FOR the election of all 12 of the nominees for director named in this proxy statement for a one-year term expiring at the 2013 Annual Meeting of Shareholders (see Proposal 1);
•FOR approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement (see Proposal 2);

•FOR approval of an amendment to our Restated Certificate of Incorporation to permit holders of 25% of our outstanding shares of common stock to call special meetings of shareholders (see Proposal 3); and

•FOR the ratification of the appointment by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2013 (see Proposal 4).

Could other matters be decided at the meeting?

At the date of this proxy statement, our Board did not know of any matters to be raised at the Annual Meeting other than those referred to in this proxy statement and did not intend to bring before the Annual Meeting any matter other than the proposals described in this proxy statement. With respect to other matters that may properly be brought before the Annual Meeting or any adjournments or postponements thereof, your shares will be voted at the discretion of the proxy holders.

How will my shares be voted if I do not

provide instructions to my broker?

It is possible for a proxy to indicate that some of the shares represented are not being voted with respect to certain proposals. This occurs, for example, when a broker, bank or other nominee does not have discretion under the NYSE rules to vote on a matter without instructions from the beneficial owner of the shares and has not received such instructions. In these cases, non-voted shares will not be considered present and entitled to vote with respect to that matter, although they may be considered present and entitled to vote for other purposes and will be counted in determining the presence of a quorum. Under NYSE rules, brokers, banks or other nominees have discretionary voting power to vote without receiving voting instructions from the beneficial owner on “routine” matters, but not on “non-routine” matters. Under the rules of the NYSE as currently in effect, routine matters include, among other things, the ratification of the appointment of an independent registered public accounting firm. The proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm is the only proposal set forth in this proxy statement that is considered “routine” under the NYSE rules. This means that if you hold your shares through a broker, bank or other nominee, and you do not provide voting instructions by the 10th day before the Annual Meeting, your broker, bank or other nominee has the discretion to vote your shares on the proposal relating to the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2013. Under the rules of the NYSE, the proposal relating to the election of the 12 nominees for director named in this proxy statement, the proposal relating to an advisory vote to approve the compensation of our named executive officers and the proposal to approve an amendment to our Restated Certificate of Incorporation to permit shareholders to call special meetings of shareholders are not “routine” and your broker, bank or other nominee will not have the discretion to vote your shares on such proposals.

What does it mean if I receive more

than one proxy/voting instruction card?

If you receive more than one proxy/voting instruction card, it means you own shares in multiple accounts with brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is Computershare Shareowner Services which may be reached by telephone at 1-888-261-6777 or over the Internet at www.cpushareownerservices.com.

Who pays for the solicitation of proxies?

We actively solicit proxy participation. We will bear the cost of soliciting proxies, including the cost of preparation, assembly, printing and mailing. In addition to this proxy statement, we request and encourage brokers, custodians, nominees and others to supply proxy materials to shareholders, and, upon request, we will reimburse them for their expenses. Our officers, directors and employees may, by letter, telephone, electronic mail or in person, make additional requests for the return of proxies, although we do not reimburse our own officers, directors or employees for soliciting proxies. We also have engaged Georgeson Inc. to assist in the solicitation of proxies for a fee of $10,000 plus reimbursement of out-of-pocket expenses. We also will reimburse brokers and other custodians, nominees and fiduciaries for forwarding proxy and solicitation materials to our shareholders in accordance with the fee schedule approved by the NYSE.

May I access this year’s proxy statement and annual report over the Internet?

The notice of Annual Meeting, this proxy statement and our 2012 Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the fiscal year ended June 29, 2012, are available by accessing our website at www.harris.com/proxy.

Will there be a webcast of the

Annual Meeting of Shareholders?

Our 2012 Annual Meeting of Shareholders will be webcast live on October 26, 2012. You may visit the Investor Relations section of our website at www.harris.com/investors to access the webcast of the Annual Meeting. The webcast will enable you to listen only. You will not be able to ask questions or vote your shares via the webcast. A replay of the webcast also will be available on our website through November 26, 2012. The information contained on our website is not incorporated by reference into this proxy statement.

Who will tabulate and oversee the vote?

Representatives of our transfer agent, Computershare Shareowner Services, will tabulate and oversee the vote.

Do I need an admission ticket to

attend the Annual Meeting?

All shareholders are welcome to attend the Annual Meeting. No ticket is required for admission to the Annual Meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. If you attend, please note that you may be asked to present evidence of your share ownership and a valid, government-issued photo identification, such as a driver’s license or passport. For the safety of attendees, all packages, boxes, handbags and briefcases are subject to inspection.

Where can I find the voting results

of the Annual Meeting?

We intend to announce the preliminary voting results at the Annual Meeting and to disclose final results in a current report on Form 8-K, which we will file with the Securities and Exchange Commission (the “SEC”) and make available through the Investor Relations section of our website at www.harris.com/investors within four business days of the Annual Meeting (or if final results are not available at that time, within four business days of the date on which final results become available).

PROPOSAL 1:  ELECTION OF DIRECTORS

Our Restated Certificate of Incorporation provides that our Board shall consist of not less than eight or more than 13 directors, the exact number of directors to be determined from time to time by the Board. The authorized number of directors is presently fixed at 12. All of our directors are standing for election for one-year terms expiring at the 2013 Annual Meeting of Shareholders.

Based upon the recommendation of our Corporate Governance Committee, the Board has nominated the 12 incumbent members of the Board (Ms. Katen, Ms. Kenne and Messrs. Brown, Chiarelli, Dattilo, Growcock, Hay, Kaufman, Rickard, Stoffel, Swienton and Tookes) for a new one-year term expiring at the 2013 Annual Meeting of Shareholders. On August 16, 2012, our Board increased the authorized number of directors from 11 to 12 and appointed Mr. Chiarelli as a director for a term expiring at our 2012 Annual Meeting of Shareholders. In accordance with our Restated Certificate of Incorporation, a director holds office until the Annual Meeting of Shareholders for the year in which that director’s term expires, and until that director’s successor is elected and qualified, subject, however, to his or her prior death, resignation, retirement or removal from office. Vacancies may be filled by the remaining directors.

Proxies will be voted for the election of each of Ms. Katen, Ms. Kenne and Messrs. Brown, Chiarelli Dattilo, Growcock, Hay, Kaufman, Rickard, Stoffel, Swienton and Tookes to serve for a one-year term expiring at the 2013 Annual Meeting of Shareholders, unless otherwise specified in the proxy/voting instruction card or Internet or telephone voting instructions. Each of the nominees has consented to stand for election. If any nominee becomes unavailable for election, which is not currently anticipated by us, proxies instructing a vote for that nominee may be voted for a substitute nominee selected by our Board or, in lieu thereof, our Board may determine to leave the vacancy temporarily unfilled or reduce the number of directors in accordance with our By-Laws.

None of our directors, including each of the nominees, is related to any other director, or to any executive officer of Harris or its subsidiaries, by blood, marriage or adoption.

Biographical summaries of the nominees, as well as information on their experience, qualifications, attributes and skills that our Board has determined support their nomination and service as a director of Harris, appear on subsequent pages, and data with respect to the number of shares of our common stock beneficially owned by each of them as of August 15, 2012 is set forth in the table on page 30.

Under NYSE rules, brokers, banks or other nominees are prohibited from voting in favor or against director nominees without receiving voting instructions from the beneficial owner of the shares. We, therefore, urge you to vote your shares.

NOMINEES UP FOR ELECTION

William M. Brown, 49, is our President and Chief Executive Officer. Prior to joining Harris in November 2011, Mr. Brown was Senior Vice President, Corporate Strategy and Development, of United Technologies Corporation (“UTC”). Earlier, he served 5 years as President of UTC’s Fire & Security Division. In all, Mr. Brown spent 14 years with UTC, holding U.S. and international roles at various divisions, including Carrier Corporation’s Asia Pacific Operations and the Carrier Transicold division. Before joining UTC in 1997, he worked for McKinsey & Company as a senior engagement manager. He began his career as a project engineer at Air Products and Chemicals, Inc.

Mr. Brown has been a member of the Board since December 2011.

Mr. Brown serves on the board of directors for the Fire Department of NYC (FDNY) Foundation and is involved with the Dean’s Advisory Board for the College of Engineering, Villanova University.

Qualifications Statement:    Our Board nominated Mr. Brown for election as a director based upon his current role as our Chief Executive Officer and the terms of his employment agreement (failure to nominate him would constitute “constructive termination”), as well as his extensive leadership and management skills. Mr. Brown’s prior service as a senior executive of UTC, a large international public company, including as President of UTC’s Fire & Security Division and his management and leadership positions at UTC’s Carrier Corporation, including as President of its Asia Pacific Operations, provide him with extensive knowledge of complex strategic, operational, management and financial issues faced by a large company with international operations. This experience brings our Board important knowledge and expertise related to strategic planning, global supply chain and procurement, productivity and lean manufacturing initiatives, international sales, marketing and operations, domestic and international mergers and acquisitions, regulatory challenges, and enterprise risk management. His more recent role as UTC’s Senior Vice President, Corporate Strategy and Development and his prior role as a consultant also provide him with additional experience and knowledge related to global strategic planning, mergers and acquisitions, economic analysis and operational improvement projects. His engineering and finance education and experience also provide him with knowledge relevant to many of our businesses and our overall capital structure and financial processes.

Peter W. Chiarelli, General U.S. Army (Ret.), 62, retired in January 2012 from the U.S. Army, where he most recently served as Vice Chief of Staff, the Army’s second-highest-ranking officer, with responsibility for oversight of the day-to-day operations of the Army and for leading the Army’s budget planning and execution and its efforts to modernize its equipment, procedures and formations. During his nearly 40 years of service with the U.S. Army, Mr. Chiarelli held several other senior officer positions, including Senior Military Assistant, Secretary of Defense, serving as principal military advisor to the Secretary of Defense; Commander, Multi-National Corps – Iraq, serving as the senior tactical commander of U.S. and Coalition troops in Iraq; Division Commander, Fort Hood, Texas and Baghdad, Iraq; U.S. Army Chief of Operations, Training and Mobilization; and Executive Officer, Supreme Allied Commander, Europe, serving as principal military assistant and advisor to the Supreme Allied Commander, Europe. He also commanded troops at all levels from platoon to Multi-National Corps. Since his retirement from the U.S. Army, Mr. Chiarelli serves as Chief Executive Officer of One Mind for Research, a non-profit organization bringing together healthcare providers, researchers and academics to cure brain disorders.

Mr. Chiarelli has been a member of our Board since August 2012.

Qualifications Statement:    Mr. Chiarelli had a distinguished career in the U.S. Army prior to joining our Board in August 2012. His vast U.S. and global military leadership experience provides him with an understanding of and appreciation for the complexities of both the U.S. and international militaries, defense communities and defense industries, which brings our Board important knowledge and expertise in these areas and makes him a valuable strategic advisor to our U.S. Government businesses. Mr. Chiarelli’s responsibility as a senior U.S. Army officer also provides him with experience addressing complex operational and strategic issues, managing significant operating budgets and handling legislative and public affairs and with an extensive background in military operations and national security, which adds to our Board’s skills and furthers our Board’s knowledge and expertise in these areas. Mr. Chiarelli’s recent experience serving as Chief Executive Officer of a healthcare-oriented non-profit organization, together with his healthcare-related leadership experience in the U.S. Army, furthers our Board’s appreciation and understanding of medical research, the healthcare industry and military healthcare.

Thomas A. Dattilo, 61, is our Chairman. He is an advisor and consultant to various private investment firms. He served as a Senior Advisor for Cerberus Operations and Advisory Company, LLC, a unit of Cerberus Capital Management, a private investment firm, from June 2007 until June 2009. Prior to joining Cerberus, Mr. Dattilo was most recently Chairman, President and Chief Executive Officer of Cooper Tire & Rubber Company, a company that specializes in the design, manufacture and sale of passenger and truck tires.

He joined Cooper in January 1999 as President and Chief Operating Officer and was Chairman, President and Chief Executive Officer from April 2000 until August 2006. Prior to joining Cooper, he held senior positions with Dana Corporation. His last position with Dana was President of its sealing products group.

Mr. Dattilo has been a member of our Board since August 2001. He became Chairman on January 1, 2012. He is also Chairperson of the Management Development and Compensation Committee and a member of the Corporate Governance Committee.

Mr. Dattilo is also a director of Haworth, Inc., a privately-held global designer and manufacturer of office furniture and organic workspaces. He is past Chairman of the Rubber Manufacturers Association and past Chairman of the Board of Trustees of the Manufacturers Alliance. Mr. Dattilo served as a director of Cooper Tire & Rubber Company from 1999 to 2006 and Alberto-Culver Company from 2006 to May 2011.

Qualifications Statement:    Mr. Dattilo’s prior service as a senior executive of large, publicly traded companies, including as a former Chairman, President and Chief Executive Officer of Cooper Tire & Rubber Company and as an executive of a manufacturing company, provides him with extensive knowledge of complex operational, management, financial, strategic and governance issues faced by a large global public company. This experience brings our Board important knowledge and expertise related to global supply chain and distribution, mergers and acquisitions, lean manufacturing and related initiatives, international operations, human resources and talent management, accounting and internal controls, and investor relations. His more recent experience as an advisor to private investment firms also provides him with additional experience and knowledge related to strategic planning, capital raising, mergers and acquisitions, and economic analysis. Based on his senior executive experience and his service on other public company boards, Mr. Dattilo also brings to our Board a strong understanding of public company governance and executive compensation. With more than 11 years of service on our Board, Mr. Dattilo also brings to our Board significant institutional knowledge and perspective.

Terry D. Growcock, 66, is retired Chairman of the Board and Chief Executive Officer of The Manitowoc Company, Inc., a diversified industrial manufacturer of cranes and foodservice equipment and a provider of ship building and ship repair services. He joined Manitowoc in 1994 as Executive Vice President and General Manager of Manitowoc Ice. He became President of Manitowoc Foodservice Group in 1995 and served in that capacity until his promotion to President, Chief Executive Officer and a member of the Board of Directors of The Manitowoc Company, Inc. in 1998. He was named Chairman of the Board of Directors and Chief Executive Officer of Manitowoc in October 2002. Mr. Growcock retired as Chief Executive Officer of Manitowoc in May 2007 and as Chairman of the Board in December 2008.

Mr. Growcock has been a member of our Board since August 2005 and is a member of the Business Conduct and Corporate Responsibility Committee and the Management Development and Compensation Committee.

Mr. Growcock also is a director of Carlisle Companies Incorporated (since 2008) and Harsco Corporation (since 2008) and an advisory member of the Kelley School of Business at Indiana University. Mr. Growcock served as a director of The Manitowoc Company, Inc. from 1998 to 2008.

Qualifications Statement:    Mr. Growcock’s prior service as a senior executive of The Manitowoc Company, Inc., including as former Chairman, President and Chief Executive Officer and as an executive in several of Manitowoc’s business units, provides him with extensive knowledge of complex operational, management, financial and governance issues faced by a large industrial manufacturing company with international operations. This experience brings our Board important knowledge and expertise related to domestic and international merger and acquisition transactions, joint ventures and strategic alliances, international sales, marketing and operations, global procurement, lean manufacturing and related initiatives, human resources and talent management, global compliance, and strategic planning. He also has experience with government projects and the government procurement process as well as international trade. Mr. Growcock also has gained a strong understanding of public company governance and executive compensation through his senior executive experience and his service on several public company boards.

Lewis Hay III, 56, is Executive Chairman of NextEra Energy, Inc., one of the nation’s leading electricity-related services companies and the largest renewable energy generator in North America. He was elected President and Chief Executive Officer of NextEra Energy, Inc. in June 2001 and Chairman of the Board in January 2002. Mr. Hay retired as Chief Executive Officer of NextEra Energy, Inc. in July 2012. Mr. Hay also is Chairman of NextEra Energy’s two primary subsidiaries, Florida Power & Light Company and NextEra Energy Resources, LLC. Mr. Hay relinquished the title of President of NextEra Energy in December 2006 and Chief Executive Officer of Florida Power & Light Company in July 2008. He joined NextEra Energy as Vice President, Finance and Chief Financial Officer in 1999 and in 2000 was appointed President of NextEra Energy Resources LLC.

Mr. Hay has been a member of our Board since February 2002 and is Chairperson of the Corporate Governance Committee and a member of the Management Development and Compensation Committee.

In addition to being a director of NextEra Energy, Inc. (since 2001), Mr. Hay is a director of Capital One Financial Corporation (since 2003), the Institute of Nuclear Power Operations and the Edison Electric Institute, where he is also the Chairman. He is a member of the Business Board of Advisors at Carnegie Mellon University’s Tepper School of Business, the Business Roundtable and the Florida Council of 100. Mr. Hay also serves on the President’s Council on Jobs and Competitiveness.

Qualifications Statement:    Mr. Hay’s service as a senior executive of a large, publicly traded company, including as NextEra Energy, Inc.’s Chairman and former Chief Executive Officer and previously as its Chief Financial Officer, and his prior experience as a chief financial officer of another large company, as well as his nine years of experience as a strategy consultant, provide him with extensive knowledge of complex strategic, operational, management, regulatory, financial and governance issues faced by a large public company. This experience brings our Board important knowledge and expertise related to strategic planning, capital raising, financial planning, enterprise risk management, accounting and internal controls, mergers and acquisitions, and investor relations. His science and engineering education and training also have provided him with knowledge and experience relevant to some of our businesses. Mr. Hay also brings to us a strong understanding of executive compensation and public company governance as he serves on the boards of several publicly-held companies. With more than 10 years of service on our Board, Mr. Hay also brings to our Board significant institutional knowledge and perspective.

Karen Katen, 63, is a Senior Advisor to Essex Woodlands, a healthcare growth equity and venture capital firm. She joined Essex Woodlands in October 2007. Ms. Katen retired in March 2007 as Vice Chairman of Pfizer Inc., a research-based, global pharmaceutical company. Ms. Katen joined Pfizer in 1974 and held a series of management positions with increasing responsibility, including serving as President of Pfizer Global Pharmaceuticals and Executive Vice President of Pfizer from 2001 to 2005 and President of Pfizer Human Health, the company’s principal operating group, from 2005 to 2007. She has also served as Chairman of the Pfizer Foundation, a charitable foundation affiliated with Pfizer.

Ms. Katen has been a member of our Board since December 1994 and is a member of the Business Conduct and Corporate Responsibility Committee and the Corporate Governance Committee.

Ms. Katen also is a director of The Home Depot, Inc. (since 2007) and Air Liquide (since 2008) and a member of the Global Advisory Board of Takeda Pharmaceutical Company Limited, and a member of the RAND Corporation’s Health Board of Advisors. Ms. Katen is a trustee for the University of Chicago and is a council member of the Booth Graduate School of Business at the University of Chicago. Ms. Katen served as a director of General Motors Corporation from 1997 to 2009. Ms. Katen is also a director at the New York Botanical Garden.

Qualifications Statement:    Ms. Katen’s prior service as a senior executive officer of Pfizer Inc., including as Vice Chairman, as President of Pfizer’s principal operating group and as an executive in other operations, provides her with extensive knowledge of complex strategic, operational, management, regulatory, research and development, financial and governance issues faced by a large public company with international operations. This experience brings our Board important knowledge and expertise related to strategic planning, supply chain, marketing, research and development, new product introductions, operations, human resources, international trade, regulatory challenges, enterprise risk management, mergers and acquisitions, and investor relations. In addition, Ms. Katen brings to our Board a wide range of experience as a board member of some of the largest U.S.-based companies, including extensive experience with governance matters. With more than 17 years of service on our Board, Ms. Katen also brings to our Board significant institutional knowledge and perspective.

Stephen P. Kaufman, 70, has been a Senior Lecturer of Business Administration at the Harvard Business School since January 2001. He is a retired Chairman and Chief Executive Officer of Arrow Electronics, Inc., a distributor of semiconductors and computer products. He became President and Chief Operating Officer of Arrow in 1985, Chief Executive Officer in 1986, and Chairman in 1994. He retired in September 2002. Previously, Mr. Kaufman was a partner at McKinsey & Company, an international management consulting firm.

Mr. Kaufman has been a member of our Board since December 1999 and is a member of the Audit Committee and the Finance Committee.

Mr. Kaufman also is a director of KLA-Tencor Corporation (since 2002). Mr. Kaufman served as a director of Thermo Fischer Scientific Inc. from 2007 to 2010, Freescale Semiconductor, Inc. from July 2004 to December 2006 and again from July 2007 to November 2009, Arrow Electronics, Inc. from 1984 to 2003 and Polaroid Corporation from 1997 to 2001.

Qualifications Statement:    Mr. Kaufman’s prior service as a senior executive of Arrow Electronics, Inc., including as former Chairman and Chief Executive Officer as well as Chief Operating Officer, together with his experience as a strategy consultant, provides him with extensive knowledge of complex strategic, operational, management, financial and governance issues. This experience brings our Board important knowledge and expertise related to strategic planning, capital raising, financial planning, domestic and international mergers and acquisitions, global procurement and distribution, and human resources and talent management. His more recent experience as a Senior Lecturer at the Harvard Business School also provides him with insight on evolving business development techniques and trends. In addition, Mr. Kaufman brings our Board a wide range of experience, including extensive experience in governance and executive compensation matters, based upon more than 25 years of service on public company boards. With more than 12 years of service on our Board, Mr. Kaufman also brings to our Board significant institutional knowledge and perspective.

Leslie F. Kenne, Lieutenant General USAF (Ret.), 64, retired in September 2003 from the U.S. Air Force, where she had a 32-year military career and had most recently been Deputy Chief of Staff for Warfighting Integration at Air Force headquarters in Washington, D.C. Previously, she commanded the Electronic Systems Center at Hanscom Air Force Base in Massachusetts. She also directed a number of major procurement programs, including the F-16 and Joint Strike Fighter programs. Since her retirement from the U.S. Air Force, Ms. Kenne is a private independent consultant for various defense companies and/or agencies.

Ms. Kenne has been a member of our Board since April 2004 and is Chairperson of the Business Conduct and Corporate Responsibility Committee and a member of the Corporate Governance Committee.

Ms. Kenne also is a director of Unisys Corporation (since 2006) and Oshkosh Corporation (since 2010). Ms. Kenne served as a director of EDO Corporation from 2004 to 2007.

Qualifications Statement:    Ms. Kenne had a distinguished career in the U.S. Air Force prior to joining our Board in 2004. Her responsibility as a senior Air Force officer provides her with experience managing significant operating budgets and addressing complex operational and strategic issues and with first-hand experience on large government projects and the government procurement process. Ms. Kenne’s experience also provides her with an appreciation for the complexities of both the U.S. Military and the defense industry, which brings to our Board important knowledge and expertise in these areas and makes her a valuable strategic advisor to our U.S. Government businesses. Her experience also brings to our Board important knowledge and expertise regarding program development, resourcing and other aspects of managing major Department of Defense programs as well as operations and systems engineering. Ms. Kenne’s recent experience serving as a compliance monitor for large organizations brings to our Board an in-depth appreciation and understanding of business conduct and compliance matters that are particularly relevant for a U.S. Government contractor. Ms. Kenne also has gained an understanding of public company governance and operations through her service on several public company boards.

David B. Rickard, 65, retired from CVS Caremark Corporation, a retail pharmacy chain and provider of healthcare services and pharmacy benefits management, in December 2009. Prior to his retirement, Mr. Rickard was the Executive Vice President, Chief Financial Officer and Chief Administrative Officer. He held this position since joining CVS in September 1999. Prior to joining CVS, he was Senior Vice President and Chief Financial Officer of RJR Nabisco Holdings Corporation from March 1997 to August 1999. Previously, he was Executive Vice President of International Distillers and Vintners Americas.

Mr. Rickard has been a member of our Board since October 2001 and is Chairperson of the Audit Committee and a member of the Finance Committee.

Mr. Rickard also is a director of Jones Lang LaSalle Incorporated (since 2007) and Dollar General Corporation (since 2010), and chairs the Audit Committee of each of these boards. He is also a former member of the Financial Accounting Standards Advisory Committee (extended term).

Qualifications Statement:    Mr. Rickard’s prior service as the Chief Financial Officer and the Chief Administrative Officer of CVS Caremark Corporation and his more than 37 years of experience in various businesses adds important experience to our Board in terms of corporate finance, strategic planning, banking relationships, operations, complex information technology and other systems, acquisition evaluation and integration, enterprise risk management and investor relations. His finance education and experience also have provided him with knowledge and expertise particularly relevant to our capital structure and related credit and finance matters. His experience with complex financial and accounting functions, including service as a chief financial officer for complex organizations and as the chairman of the audit committees of two other publicly traded companies, contributes perspectives on the functioning of audit committees and internal control-related matters that are beneficial to our Board and Audit Committee. Based on this experience, our Board has determined that Mr. Rickard is an Audit Committee financial expert. Based on his senior executive experience and his service on other public company boards, Mr. Rickard also brings to us an understanding of public company governance. With more than 10 years of service on our Board, Mr. Rickard brings to our Board significant institutional knowledge and perspective.

Dr. James C. Stoffel, 66, is a General Partner of Trillium International, a private equity company. He was an executive at Eastman Kodak Company, a film and digital imaging company, until April 2005, having served as Senior Vice President, Chief Technical Officer since 2000, and Director of Research and Development, after joining the firm in 1997 as Vice President, Director Electronic Imaging Products Research and Development. Prior to joining Kodak, he was with Xerox Corporation for more than 20 years, serving as Vice President of Corporate Research and Technology, Vice President and General Manager of the Advanced Imaging Business Unit, Vice President and Chief Engineer, as well as other executive positions.

Dr. Stoffel has been a member of our Board since August 2003 and is a member of the Finance Committee and the Management Development and Compensation Committee.

Dr. Stoffel also is a director of Aviat Networks, Inc. (since 2007) and currently serves as Aviat’s Lead Independent Director. He also serves on the Advisory Board for Research and Graduate Studies at the University of Notre Dame and is Chairman of the advisory board of ASTRI, Hong Kong.

Qualifications Statement:    Dr. Stoffel’s prior service as a senior executive of large, publicly-traded, technology-driven companies, including as a Chief Technical Officer and Director of Research and Development at Eastman Kodak Company, and his more than 30 years of experience focused on technology development, provide him with an extensive knowledge of complex technical research and development projects and management, financial and governance issues faced by a large public company with international operations. This experience brings to our Board important knowledge and expertise related to research and development, new product introductions, strategic planning, manufacturing, operations and corporate finance. He also provides the Board with experience and perspective related to classified programs. His more recent experience as an advisor to, and general partner in, private equity firms provides him with additional experience and knowledge related to strategic planning, capital raising, mergers and acquisitions, and economic analysis. His scientific and engineering education and training have provided him with knowledge and experience relevant to many of our businesses. Dr. Stoffel also has gained an understanding of public company governance and executive compensation through his service on public company boards, including as a lead independent director.

Gregory T. Swienton, 62, is Chairman and Chief Executive Officer of Ryder System, Inc., a logistics and transportation services company. He joined Ryder in June 1999 as President and Chief Operating Officer, and was named Chief Executive Officer in November 2000 and Chairman in May 2002. Prior to joining Ryder, he was Senior Vice President-Growth Initiatives of Burlington Northern Santa Fe Corporation (“BNSF”). He held senior positions with BNSF and the former Burlington Northern Railroad from 1994 to 1999, and various executive and management positions with DHL Worldwide Express from 1982 to 1994.

Mr. Swienton has been a member of our Board since February 2000 and is Chairperson of the Finance Committee and a member of the Audit Committee.

In addition to being a director for Ryder System, Inc. (since 1999), Mr. Swienton is a director of Lennox International Inc. (since 2010). He also is a member of the Board of Trustees of St. Thomas University in Miami, Florida.

Qualifications Statement:    Mr. Swienton’s service as a senior executive of large, publicly-traded companies, including as Ryder System, Inc.’s Chairman and Chief Executive Officer and previously as its President and Chief Operating Officer, and his more than 35 years experience in large, global businesses, including long-term overseas assignments, provides him with extensive knowledge of complex strategic, operational, financial, management and governance issues faced by a large public company. This experience brings our Board important knowledge and expertise in terms of supply chain, logistics, domestic and international operations, business development, corporate finance, banking, human resources and talent management, accounting and internal controls, safety management, enterprise risk management, complex information technology and investor relations. His finance education and experience also have provided him with knowledge and expertise particularly relevant to our capital structure and related credit and finance matters. With more than 12 years of service on our Board, Mr. Swienton also brings to our Board significant institutional knowledge and perspective.

Hansel E. Tookes II, 64, retired from Raytheon Company, a company engaged in defense and government electronics, space and airborne systems, information technology, technical services and business and special mission aircraft, in December 2002. He joined Raytheon in September 1999 as President and Chief Operating Officer of its Raytheon Aircraft Company subsidiary, a commercial, military and regional aircraft manufacturing company. He was appointed Chief Executive Officer of Raytheon Aircraft Company in January 2000 and Chairman in August 2000. He became President of Raytheon International in May 2001. Prior to joining Raytheon in 1999, he served United Technologies Corporation as President of its Pratt & Whitney Large Military Engines Group since 1996. He joined United Technologies Corporation in 1980 and held a variety of senior leadership positions. Mr. Tookes was a Lieutenant Commander and pilot in the U.S. Navy and later served as a commercial pilot with United Airlines.

Mr. Tookes has been a member of our Board since April 2005 and is a member of the Audit Committee and the Business Conduct and Corporate Responsibility Committee.

Mr. Tookes also is a director of Corning Incorporated (since 2001), NextEra Energy, Inc. (since 2005) and Ryder System, Inc. (since 2002). He also is Vice Chairman of the United Negro Fund Special Programs Corporation.

Qualifications Statement:    Mr. Tookes’ prior service as a senior executive of large international public aerospace and defense companies, including as Chief Executive Officer, President and Chief Operating Officer of Raytheon Aircraft Company and his prior management and leadership positions at Pratt & Whitney, adds important experience to our Board in terms of operations, manufacturing, regulatory issues, performance excellence, global compliance, business development, technology-driven business environments, accounting and internal controls, and enterprise risk management. He also has extensive experience on large aerospace and defense government projects and the government procurement process, including experience with major U.S. Department of Defense programs, which brings our Board important knowledge and experience in these areas and makes him a valuable strategic advisor to our U.S. Government businesses. His science, engineering and business education and training also have provided him with knowledge and experience relevant to many of our businesses. In addition, he brings to our Board significant and broad public company governance experience, including service on several other public company boards and audit committees.

Recommendation Regarding Proposal 1

To be elected in an uncontested election of directors, a nominee must receive more “For” votes than “Against” votes. Abstentions and any broker non-votes will have no effect on the election of directors because only votes cast “For” or “Against” a nominee will be counted.

Our Board of Directors unanimously recommends that you vote “FOR” the election of each of the nominees in this uncontested election of directors. If not otherwise specified, proxies will be voted “FOR” the election of each of the nominees as recommended by our Board.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board of Directors

Our business, property and affairs are managed under the direction of our Board. Members of the Board are kept informed of our business through discussions with the Chief Executive Officer and officers, by reviewing materials provided to them or requested by them, by visiting our offices and plants and by participating in meetings of the Board and its committees.

Corporate Governance Principles

Our Board has long been focused on and committed to responsible and effective corporate governance. Our Board has adopted Corporate Governance Principles that trace their history to 1960 and that have evolved and been revised over time. Our Corporate Governance Committee is responsible for overseeing the Corporate Governance Principles and reporting and making recommendations to our Board concerning corporate governance matters. The Board regularly reviews our Corporate Governance Principles and updates them periodically in response to changing regulatory requirements and evolving governance practices. Our Corporate Governance Principles address matters including Board composition, director independence, selection of a Chairman, designation, selection and responsibilities of our Lead Independent Director, selection of Board nominees, Board membership criteria, majority voting for directors, mandatory retirement, director compensation, stock ownership guidelines, prohibitions on hedging transactions, meetings, executive sessions of independent directors, access to management, committees of the Board, evaluation of the performance of our Chief Executive Officer, succession planning, director responsibilities, orientation and continuing education, and self-evaluation of the Board and Board committees. A copy of our Corporate Governance Principles is available on the Corporate Governance section of our website at http://harris.com/corporate_governance/.

Director Independence

The NYSE listing standards and our Corporate Governance Principles require us to have a board of directors with at least a majority of independent directors. Our Board has, and has had for many years, a substantial majority of independent directors. Our

Board has adopted Director Independence Standards to assist in the evaluation of the independence of each of our directors. Our Board assesses the independence of our directors and examines the nature and extent of any relationships between us and our directors, their families and their affiliates. A copy of our Director Independence Standards is available on the Corporate Governance section of our website at http://harris.com/corporate_governance/.

For a director to be considered independent, our Board must affirmatively determine that a director does not have any direct or indirect material relationship with us, other than as a director. A director will not be considered independent if, within the preceding three years:

•	the director was an employee, or an immediate family member of the director was employed as an executive officer, of Harris; or

•

the director, or an immediate family member of the director, received more than $120,000 during any 12-month period in direct compensation from Harris, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided that such compensation is not contingent in any way on continued service with Harris); except that compensation received by an immediate family member of the director for services as a non-executive employee of Harris need not be considered in determining independence under this test; or

•

the director was a partner with or employed by, a present or former internal or external auditor of Harris or an immediate family member of the director is a current partner of such a firm or the director has an immediate family member who is a current employee of an internal or external auditor of Harris and personally worked on the Harris audit within the last three years; or

•

the director, or an immediate family member of the director, was employed as an executive officer of another company where any of Harris’ present executives serve or served on that company’s compensation committee; or

•

the director currently is an executive officer of or employed by another company (other than a charitable organization), or an immediate family member of the director currently is employed as an executive officer of such company, that has made payments to, or received payments from, Harris for property or services in an amount which, in any single fiscal year, exceeds the greater of (a) $1 million or (b) 2% of such other company’s consolidated gross revenues.

Our Board has determined that the following relationships will not be considered to be material relationships that would impair a director’s independence:

•

if a director of Harris is an executive officer or an employee, or an immediate family member of a director of Harris is an executive officer, of another company that makes payments to, or receives payments from, Harris for property or services in an amount which, in any single fiscal year, does not exceed the greater of (a) $1 million or (b) 2% of the consolidated gross annual revenues of such other company, as applicable; or

•

if a director of Harris or an immediate family member of a director of Harris is an executive officer of another company that is indebted to Harris, or to which Harris is indebted, and the total amount of either company’s indebtedness is less than 2% of the consolidated assets of the company wherein the director or immediate family member serves as an executive officer; or

•

if a director of Harris is an executive officer of another company in which Harris owns a common stock interest, and the amount of the common stock interest is less than 5% of the total shareholders’ equity of such other company; or

•

if a director of Harris, or the spouse of a director of Harris, serves as a director, officer or trustee of a charitable organization, and within the preceding three years, Harris’ discretionary contributions to the organization in any single fiscal year are less than the greater of (a) $1 million or (b) 2% of that organization’s gross annual revenues; or

•	if a director or a director’s immediate family members own Harris shares.

Pursuant to our Corporate Governance Principles, the Board undertook its annual review of director independence in August 2012, which included a review of the responses of the directors to questions regarding each director’s commercial, industrial, banking, consulting, legal, accounting, charitable and family relationships, and discussions with the directors and nominees. Based upon the NYSE listing standards and our Director Independence Standards, our Board has affirmatively determined in its business judgment that all of our directors (including each nominee for election), with the exception of Mr. Brown, our President and Chief Executive Officer, are independent and have no direct or indirect material relationship with Harris, other than as a director, that will impair the director’s independence. Howard L. Lance, our former President and Chief Executive Officer, served as Chairman of our Board until December 31, 2011, and during his service, Mr. Lance was not considered to be an independent director under the NYSE listing standards or our Corporate Governance Principles.

Related Person Transaction Policy

Our Board has adopted a written policy and procedures for the review, approval and ratification of transactions among Harris and our directors, executive officers and their related interests. This policy supplements the conflicts of interest policies set forth in our Standards of Business Conduct and our Directors’ Standards of Business Conduct and our other internal procedures. Under the policy, all related person transactions (as defined in the policy) are to be reviewed by the Corporate Governance Committee. The Corporate Governance Committee may approve or ratify related person transactions if, in its business judgment, it determines that the transaction is in, or is not inconsistent with, the best interests of Harris and its shareholders. This may include situations where we provide or receive products or services to or from related persons on an arm’s-length basis on terms comparable to those provided to or received from unrelated third parties. Any director who participates in or is the subject of an existing or potential related person transaction may not participate in the approval or ratification decision-making process of the Corporate Governance Committee.

Under the policy, and consistent with SEC regulations, a related person transaction is any transaction, arrangement or relationship in which Harris was, is or will be a participant, where the amount involved exceeds $120,000 and in which a related person had, has or will have a direct or indirect material interest. A related person includes any of our directors, nominees for director or executive officers, any person who is known to be the beneficial owner of more than 5% of any class of our common stock, an immediate family member of any person described above and any firm, corporation or other entity controlled by any person described above. The policy requires each director and executive officer annually to complete a questionnaire to identify their related interests and persons, and to notify us of changes in that information. Before entering into a proposed related person transaction, the related person or involved business area of Harris is requested to notify our Secretary of the facts and circumstances of the potential transaction. If the Secretary determines that the proposed transaction is a related person transaction, it shall be submitted to the Corporate Governance Committee for review and consideration. A related person transaction entered into without the Corporate Governance Committee’s prior approval will not violate this policy or be unenforceable, so long as the transaction is brought to the Corporate Governance Committee promptly after it is entered into or after it becomes apparent that the transaction is covered by this policy and is ratified by the Corporate Governance Committee.

Based on its holdings as reported on a Schedule 13G/A filed with the SEC, Blackrock, Inc. beneficially owned more than 5% of our common stock as of August 15, 2012. Blackrock, Inc. and certain of its affiliates provided asset management services in fiscal 2012 for our Retirement Plan, for which participants paid or will pay approximately $381,000.

Based on its holdings as reported on a Schedule 13G filed with the SEC, T. Rowe Price Associates, Inc. beneficially owned more than 5% of our common stock as of August 15, 2012. T. Rowe Price Associates Inc. and certain of its affiliates provided asset management services in fiscal 2012 for our Retirement Plan, for which participants paid or will pay approximately $1,245,000.

Board Leadership Structure and

Lead Independent Director

Board Leadership Structure.  Our Board’s leadership is currently structured as follows: a non-executive Chairman of the Board; a separate Chief Executive Officer; a robust committee structure comprised solely of independent directors; and an engaged and independent Board that conducts candid and constructive discussions and deliberations. Our Board elects a Chairman from among the directors. While we have generally combined the Chairman and CEO positions, we combine or separate the roles based upon what we believe best serves the needs of Harris and our shareholders at any particular time based upon the then-existing facts and circumstances. In connection with the CEO transition from Mr. Lance to Mr. Brown in November 2011, the Board determined to separate the positions following Mr. Lance’s retirement from the Board. Our Board appointed Mr. Dattilo as non-executive Chairman to succeed Mr. Lance as Chairman, effective January 1, 2012. The Board determined that appointment of a non-executive Chairman at that time would provide the Board with independent leadership during the CEO transition and permit Mr. Brown as incoming CEO to concentrate on our business operations. We believe this structure has facilitated a smooth transition in our leadership. Prior to separating the roles of Chairman and CEO, our Board designated a lead independent director. Our Board believes it is fundamentally wrong to permanently and inflexibly separate or combine the positions of Chairman of the Board and CEO. Our Board believes that its members possess considerable experience and unique knowledge of the challenges and opportunities Harris faces, and therefore, are in the best position to evaluate the needs of Harris and how best to organize the capabilities of our directors and senior management to meet those needs. In connection with the recent CEO transition process, our Board has also reaffirmed its position that a mandated separation of the CEO and Chairman positions or a requirement for an independent Chairman is not in the best interests of our shareholders. Mandated separation of the positions or a requirement for an independent Chairman also could adversely impact the CEO transition process and our Board’s ability to evaluate and implement a leadership structure believed to be in the best interests of our shareholders based upon the then-existing facts and circumstances.

Lead Independent Director. At all times while our Chairman is not independent, our independent directors will designate one of our independent Board members to serve as Lead Independent Director, which position will be rotated annually among the chairpersons of each of our standing committees (unless the independent directors determine otherwise). The duties and authority of the Lead Independent Director include: presiding at all meetings of our Board at which our Chairman is not present, including executive sessions of the independent directors; serving as liaison between our Chairman and our independent directors; in consultation with the Chairman, approving the information sent to our Board and the meeting agendas for our Board; in consultation with the Chairman, approving meeting schedules to assure there is sufficient time for discussion of all agenda items; to call meetings of our independent directors; if requested by major shareholders, to ensure that he or she is available, when appropriate, for consultation and direct communication consistent with our policies regarding shareholder communications; and such other responsibilities and duties as the Board may determine from time to time. The designation of a Lead Independent Director is not intended to inhibit communications among the directors or between any of them and the Chairman.

Because we currently have an independent Chairman, we have not designated a Lead Independent Director.

Board Meetings and Attendance

General.  In fiscal 2012, our Board held 11 meetings, and the standing committees of our Board met a total of 39 times. Each director attended at least 75% of the meetings of the Board and of those committees of which he or she was a member. All of the directors taken together attended an average of 96% of such meetings of the Board and committees on which they served. In addition to meetings at our corporate headquarters, the Board periodically holds meetings at other facilities and locations.

Attendance at Annual Meetings of Shareholders. We typically schedule a Board meeting in conjunction with our Annual Meeting of Shareholders. In the absence of unavoidable conflict, all Board members are expected to attend each Annual Meeting of Shareholders. All 11 of our Board members then serving as directors attended the 2011 Annual Meeting of Shareholders.

Executive Sessions of Independent Directors

Our Board and its standing committees meet throughout the year on a set schedule and also hold special meetings and may act by written consent from time to time as appropriate. Executive sessions of independent directors are provided for in the agenda for each regularly scheduled Board meeting. Our non-executive Chairman of the Board chairs these executive sessions of independent directors. Executive sessions of independent directors are also provided for in the agenda for each regularly-scheduled standing committee meeting (other than quarterly earnings review meetings of the Audit Committee).

Board Committees and Committee Charters

Currently our Board has five standing committees to assist in the discharge of its responsibilities. These committees are the Audit Committee, the Business Conduct and Corporate Responsibility Committee, the Corporate Governance Committee, the Finance Committee and the Management Development and Compensation Committee. The committees regularly report their activities and actions to the full Board, generally at the next Board meeting following the committee meeting. Our Board has adopted a written charter for each committee, copies of which are available on the Corporate Governance section of our website at http://harris.com/corporate_governance/. The charter of each of the Audit Committee, Corporate Governance Committee and Management Development and Compensation Committee complies with the NYSE corporate governance requirements. There are no NYSE requirements with respect to the charters of the Business Conduct and Corporate Responsibility Committee or Finance Committee. Copies of all such charters and our Corporate Governance Principles also are available to shareholders free of charge upon written request to our Secretary at Harris Corporation, 1025 West NASA Boulevard, Melbourne, Florida 32919. The principal functions of each committee are summarized below.

Audit Committee

The Audit Committee oversees our independent registered public accounting firm and accounting and internal control matters. The Audit Committee also assists our Board in fulfilling its responsibilities to oversee, among other things:

•	The integrity of our financial statements;

•	Our compliance with relevant legal and regulatory requirements;

•	Our independent registered public accounting firm’s qualifications and independence; and

•	The performance of our independent registered public accounting firm and our internal audit function.

The purposes and responsibilities of the Audit Committee also include:

•	Directly appointing, compensating, retaining, terminating and overseeing the work of our independent registered public accounting firm;

•

Pre-approving, or adopting appropriate procedures to pre-approve, all audit services, internal control-related services and non-audit services to be provided by our independent registered public accounting firm;

•

Reviewing and discussing with our independent registered public accounting firm and our management any major issues regarding accounting principles and financial statement presentations, including any significant changes in the selection or application of accounting principles, and major issues concerning the adequacy of our internal controls and any special steps adopted in light of any material control deficiencies, and the effect of regulatory and accounting initiatives as well as off-balance sheet structures on our financial statements;

•	Reviewing and discussing the process by which our management assesses and manages exposure to risk, including key credit risks, liquidity risks, market risks, financial risks and operational risks;

•	Reviewing and discussing our earnings press releases, including the use of “pro forma” or adjusted non-GAAP results, and the types of financial information and earnings guidance provided by us; and

•

Reviewing and discussing with our independent registered public accounting firm and our management quarterly and year-end operating results, reviewing our interim financial statements prior to their inclusion in our Quarterly Reports on Form 10-Q, and recommending to our Board the inclusion of our annual financial statements in our Annual Reports on Form 10-K.

A more detailed description of the Audit Committee’s purposes and responsibilities is contained in its charter.

Our Board has determined in its business judgment that each member of the Audit Committee is independent within the meaning of the NYSE listing standards, the Sarbanes-Oxley Act of 2002 and related SEC rules and our Director Independence Standards.

Our Board also has determined in its business judgment that each of the members of the Audit Committee satisfies the “financial literacy”

requirements of the NYSE and has “accounting or related financial management expertise” and that David B. Rickard, Chairperson of the Audit Committee, satisfies the “audit committee financial expert” criteria, as that term is defined by regulation of the SEC, and is independent of Harris.

The Audit Committee held eight meetings during our fiscal year 2012, including meeting regularly with Ernst & Young LLP and our internal auditors, both privately and with management present.

Business Conduct and Corporate Responsibility Committee

The purposes and responsibilities of the Business Conduct and Corporate Responsibility Committee include:

•	Oversight of our business conduct program and compliance with sound ethical business practices and legal requirements in connection with our business;

•	Oversight of our policies, procedures and programs with respect to environmental, health and safety matters;

•	Reviewing our support of charitable, civic, educational and philanthropic contributions and activities; and

•

Reviewing and acting on, as appropriate, strategic issues and trends relating to corporate citizenship and responsibility, including social, political and public policy issues that may have an impact on our operations, financial performance or public image.

A more detailed description of the Business Conduct and Corporate Responsibility Committee’s purposes and responsibilities is contained in its charter.

Our Board has determined in its business judgment that each member of the Business Conduct and Corporate Responsibility Committee is independent within the meaning of the NYSE listing standards and our Director Independence Standards. The Business Conduct and Corporate Responsibility Committee held two meetings during our fiscal year 2012.

Corporate Governance Committee

The purposes and responsibilities of the Corporate Governance Committee include:

•

Identifying individuals believed to be qualified to become Board members consistent with criteria approved by our Board, and recommending nominees to stand for election at annual meetings of shareholders or to fill vacancies;

•	Adopting a policy and procedure for consideration of candidates for director recommended by our shareholders;

•	Developing, implementing and overseeing our Corporate Governance Principles and monitoring trends and evolving practices in corporate governance;

•	Developing, reviewing and recommending director compensation, perquisites and benefit plans;

•	Reviewing and making recommendations to the Board concerning the structure, size, composition and operation of the Board and its committees;

•	Recommending standing committees of our Board and committee assignments;

•	In consultation with the Chairman and the Lead Independent Director, if one has been designated, setting meeting schedules for our Board and recommending meeting schedules for the Board’s committees;

•	Reviewing and approving related person transactions in accordance with relevant policies;

•	Reviewing and making recommendations to the Board regarding shareholder proposals; and

•	Facilitating our Board’s annual evaluation of its performance and effectiveness.

A more detailed description of the Corporate Governance Committee’s purposes and responsibilities is contained in its charter and our Corporate Governance Principles.

For additional information regarding the role of the Corporate Governance Committee and our director compensation process and procedures, including the role of compensation consultants relating to director compensation, see the “Director

Compensation and Benefits” section of this proxy statement beginning on page 25.

Our Board has determined in its business judgment that each member of the Corporate Governance Committee is independent within the meaning of the NYSE listing standards and our Director Independence Standards. The Corporate Governance Committee held six meetings during our fiscal year 2012.

Finance Committee

The Finance Committee is authorized to review periodically our financial position, capital structure, working capital, capital transactions, debt ratings, and bank and lender relationships, and the financial and investment aspects of our benefit plans, including our Retirement Plan. The Finance Committee also reviews our dividend policy, capital asset plan and capital expenditures, and share repurchase policy and makes recommendations to our Board relating to such plan or policies. A more detailed description of the Finance Committee’s purposes and responsibilities is contained in its charter. Our Board has determined in its business judgment that each member of the Finance Committee is independent within the meaning of the NYSE listing standards and our Director Independence Standards. The Finance Committee held four meetings during our fiscal year 2012.

Management Development and Compensation Committee

The purposes and responsibilities of the Management Development and Compensation Committee include:

•

Reviewing and evaluating plans for our management training and development and organizational structure and management succession, and recommending to our Board for its approval individuals for election as executive officers and other corporate officers;

•	Overseeing and reviewing our overall compensation philosophy and establishing the compensation, perquisites and other benefits of our officers and management;

•

Reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluating his performance in light of those goals, and together with all independent directors of our

Board, determining and approving our Chief Executive Officer’s annual salary, cash and equity incentives and other benefits based on this evaluation;

•	Reviewing and approving the annual salary, cash and equity incentives and other benefits of our other executive officers;

•

Reviewing and approving the use and the terms of employment, separation, severance and change in control agreements and any special arrangements in the event of termination of employment, death or retirement of a corporate officer (together, in the case of our Chief Executive Officer, with all independent directors of our Board);

•	Administering our equity-based compensation plans;

•

Reviewing and discussing the “Compensation Discussion and Analysis” section of this proxy statement with our management and making a recommendation to the Board on the inclusion of the “Compensation Discussion and Analysis” section in this proxy statement; and

•	Having the authority to retain and terminate compensation consultants, including the authority to approve such consultants’ fees and other retention terms.

A more detailed description of the Management Development and Compensation Committee’s purposes and responsibilities is contained in its charter.

The Management Development and Compensation Committee has delegated to the Chief Executive Officer the authority to make equity grants to employees who are not executive officers. The Management Development and Compensation Committee sets an annual maximum number of shares and options that may be granted by the Chief Executive Officer and annually reviews these awards.

For additional information regarding the role of the Management Development and Compensation Committee and our executive compensation process and procedures, including the role of executive officers and compensation consultants in recommending the amount or form of executive compensation, see the “Compensation Discussion and Analysis” section of this proxy statement beginning on page 31.

Our Board has determined in its business judgment that each member of the Management Development and Compensation Committee is independent within the meaning of the NYSE listing standards and our Director Independence Standards. The Management Development and Compensation Committee held eight meetings during our fiscal year 2012.

CEO Search Committee. In May 2011, our Board established a CEO Search Committee to assist the Board in identifying, screening, evaluating and recruiting a successor to Mr. Lance, who announced his intention to retire as Chairman, President and Chief Executive Officer at the end of our fiscal 2012, or such earlier or later time as a suitable successor was appointed. Members of our CEO Search Committee were Mr. Dattilo, Chairman of the CEO Search Committee, Mr. Kaufman and Mr. Swienton. In October 2011, following the election of Mr. Brown to serve as our President and Chief Executive Officer, the CEO Search Committee was dissolved.

The Board’s Role in Risk Oversight

The responsibility for the day-to-day management of risk lies with our management and our management continually monitors the material risks facing Harris, including strategic risk, financial risk, operational risk, and legal and compliance risk. We have in place an enterprise risk management (“ERM”) process that, among other things, is designed to identify material risks across Harris with input from each business unit and function. Under this ERM process, which is coordinated through a cross-functional management committee, various material business risks are regularly identified, assessed and prioritized. The top risks to Harris, and any mitigation plans associated with those risks, are reported to our Board. In addition, in order to ensure dissemination of information about identified risks to management and throughout Harris, our management ERM committee regularly provides reports to our senior executives. The ERM process has been reviewed by our Board and is the subject of oversight and regular review by our Audit Committee. Harris also manages risk through numerous controls and processes embedded in our operations and such controls and processes are reviewed from time to time with the Board and/or the relevant committees.

Risk considerations also are raised in the context of a range of matters that are reported by management to our Board or one of its committees for review. For example, elements of risk are discussed by the full Board in presentations concerning Company-wide and business unit annual operating plans, three-year strategic plans, merger and acquisition opportunities, market environment updates, regular operations updates and other strategic discussions. Elements of risk related to financial reporting, internal audit, internal control over financial reporting, auditor independence and related areas of accounting, taxation, law and regulation are regularly reviewed by our Audit Committee. Elements of risks related to various aspects of U.S. and international regulatory compliance, business conduct, social responsibility, environmental matters and export/import controls are regularly reviewed by our Business Conduct and

Corporate Responsibility Committee. Elements of risk related to governance issues are regularly reviewed by our Corporate Governance Committee. Elements of risk related to liquidity, financial arrangements, capital structure and our ability to access the capital markets are regularly reviewed by our Finance Committee. The Finance Committee also reviews risks related to our retirement plans and their related investments. Elements of risk related to compensation policies and practices and talent management and succession planning are regularly reviewed by our Management Development and Compensation Committee. Each committee also regularly provides reports to the full Board.

Committee Membership

The current committee members for each of the five standing committees of our Board of Directors are as follows, with the chairperson listed first:

Audit	Business Conduct and Corporate Responsibility	Corporate Governance	Finance	Management Development and Compensation
David B. Rickard Stephen P. Kaufman Gregory T. Swienton Hansel E. Tookes II	Leslie F. Kenne Terry D. Growcock Karen Katen Hansel E. Tookes II	Lewis Hay III Thomas A. Dattilo Karen Katen Leslie F. Kenne	Gregory T. Swienton Stephen P. Kaufman David B. Rickard Dr. James C. Stoffel	Thomas A. Dattilo Terry D. Growcock Lewis Hay III Dr. James C. Stoffel

Director Retirement

We do not impose term limits for directors. It is our policy that a director who would be age 72 or older at the time of election shall not stand for re-election. A director also is expected to offer to tender automatically his or her resignation in the event of retirement or other significant change in employment position or employer, and our Board then will determine whether such director’s continued Board membership under the new circumstances is in the best interests of Harris and our shareholders, free from conflicts of interest and otherwise appropriate.

Communications with Members of our

Board of Directors

General.  Shareholders and other interested persons who wish to communicate with a member or members of our Board, including the Chairman, the Lead Independent Director, if one has been designated, the chairperson of any standing committee of the Board or the independent directors as a group, may do so by sending an e-mail message to the intended recipient or recipients c/o Secretary at corporate.secretary@harris.com. Shareholders and others also may write to the intended recipient or recipients, c/o Secretary, Harris Corporation, 1025 West NASA Boulevard, Melbourne, Florida 32919. Our Secretary will review each such communication, and if it is related to the duties and responsibilities of our Board and its committees, it will be forwarded to the appropriate recipient or recipients. Our Board has instructed our Secretary not to forward communications the Secretary deems unduly hostile, threatening, illegal or similarly inappropriate (such as surveys, spam, junk mail, resumes, service or product inquiries or complaints, solicitations or advertisements). Our Secretary will periodically provide our Board a summary of all communications received that were not forwarded to the intended recipient or recipients (other than surveys, spam, junk mail, resumes, service or product inquiries or complaints, solicitations or advertisements), and will make those communications available to any director upon request. The Chairman, the Lead Independent Director, if one has been designated, or other director in receipt of a communication for which he or she was the intended recipient will determine whether it will be sent to our full Board or a committee. If a communication is determined to be a complaint or concern pertaining to accounting, internal control or auditing matters, it will be handled in accordance with the procedures discussed below under “Accounting, Internal Control, Auditing and Certain Other Matters.”

Accounting, Internal Control, Auditing and Certain Other Matters.  Our Audit Committee has established procedures for the receipt, retention and treatment of complaints and concerns regarding accounting, internal accounting controls or auditing matters, financial reporting or disclosure matters, and other matters relating to actual or alleged violations or potential violations of any law, rule or regulation relating to securities or to fraud against shareholders. Any of our employees may communicate concerns about any of these matters to such employee’s supervisor, manager or business standards advisor, or to the Vice President, Internal Audit and Compliance or the Director of Business Conduct or certain other individuals, or on a confidential and anonymous basis by way of e-mail or our toll-free hotline numbers listed on our website and in our Standards of Business Conduct. Other persons with such complaints or concerns may contact our Vice President, Internal Audit and Compliance or Director of Business Conduct at 1025 West NASA Boulevard, Melbourne, Florida 32919. Upon receipt of a complaint or concern, a determination will be made whether it pertains to accounting, internal control, auditing, financial reporting or disclosure matters and if it does, it will be handled in accordance with the procedures established by the Audit Committee. A copy of these procedures is available on the Corporate Governance section of our website at http://harris.com/corporate_governance.

Standards of Business Conduct

All Harris employees, including the Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and other senior financial officers, are required to abide by the Harris Standards of Business Conduct, originally adopted in 1987, to help ensure that our business is conducted in a consistently ethical and legal manner. All directors are required to abide by our Directors’ Standards of Business Conduct. These standards of business conduct form the foundation of a comprehensive business conduct program that includes compliance with all laws, corporate policies and procedures, an open relationship among employees that contributes to good business conduct, and an abiding belief that we should conduct all business dealings with integrity, honesty and responsibility. Our business conduct policies cover many topics, including employment, confidentiality, environmental, health and safety, insider trading, corporate opportunities, antitrust, export control, boycotts, government contracts, international business practices, political contributions, entertainment and gifts, and use of company assets. Employees are required to report any conduct they believe in good faith to be a violation of any of our business conduct policies.

Our Standards of Business Conduct and our Directors’ Standards of Business Conduct are posted on our website at http://harris.com/about/business-conduct.aspx and also are available free of charge by written request to our Director of Business Conduct, Harris Corporation, 1025 West NASA Boulevard, Melbourne, Florida 32919. Any amendment to, or waiver from, our Standards of Business Conduct that is required to be disclosed to shareholders will be posted on our website within four business days following such amendment or waiver.

Director Nomination Process and Criteria,

and Board Diversity

Our Board is responsible for approving nominees to stand for election as directors. The Corporate Governance Committee assists the Board in this process and identifies individuals it believes to be qualified to become Board members and recommends nominees.

It is a long-standing policy of our Board to consider director nominees recommended by shareholders. A shareholder who wishes to recommend a nominee for the Corporate Governance Committee’s consideration must include at least the following information about the proposed nominee: the proposed nominee’s name, age, business or residence address, principal occupation or employment, and the written consent of the nominee to be named in the proxy statement as a nominee and to serve as a director if elected. The required information should be sent to our Secretary at 1025 West NASA Boulevard, Melbourne, Florida 32919. The Secretary will forward properly submitted shareholder-recommended nominations to the Chairperson of the Corporate Governance Committee for consideration at a future Corporate Governance Committee meeting. Individuals recommended by shareholders in accordance with these procedures will be evaluated and considered by the Corporate Governance Committee in the same manner as it evaluates other proposed nominees.

In addition to recommending nominees for consideration to the Corporate Governance Committee, shareholders also may directly propose nominees for consideration at an annual meeting of our shareholders. The requirements and procedures to be followed by shareholders for directly nominating directors are discussed beginning on page 85 under “Shareholder Proposals for the 2013 Annual Meeting of Shareholders.”

The Corporate Governance Committee also has a process for considering, reviewing and evaluating incumbent directors up for re-election. Pursuant to this process, prior to the annual meeting each director discusses participation on our Board and its committees and other relevant matters with our Chairman. Directors are also requested to discuss any concerns or issues regarding continued membership on our Board with the Chairperson of the Corporate Governance Committee. In addition, the Corporate Governance Committee reviews each director’s experience, qualifications, attributes and skills, tenure, experience, contributions, other directorships, attendance record, any changes in employment status and other information it deems helpful in considering and evaluating the director for nomination.

Our Corporate Governance Principles contain Board membership criteria that apply to nominees for a position on our Board. Our Board, based upon the recommendation of the Corporate Governance Committee (which recommendation will be based on the criteria set forth below, regardless of whether the nominee is recommended by shareholders or is identified by the Corporate Governance Committee or otherwise), will select new nominees considering the following criteria:

•	Demonstrated ability and sound judgment that usually will be based on broad experience;

•	Personal qualities and characteristics, accomplishments and reputation in the business community, professional integrity, educational background, business experience and related experience;

•	Willingness to objectively appraise management performance;

•

Current knowledge and contacts in the businesses in which we participate and in our industry or other industries relevant to our businesses, giving due consideration to potential conflicts of interest;

•	Ability and willingness to commit adequate time to Board and committee matters, including attendance at Board, committee and annual shareholder meetings;

•	The number of other boards on which the individual nominee is a member;

•

Compatibility of the individual’s experience, qualifications, attributes, skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of Harris and the interests of our shareholders; and

•	Diversity of viewpoints, background, experience, gender, race, ethnicity and similar demographics.

Our Board values diversity as a factor in selecting nominees to serve on the Board. Although there is no specific policy on diversity, the Corporate Governance Committee considers the Board membership criteria in selecting nominees for directors, including “diversity of viewpoints, background, experience, gender, race, ethnicity and similar demographics.” Such considerations may also include personal characteristics, functional background, executive or professional experience, and international experience. As a general matter the Board considers diversity in the context of the Board as a whole and takes into account the personal characteristics and experience of current and prospective directors to facilitate Board deliberations and decisions that reflect a broad range of perspectives.

Our Corporate Governance Committee has as a general matter retained a third-party search firm to assist in identifying and evaluating potential nominees, and all of our current independent directors have been identified and/or evaluated using this process.

Majority Voting for Directors

Pursuant to our By-Laws and Corporate Governance Principles, the voting standard applicable for the election of our directors in uncontested elections is a majority voting standard. An uncontested election for directors is an election where the number of properly nominated directors does not exceed the number of director positions to be filled. In contested director elections, the plurality voting standard will apply, which means the nominees receiving the greatest numbers of votes will be elected to serve as directors.

To be elected in an uncontested election under the majority voting standard, a director nominee must receive more “For” votes than “Against” votes. Abstentions and broker non-votes will have no effect in an uncontested election of directors since only votes cast “For” or “Against” a nominee will be counted. If an incumbent director nominee does not receive a greater number of “For” votes than “Against” votes, he or she must promptly offer to tender his or her resignation following certification of the vote. The Corporate Governance Committee shall consider the resignation offer and shall recommend to our Board the action to be taken. Our Board shall take action within 90 days following certification of the vote, unless such action would cause us to fail to comply with NYSE independence or other legal requirements, in which event our Board shall take action as promptly as practicable while continuing to meet such requirements. Our Board also will promptly publicly disclose its decision and the reasons therefor. If our Board does not accept the resignation, the nominee will continue to serve until the next annual meeting and until his or her successor shall be duly elected and qualified, or until his or her prior resignation, death or removal. If our Board accepts the resignation, then our Board, in its sole discretion, may fill any resulting vacancy or may chose not to fill the vacancy and to decrease the size of our Board.

The election of directors at the 2012 Annual Meeting of Shareholders is an uncontested election and thus the majority voting standard applies.

DIRECTOR COMPENSATION AND BENEFITS

Our Board compensation program is intended to attract and retain directors with demonstrated ability, integrity, judgment and experience to fulfill their responsibility to oversee management and to develop and oversee the implementation of strategies aimed at creating sustainable long-term value for our shareholders. The program also is intended to recognize the time commitments and potential liability associated with serving on the board of a public company.

The form and amount of director compensation is periodically reviewed and assessed by the Corporate Governance Committee. The Corporate Governance Committee reviews broad survey data concerning director compensation practices, levels and trends for companies comparable to us in revenue, businesses and complexity, which data is requested by or on behalf of the Corporate Governance Committee from compensation consultants, including Towers Watson & Co. Changes to director compensation, if any, are recommended by the Corporate Governance Committee to our Board for action. Employee directors are not separately compensated for service as a director.

Retainer and Attendance Fees

Directors who are not employees of Harris currently receive the following fees, as applicable, for their services on our Board:

•	$55,000 basic annual cash retainer, payable on a quarterly basis;

•	$150,000 annual cash retainer, payable on a quarterly basis, for service as non-executive Chairman of the Board;

•	$20,000 annual cash retainer, payable on a quarterly basis, for service as Chairperson of the Audit Committee;

•	$15,000 annual cash retainer, payable on a quarterly basis, for service as the Chairperson of each standing committee of our Board other than the Audit Committee;

•	$2,000 attendance fee for each meeting or telephonic meeting of our Board; and

•	$2,000 attendance fee for each meeting or telephonic meeting of each standing committee of our Board and for attendance at any other event for or on our behalf.

The cash retainer payable for a quarter is pro-rated, based upon period of service, if a director does not serve on the Board or as non-executive Chairman or Chairperson of a committee for the entire quarter. Independent directors may not receive, directly or indirectly, any consulting, advisory or other compensatory fees from us. In fiscal 2012, a one-time fee was paid to the three directors comprising the special CEO Search Committee for their service on the CEO Search Committee. This fee was $25,000 for Mr. Dattilo, Chairperson of the CEO Search Committee, and $15,000 for each of Messrs. Kaufman and Swienton.

Equity Awards and Deferred Compensation

We maintain the Harris Corporation 2005 Directors’ Deferred Compensation Plan, as amended and restated (the “Directors’ Deferred Compensation Plan”), an unfunded, non-qualified, deferred compensation plan for the benefit of our non-management directors. Under the Directors’ Deferred

Compensation Plan, on January 1, April 1, July 1 and October 1 of each year, we currently credit each non-employee director’s account with a number of Harris stock equivalent units (each unit is equivalent in value to one share of our common stock) having an aggregate fair market value equal to $29,000 (for an annual rate of $116,000), which amount may be changed from time to time by our Board.

In addition, under the Directors’ Deferred Compensation Plan, prior to the commencement of a calendar year, each non-employee director may make an irrevocable election to defer all or a portion of his or her cash director compensation for the subsequent year or years. The Directors’ Deferred Compensation Plan replaced the 1997 Directors’ Deferred Compensation and Annual Stock Unit Award Plan (the “1997 Directors’ Plan”). Effective December 31, 2004 no further deferrals of director compensation were permitted and no further annual awards of Harris stock equivalent units were made under the 1997 Directors’ Plan.

Amounts deferred at the election of a non-employee director under such plans are deemed to be invested, in the non-employee director’s discretion, in investment alternatives that mirror those available under our Retirement Plan or in Harris stock equivalent units based upon the fair market value of Harris common stock on the date the deferral is credited to the non-employee director’s plan account. A non-employee director may not transfer or reallocate amounts deferred into other investments into Harris stock equivalent units. Amounts credited in Harris stock equivalent units may be reallocated into any other investment alternatives provided director minimum stock ownership guidelines are satisfied. Each Harris stock equivalent unit is credited with dividend equivalents equal to the dividends paid on our common stock, which are deemed reinvested in additional Harris stock equivalent units. Amounts invested in Harris stock equivalent units shall be appropriately adjusted in the event of any stock dividend or split, recapitalization, merger, spin-off, extraordinary dividends or other similar events.

A non-employee director may elect to receive deferred amounts either in a cash lump sum on a date certain within five years after his or her resignation or retirement, or in annual substantially equal cash installments over a designated number of years beginning on a date certain within five years after a director’s resignation or retirement, provided that all amounts are fully paid within 10 years after resignation or retirement.

In the event of the non-employee director’s death, payment will be made to the non-employee director’s beneficiary within 90 days following the death.

Within 90 days following a change in control and to the extent permitted by Federal tax laws, each non-employee director (or former non-employee director) will receive a lump sum cash payment equal to the then-remaining balance in his or her deferred accounts. If payment within 90 days following a change in control is not permitted by Federal tax laws, then payment will be made at the time and in the form that payment would have been made if a change in control had not occurred.

Amounts credited to directors’ accounts in the director deferred compensation plans may be partially or fully funded by a grantor trust, also known as a “rabbi trust.” Upon a change in control, we are required to fund such “rabbi trust” in an amount equal to the amounts credited to the directors’ accounts, as well as anticipated trust and trustee fees and expenses. In all cases, the assets in such trust are subject to the claims of our creditors, and directors are treated as our unsecured general creditors.

Reimbursement, Insurance and Charitable

Gift Matching

We reimburse each non-employee director for travel and out-of-pocket expenses incurred in connection with attendance at Board and committee meetings and other meetings on our behalf and for the costs and expenses of attending director education programs. Spouses or guests are invited occasionally to accompany directors to Board-related events, for which we pay or reimburse travel and related expenses. In addition, we provide each non-employee director with accidental death and dismemberment insurance in the amount of up to $200,000 and business travel insurance of up to an additional $200,000 in the event that he or she is involved in an accident while traveling on business relating to our affairs. We pay the premiums for such insurance, and the total aggregate premiums for coverage for all non-employee directors during fiscal 2012 was $133. We also provide liability insurance coverage for all of our directors and officers.

Non-employee directors may participate in the Harris Foundation charitable gift matching program available to all employees, where the Harris Foundation matches contributions to eligible post-secondary educational institutions and charitable organizations up to an annual maximum of $10,000 per employee or director.

Fiscal 2012 Compensation of Non-Employee Directors

The following table sets forth information regarding compensation paid to each of our non-employee directors for fiscal 2012. We currently do not have a non-equity incentive plan or pension plan for directors.

Name*	Fees Earned or Paid in Cash $(1)	Stock Awards $(2)	Option Awards $(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings $(4)	All Other Compensation $(5)	Total $
Thomas A. Dattilo	$224,500	$116,000	$0	$0	$0	$340,500
Terry D. Growcock	$99,000	$116,000	$0	$0	$10,000	$225,000
Lewis Hay III	$122,500	$116,000	$0	$0	$10,000	$248,500
Karen Katen	$93,000	$116,000	$0	$0	$0	$209,000
Stephen P. Kaufman	$116,000	$116,000	$0	$0	$10,000	$242,000
Leslie F. Kenne	$112,500	$116,000	$0	$0	$0	$228,500
David B. Rickard	$119,000	$116,000	$0	$0	$0	$235,000
Dr. James C. Stoffel	$101,000	$116,000	$0	$0	$3,700	$220,700
Gregory T. Swienton	$131,500	$116,000	$0	$0	$10,000	$257,500
Hansel E. Tookes II	$97,000	$116,000	$0	$0	$0	$213,000

*	Mr. Peter W. Chiarelli was appointed to our Board following the end of fiscal 2012.

(1)	Amounts shown in the “Fees Earned or Paid in Cash” column reflect total cash compensation paid to each director in respect of fiscal 2012 for Board, Board committee, committee Chairperson and non-executive Chairman retainers and meeting fees and include amounts that may have been deferred at the director’s election and credited to accounts in our Directors’ Deferred Compensation Plan. Amounts shown also include a one-time cash payment of $25,000 to Mr. Dattilo for service as chairperson of the CEO Search Committee and a one-time cash payment of $15,000 each to Messrs. Kaufman and Swienton for service as a member of the CEO Search Committee.

(2)	Amounts shown under the “Stock Awards” column reflect the aggregate grant date fair value computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“ASC 718”), for fiscal 2012 with respect to the Harris stock equivalent units awarded to each director in respect of fiscal 2012 and credited to each such director’s account under the Directors’ Deferred Compensation Plan as described above. Under ASC 718, the fair value of these stock awards is determined as of the grant date using the closing market price of Harris common stock on the date of grant. Each non-employee director’s account under the Directors’ Deferred Compensation Plan was credited on October 1, 2011, January 1, 2012 and April 1, 2012 and July 1, 2012 with Harris stock equivalent units having a grant date fair value of $29,000. These amounts reflect our accounting for these stock equivalent unit awards and do not correspond to the actual values that may be realized by the directors.

As of June 29, 2012, our non-employee directors had the following aggregate number of Harris stock equivalent units accumulated in their deferred accounts for all years of service as a director, from deferrals of cash compensation and awards of Harris stock equivalent units, including additional Harris stock equivalent units credited as a result of dividend equivalents earned with respect to such Harris stock equivalent units: Thomas A. Dattilo — 32,871 units; Terry D. Growcock — 18,827 units; Lewis Hay III — 55,772 units; Karen Katen — 71,956 units; Stephen P. Kaufman — 31,118 units; Leslie F. Kenne — 20,183 units; David B. Rickard — 51,965 units; Dr. James C. Stoffel — 22,573 units; Gregory T. Swienton — 63,173 units; and Hansel E. Tookes II — 19,114 units.

(3)	The use of stock options as an element of compensation for our directors was discontinued in December 2004. Options previously awarded to our non-employee directors are nonqualified for tax purposes. Such options were priced using the closing market price of our stock on the date of grant. All such options became fully vested in accordance with their terms on or prior to October 22, 2007. Options granted to non-employee directors expire no later than 10 years after the date of grant.

As of June 29, 2012, the following directors held the following aggregate number of outstanding stock options: Thomas A. Dattilo — 5,285; Lewis Hay III — 8,456; Karen Katen — 8,456; Stephen P. Kaufman — 5,285; Leslie F. Kenne — 8,456; David B. Rickard — 12,684; and Dr. James C. Stoffel — 12,684.

(4)	There were no above-market or preferential earnings in our director deferred compensation plans.

(5)	As noted above, non-employee directors may participate in our charitable gift matching program up to an annual limit of $10,000 per director. While our directors participate on the same basis as our employees, SEC rules require that the amount of a director’s participation in a charitable matching program be disclosed. The amounts shown for Messrs. Growcock, Hay, Kaufman, Stoffel and Swienton represent the amount of charitable gift matching payments made during fiscal 2012.

Stock Ownership Guidelines for

Non-Employee Directors

To further align the interests of members of our Board and shareholders, our Board has previously approved stock ownership guidelines for our non-employee directors. Our directors are expected to own, within five years after election or appointment to our Board, Harris stock or stock equivalents having a minimum value of $275,000 (based upon the current $55,000 basic annual cash retainer). As of September [—], 2012, all of our non-employee directors met the stock ownership guidelines or were on track to achieve their ownership guidelines within the applicable compliance timeframe.

Indemnification

We have entered into indemnification agreements with each of our directors and Board- elected officers, including the executive officers named in the Summary Compensation Table on page 54. These agreements require us to indemnify these directors and officers with respect to their activities as a director, officer or employee of Harris, or when serving at our request as a director, officer or trustee of another corporation, trust or other enterprise, against expenses (including attorneys’ fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by them in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative to which they are, or are threatened to be made, parties as a result of their service to us.

Under the indemnification agreements, each director or officer will continue to be indemnified with respect to suits or proceedings arising from his or her service to us, even after ceasing to occupy a position as an officer, director, employee or agent of Harris.

OUR LARGEST SHAREHOLDERS

The rules of the SEC require disclosure regarding any persons known to us to be a beneficial owner of more than 5% of our common stock. The following table sets forth as of August 15, 2012 the beneficial ownership of our common stock by each person who has reported to the SEC beneficial ownership of more than 5% of our common stock, based on the reports filed by these persons.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
T. Rowe Price Associates, Inc	9,077,208	(1)	7.8	%(1)
100 E. Pratt Street Baltimore, MD 21202

The Vanguard Group, Inc.	6,204,659	(2)	5.35	%(2)
100 Vanguard Boulevard Malvern, PA 19355

LSV Asset Management	6,185,330	(3)	5.34	%(3)
155 N. Wacker Drive, Suite 4600 Chicago, IL 60606

Blackrock, Inc.	6,143,875	(4)	5.31	%(4)
40 East 52nd Street New York, NY 10022

Ameriprise Financial, Inc.	5,882,923	(5)	5.08	%(5)
145 Ameriprise Financial Center Minneapolis, MN 55474 and Columbia Management Investment Advisors, LLC 225 Franklin Street Boston, MA 02110

(1)	Beneficial and percentage ownership information is based on information contained in Schedule 13G filed with the SEC on February 13, 2012 by T. Rowe Price Associates, Inc. The schedule indicates that as of December 31, 2011, T. Rowe Price Associates, Inc. had sole voting power over 2,191,600 shares, shared voting power over 0 shares, sole dispositive power over 9,077,208 shares, and shared dispositive power over 0 shares.

(2)	Beneficial and percentage ownership information is based on information contained in Schedule 13G filed with the SEC on February 8, 2012 by The Vanguard Group, Inc. The schedule indicates that as of December 31, 2011, The Vanguard Group, Inc. had sole voting power over 163,989 shares, shared voting power over 0 shares, sole dispositive power over 6,040,670 shares, and shared dispositive power over 0 shares.

(3)	Beneficial and percentage ownership information is based on information contained in Schedule 13G filed with the SEC on February 2, 2012 by LSV Asset Management. The schedule indicates that as of December 31, 2011, LSV Asset Management had sole voting power over 6,185,330 shares, shared voting power over 0 shares, sole dispositive power over 6,185,330 shares, and shared dispositive power over 0 shares.

(4)	Beneficial and percentage ownership information is based on information contained in Amendment No. 3 to Schedule 13G filed with the SEC on February 13, 2012 by Blackrock, Inc. The schedule indicates that as of December 30, 2011, Blackrock, Inc. had sole voting power over 6,143,875 shares, shared voting power over 0 shares, sole dispositive power over 6,143,875 shares, and shared dispositive power over 0 shares.

(5)	Beneficial and percentage ownership information is based on information contained in Amendment No. 1 to Schedule 13G filed with the SEC on February 13, 2012 by Ameriprise Financial, Inc. and Columbia Management Investment Advisers, LLC. The schedule indicates that as of December 31, 2011, Ameriprise Financial, Inc. and Columbia Management Investment Advisers, LLC each had sole voting power over 0 shares, shared voting power over 4,638,462 shares, sole dispositive power over 0 shares, and shared dispositive power over 5,882,923 shares.

SHARES HELD BY OUR DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the beneficial ownership of shares and equivalent units of our common stock, as of August 15, 2012, by: (a) each member of the Board then serving as a director, including the nominees for election at the 2012 Annual Meeting, (b) our Chief Executive Officer and each other named executive officer, and (c) all of our directors and executive officers as a group. Except as otherwise noted, the named individual had sole voting and investment power with respect to the securities. As of August 15, 2012, no individual director, nominee for director or named executive officer beneficially owned 1% or more of our common stock. As of August 15, 2012, our directors and executive officers, as a group, beneficially owned less than 1% of our common stock.

Name	Shares Beneficially Owned			Stock Equivalent Units(4)
	Shares Owned(1)	Shares Under Exercisable Options(2)	Total Shares Beneficially Owned(3)
DIRECTORS*:
Thomas A. Dattilo	0	5,285	5,285	32,871
Terry D. Growcock	1,021	0	1,021	18,827
Lewis Hay III	4,228	8,456	12,684	55,772
Karen Katen	10,000	8,456	18,456	71,956
Stephen P. Kaufman	4,000	5,285	9,285	31,118
Leslie F. Kenne	0	8,456	8,456	20,183
David B. Rickard	0	12,684	12,684	51,965
James C. Stoffel	0	12,684	12,684	22,573
Gregory T. Swienton	0	0	0	63,173
Hansel E. Tookes II	1,000	0	1,000	19,114
NAMED EXECUTIVE OFFICERS:
William M. Brown**	0	0	0	139,075
Gary L. McArthur(5)	71,862	215,481	287,343	45,889
Dana A. Mehnert(5)	52,240	126,387	178,627	38,716
Daniel R. Pearson(5)	75,678	152,539	228,217	16,300
Jeffrey S. Shuman(5)	55,346	140,880	196,226	19,427
Howard L. Lance(5)	195,607	902,408	1,098,015	5,616
All Directors and Executive Officers, as a group (17 persons)(6)	297,721	765,368	1,063,089	661,091

*	Mr. Peter W. Chiarelli was appointed to our Board on August 16, 2012.
**	Also serves as a director.

(1)	Includes shares over which the person or members of his or her immediate family hold or share voting and/or investment power and excludes shares listed under the columns “Shares Under Exercisable Options” and “Stock Equivalent Units.” For named executive officers and other executive officers, includes shares owned through our Retirement Plan.

(2)	Includes shares underlying options granted by us that are exercisable as of August 15, 2012, and shares underlying options that become exercisable within 60 days thereafter.

(3)	Represents the total of shares listed under the columns “Shares Owned” and “Shares Under Exercisable Options.”

(4)	For the non-employee directors, this column represents stock equivalent units credited under our 1997 Directors’ Plan and our Directors’ Deferred Compensation Plan discussed above under “Director Compensation and Benefits.” Stock equivalent units deferred under our 1997 Directors’ Plan and Directors’ Deferred Compensation Plan are settled in cash following a director’s resignation, retirement or death, may not be voted and may be reallocated into other investment alternatives as discussed above under “Director Compensation and Benefits.” For the named executive officers, this column includes amounts deferred in the form of stock equivalent units under our Supplemental Executive Retirement Plan (“SERP”), which are settled in cash following, or under certain circumstances prior to, retirement. Stock equivalent units deferred under the SERP may not be voted and may be reallocated into other investment alternatives. Amounts in this column are not included in the “Total Shares Beneficially Owned” column. For the named executive officers, this column also includes performance share units and restricted stock units that have been granted and for which the performance period or restricted period has not ended and which have not vested and are subject to adjustment, as follows: Mr. Brown — 139,075 performance share units; Mr. McArthur — 16,200 performance share units and 26,800 restricted stock units; Mr. Mehnert — 12,400 performance share units and 25,000 restricted stock units; Mr. Pearson —15,100 performance share units and 1,200 restricted stock units; and Mr. Shuman — 9,800 performance share units and 9,000 restricted stock units.

(5)	The shares reported as beneficially owned by the named executive officers include performance shares and restricted shares as to which the named individuals have sole voting power but no investment power, as follows: Mr. McArthur — 29,600 performance shares; Mr. Mehnert — 22,800 performance shares and 9,000 restricted shares; Mr. Pearson — 25,100 performance shares and 5,000 restricted shares; Mr. Shuman — 22,300 performance shares and 4,000 restricted shares; and Mr. Lance — 80,864 performance shares.

(6)	The shares reported as beneficially owned by all directors and executive officers as of August 15, 2012, as a group, include 131,900 performance shares and restricted shares awarded to the executive officers as to which the executive officers have sole voting power but no investment power. No directors or executive officers have pledged any shares of our common stock.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The “Compensation Discussion and Analysis” section of this proxy statement is intended to help shareholders understand our overall executive compensation program, objectives, framework and elements and to discuss and analyze the basis for the compensation paid with respect to fiscal 2012 to our named executive officers shown in the Summary Compensation Table on page 54 and in the other tables and narrative discussion that follow. The focus of this Compensation Discussion and Analysis is to provide background and information that is relevant regarding the decisions of our Management Development and Compensation Committee (the “Compensation Committee”) and Board about compensation for such named executive officers. Our named executive officers for fiscal 2012 were:

•	William M. Brown, President and Chief Executive Officer;

•	Gary L. McArthur, Senior Vice President and Chief Financial Officer;

•	Dana A. Mehnert, Group President, RF Communications;

•	Daniel R. Pearson, Executive Vice President and Chief Operating Officer;

•	Jeffrey S. Shuman, former Senior Vice President and Chief Human Resources and Administrative Officer; and

•	Howard L. Lance, former Chairman, President and Chief Executive Officer.

In this proxy statement, we refer to Messrs. McArthur, Mehnert, Pearson and Shuman as our “other named executive officers.”

Executive Summary

Overall Philosophy and Objectives of Our Executive Compensation Program

The overall objective of our executive compensation program is to encourage and reward the creation of sustainable, long-term shareholder value. The following principles provide a framework for our executive compensation program:

•

Alignment with Shareholders’ Interests — We believe executives’ interests are more directly aligned with the interests of our shareholders when compensation programs emphasize an appropriate balance of both short- and long-term financial performance, are impacted by the value of our stock and require ownership of our stock.

•

Competitiveness — To attract qualified executives, motivate performance and retain, develop and reward executives with the abilities and skills needed to build long-term shareholder value, we believe an executive’s total compensation should be competitive.

•

Motivate Achievement of Financial Goals and Strategic Objectives — We believe an effective way to create long-term shareholder value is to reach our short- and long-term financial goals and strategic objectives and to make a significant portion of an executive’s overall compensation dependent on the achievement of such goals and objectives and on the value of our stock. We seek to establish financial targets that are challenging and that require significant effort on the part of the executive team, taking into consideration our prior-year performance, existing business conditions and the markets in which we participate. Such financial targets are also aligned with our annual operating plan and our long-term strategic plan. Additionally, we believe the portion of an executive’s total compensation that varies with our performance should be a function of the executive’s responsibilities and ability to influence results. As an executive’s responsibility increases, so should the amount of performance-based, at-risk compensation.

•

Reward Superior Performance — We believe that while total compensation for an executive should be both competitive and tied to achievement of financial goals and strategic objectives, performance that exceeds target should be appropriately rewarded.

Key Features of Our Executive Compensation Program

Key features of our executive compensation program include the following:

•	Executive compensation decisions are made by independent members of our Board or by the Compensation Committee, which is made up of independent members;

•	Our Compensation Committee has retained an independent executive compensation consulting firm to provide objective analysis, advice and information and to provide no other services to us;

•

Each element of our executive compensation program is addressed in the context of competitive practices. We generally target an executive officer’s target direct annual compensation to be within 10% below or 10% above the median for comparable positions at companies in our comparison group, with actual compensation delivered based on our performance;

•

A significant portion of each executive’s compensation is based upon performance as measured against pre-determined financial measures and targets. We believe our financial performance targets are challenging and achievable;

•

Incentive programs are designed to drive annual operating performance as well as sustained profitable growth over the longer term. Our Annual Incentive Plan is aligned with annual objectives by using key measures of annual financial performance such as revenue and operating income. For fiscal 2013, we will also include cash flow as a performance measure for our annual cash incentive opportunity. Our long-term compensation uses a balanced portfolio of compensation elements, including stock options, performance share units and in more limited circumstances, restricted stock units;

•	There is a strong relationship between an executive’s compensation and our stock price performance because a significant portion of each executive’s compensation is in the form of equity;

•	We have added a relative total shareholder return adjustment metric to performance share unit awards to further align the payout with our stock price performance;

•	We maintain meaningful stock ownership guidelines that align executives’ interests with those of our shareholders;

•

Named executive officers receive a relatively low percentage of their overall compensation in the form of base salary. For fiscal 2012, base salary as a percentage of total target direct compensation for Mr. Brown was 17% and for our other named executive officers was 24% on average;

•	We have eliminated almost all executive perquisites;

•	Our equity plans prohibit option repricing and back-dating;

•	Our “clawback” policy entitles us to recover incentive payments from executives following a restatement of our financial statements;

•	Benefits are payable under executive change in control severance agreements only on a “double trigger” basis (i.e., a change in control and a qualifying termination of employment);

•

Tax gross-ups are not provided on new or materially modified change in control severance agreements and we no longer provide tax reimbursement or gross-up payments to our executive officers other than for those gross-up payments associated with broad-based benefits such as relocation plans;

•	Dividend equivalents on performance share units will be accrued and paid only if the award ultimately is earned at the end of the performance period;

•

Executives and other employees are prohibited from engaging in short sales with respect to Harris stock or entering into puts, calls or other “derivative” transactions with respect to our securities; and

•	Our compensation programs are designed to discourage inappropriate risk taking and we annually conduct a risk assessment of our compensation programs.

Business Environment

Harris is an international communications and information technology company serving government and commercial markets in more than 125 countries. We are dedicated to developing best-in-class assured communications® products, systems and services for global markets, including RF communications, integrated network solutions and government communications systems. We serve both domestic and international customers with products and services that have defense, civil and commercial applications, with our largest customers being agencies of the U.S. Government. In fiscal 2012, sales to U.S. Government customers, including the Department of Defense and intelligence and civilian agencies, as well as foreign military sales funded through the U.S. Government, whether directly or through prime contractors, were 70% of our total revenue. We have more than 15,000 employees, including more than 6,000 engineers and scientists. Our common stock is listed on the New York Stock Exchange.

Fiscal 2012 was a period of transition for us. Mr. Lance retired after nearly nine years as Chairman, President and Chief Executive Officer. Mr. Brown became President and Chief Executive Officer in November 2011 and Mr. Dattilo was appointed non-executive Chairman of the Board effective January 1, 2012. We faced challenging business conditions during fiscal 2012 due to the muted U.S. economic recovery, uncertainty regarding U.S. Government budgets and uncertainty in world financial markets. Opportunities for expansion in many of our markets also have been limited by the continuing debate on deficit reform, reductions mandated by the Budget Control Act of 2011 (the “BCA”), and the potential for further reductions of the defense budget in the event of sequestration under the BCA, which imposes automatic, across-the-board U.S. Government budgetary spending cuts. In fiscal 2012, we accelerated actions to further position Harris for profitable growth. During the third quarter of fiscal 2012, we adopted a plan to exit our cyber integrated solutions operation and to dispose of the related assets. In connection with such exit, we recorded pre-tax charges of $142.6 million. During the fourth quarter of fiscal 2012, after a thorough review of our business portfolio and evaluation of strategic alternatives for our Broadcast Communications business, we determined that the Broadcast Communications business was no longer aligned with our long-term strategy. As a result, we commenced a process to divest the Broadcast Communications business. During fiscal 2012, we also recorded non-cash impairment charges of $447.6 million related to Broadcast Communications goodwill and other assets.

Highlights of our fiscal 2012 financial results include:

•	Revenue increased from $5.42 billion in fiscal 2011 to $5.45 billion in fiscal 2012;

•

Income from continuing operations per diluted common share increased from $4.69 in fiscal 2011 to $4.80 in fiscal 2012; however, there was a loss from discontinued operations per diluted common share of $4.54 in fiscal 2012;

•	Net cash provided by operating activities increased from $833.1 million in fiscal 2011 to $852.9 million in fiscal 2012;

•	We repurchased 12,242,843 shares of our common stock in fiscal 2012 as part of a new $1 billion share repurchase authorization approved by our Board in the first quarter of fiscal 2012; and

•

We increased our quarterly cash dividend twice, from $0.25 per share to $0.28 per share in July 2011 and then to $0.33 per share in February 2012, for an annualized cash dividend rate of $1.32 for the last two quarters of fiscal 2012. Further, effective for the first quarter of fiscal 2013, on August 25, 2012 our Board increased our quarterly cash dividend rate from $0.33 per share to $0.37 per share, for an annualized cash dividend rate of $1.48.

Summary of Fiscal 2012 Compensation Actions

The following summarizes the named executive officer compensation actions taken by the Compensation Committee and independent members of our Board in fiscal 2012:

•	We provided base salary increases for our named executive officers as follows:
-	Mr. McArthur – 2.7% for merit,
-	Mr. Mehnert – 10.6% for merit and a market adjustment,
-	Mr. Pearson – 9.4% for merit and a market adjustment,
-	Mr. Shuman – 2.4% for merit, and
-	Mr. Lance – no increase;

•	We increased the annual cash incentive targets for our named executive officers as follows:

-	Mr. McArthur – 2.5% for merit,
-	Mr. Mehnert – 10.3% for merit and a market adjustment,
-	Mr. Pearson – 8.7% for merit and a market adjustment,
-	Mr. Shuman – 3.3% for merit, and
-	Mr. Lance – no increase;
•

The fiscal 2012 annual cash incentive payout to Messrs. McArthur, Pearson, Shuman and Lance was well below target, paying out at 46% of the target based upon our financial performance compared to our targets;

•	We granted restricted stock units to Messrs. McArthur, Mehnert and Shuman primarily for retention purposes, especially in light of our CEO succession and transition process;

•

We entered into an employment agreement with Mr. Brown in the second quarter of fiscal 2012 to become our President and Chief Executive Officer. Mr. Brown’s compensation arrangement includes one-time “transition” compensation (cash sign-on bonus, performance share units and stock options) in large part intended as a “make-whole” for the substantial amount of long-term compensation he forfeited to join us. Much of the compensation provided to Mr. Brown is performance-based. The Compensation Committee believes the transition-related portion of Mr. Brown’s compensation agreement was critical to Mr. Brown’s decision to accept employment with us;

•

We entered into a retirement agreement with Mr. Lance. As part of the overall retirement arrangement with Mr. Lance and in recognition of Mr. Lance’s contributions to our success during his nearly nine-year tenure as our Chairman, President and Chief Executive Officer, we modified the terms of outstanding stock options and performance shares previously granted to him to permit them to continue to vest and remain outstanding, as described below. This was done in order to allow Mr. Lance an opportunity to realize the value of such awards reflective of such contributions. The payout of Mr. Lance’s performance shares remains subject to the attainment of the applicable performance metrics, and also is subject to pro-ration for the performance period occurring through his retirement date, if earned. These modifications resulted in non-cash incremental fair value charges which are reflected in his fiscal 2012 compensation as set forth in the Summary Compensation Table on page 54. The overall retirement arrangement with Mr. Lance also included a supplemental retirement benefit in the form of a life annuity. The amount of the life annuity was approximately 87% of the early retirement life annuity he would have received with 10 years of service under the supplemental pension plan originally entered into with Mr. Lance in 2005, and further reduced by an additional early retirement reduction factor, reflecting Mr. Lance’s 8.7 years of service as our Chief Executive Officer; and

•

The performance-based portion of fiscal 2012 total target direct compensation (consisting of base salary, annual cash incentive target, performance share units and stock options, but excluding retention, transition compensation or other benefits) as a percentage of such fiscal 2012 total target direct compensation was 83% for Mr. Brown and more than 75% for our other named executive officers on average.

Our Executive Compensation Process

The philosophy, objectives, elements, policies and practices of compensation for our executive officers are set by the Compensation Committee. In approving compensation levels, individual objectives and financial targets for our named executive officers, the Compensation Committee reviews the relationship between our executive compensation program and the achievement of our financial goals and strategic objectives, with an emphasis on creating a “pay for profitable growth” environment.

The Compensation Committee has the authority to retain compensation consultants and other advisors to assist in fulfilling its duties and responsibilities. For the past several years, the Compensation Committee has directly retained Pearl Meyer & Partners, an independent executive compensation consulting firm, to provide objective analysis, plan design recommendations, advice and information, including competitive market data, to the Compensation Committee related to CEO compensation and the compensation of other executive officers. Pearl Meyer & Partners also provided the Compensation Committee with analysis, advice and information relating to the terms of employment and compensation for Mr. Brown, our current President and Chief Executive Officer, and also for the terms of Mr. Lance’s retirement and separation. Pearl Meyer & Partners performs services at the direction and under the supervision of the Compensation Committee and does not provide any other services to Harris.

The Compensation Committee considers recommendations from our CEO in making decisions regarding our executive compensation program and the compensation of our other executive officers. As part of the annual compensation planning process, our CEO recommends targets for our incentive compensation programs. Following an annual performance review process, our CEO recommends specific compensation for our other executive officers, including base salary adjustments and cash incentive and equity awards. Our CEO also presents to the Compensation Committee his evaluation of each such executive officer’s contributions during the previous year, including strengths and development needs, and reviews succession plans for each of the executive positions.

After input from our CEO, as well as from Pearl Meyer & Partners, and following the assessment of compensation trends and competitive market data, the Compensation Committee determines what changes, if any, should be made to the executive compensation program and sets the level of compensation for our executive officers, other than our CEO. As part of this process, the Compensation Committee reviews each executive officer’s three-year compensation history (“tally sheets”), including base salary, annual cash incentive and equity awards, and also reviews the types and levels of other benefits such as change in control severance agreements and retirement plans. In the case of our CEO, the review and final compensation decisions are made by the independent directors of our Board, giving due consideration to the Compensation Committee’s recommendations.

In setting the levels of compensation at the start of the fiscal year, the Compensation Committee also establishes the short- and long-term financial measures, weighting and targets for performance-based, at-risk compensation. For our CEO, such measures, weighting and targets are established by the independent directors of our Board, giving due consideration to the Compensation Committee’s recommendations. The specific financial measures, weighting and targets are intended to encourage and reward the creation of sustainable, long-term value for our shareholders and are aligned with our Board-approved, long-term strategic plan and our annual operating plan.

At the end of each fiscal year, the independent directors of our Board meet in executive session without the CEO or other members of management present under the leadership of the Chairperson of the Compensation Committee to conduct a performance review of our CEO. During such review, the directors evaluate the CEO’s achievement of agreed-upon objectives established at the start of the fiscal year, our overall performance, the CEO’s personal self-evaluation of his performance over the past fiscal year and other accomplishments. The Compensation Committee also receives a specific compensation recommendation from our CEO for the other executive officers, which recommendation is based upon an assessment of each executive’s performance, achievement of objectives established at the start of the fiscal year for the executive and his or her business unit or organization within the company, contribution to our performance and other accomplishments.

While compensation levels may differ among our named executive officers based upon competitive factors and the role, responsibilities and performance of each named executive officer, there are no material differences in our compensation policies or the manner in which total direct compensation opportunity is determined for any of our named executive officers. The material elements of our executive compensation program applicable to our named executive officers also apply to our other executive officers.

Information regarding consideration of elements of our risk related to our compensation policies and practices is set forth below in the “Relationship Between Compensation Plans and Risk” section of this proxy statement beginning on page 52.

Consideration of 2011 Advisory “Say-on-Pay” and “Say-on-Frequency” Voting Results

At our 2011 Annual Meeting of Shareholders, our shareholders were presented with an advisory vote to approve the compensation of our named executive officers as disclosed in our 2011 proxy statement. Approximately 94.6% (exclusive of abstentions) of the shares voted on this proposal were cast in support of our 2011 executive compensation and related disclosures. The Compensation Committee viewed the results of this vote as general broad shareholder support for our executive compensation program. Accordingly, the Compensation Committee did not make changes to our executive compensation program as a result of the advisory vote. The Compensation Committee and Board will continue to consider the outcome of shareholder advisory votes on executive compensation when making future decisions relating to the compensation of our named executive officers and our executive compensation program and policies.

At our 2011 Annual Meeting of Shareholders, our shareholders strongly supported a frequency of “every year” for holding future advisory votes to approve the compensation of our named executive officers, consistent with the recommendation of our Board. As a result, we have decided to submit a separate resolution to approve the compensation of our named executive officers to our shareholders for an advisory vote on an annual basis. See Proposal 2 beginning on page 78 of this proxy statement.

Competitive Considerations

Each element of our executive compensation program is addressed in the context of competitive practices. In general, the Compensation Committee sets total target compensation for our CEO and other executives to fall between the 40th to 60th percentile of total target compensation of our comparison group. While the Compensation Committee reviews survey data, it uses discretion in setting an executive’s compensation after considering experience, position, tenure and contributions. For fiscal 2011, the Compensation Committee engaged Pearl Meyer & Partners to assess the composition of our comparison group, median pay levels for our CEO and other executive officers, the competitive position of the compensation for our CEO and other executive officers and the mix and elements of such compensation. Given the CEO succession process that was underway the latter part of fiscal 2011 and the early part of fiscal 2012, the analysis of the compensation levels for executives at our comparison group was not requested by the Compensation Committee in establishing fiscal 2012 target compensation levels. The Compensation Committee did, however, consider broad competitive market data as a reference in setting fiscal 2012 target compensation levels. The comparison group used for our CEO and other executive officers consists of companies with one or more of the following attributes: business operations and business models in the markets in which we participate; similar revenue and market capitalization; and businesses that compete with us for executive talent. For fiscal 2011 and fiscal 2012, the comparison group consisted of the following 21 companies:

• Agilent Technologies, Inc.	• Molex Incorporated
• Alliant Techsystems Inc.	• NCR Corporation
• AMETEK, Inc.	• Oshkosh Corporation
• Amphenol Corporation	• Pitney Bowes Inc.
• Applied Materials, Inc.	• Precision Castparts Corp.
• CACI, Inc.	• Rockwell Automation, Inc.
• Diebold, Incorporated	• Rockwell Collins, Inc.
• Garmin Ltd.	• SAIC, Inc.
• Goodrich Corporation	• Spirit Aerosystems Holdings, Inc. • Unisys Corporation
• ITT Corporation
• L-3 Communications Holdings, Inc.

The Compensation Committee periodically reviews the composition of the comparison group used for assessing the compensation for our CEO and other executive officers and makes changes it determines are appropriate based on changes to the attributes of each such company and whether it continues to make its compensation data available. Pearl Meyer & Partners, our CEO and management provide input to the Compensation Committee as to changes to the attributes of companies in the comparison group. For our fiscal 2013, beginning on June 30, 2012, the Compensation Committee has added Exelis, Inc., Juniper Networks, Motorola Solutions, Netapp Inc., TE Connectivity Ltd. and Triumph Group Inc. to our comparison group on the basis of similarity to Harris in revenue, market capitalization and industry and business model. For fiscal 2013, Agilent Technologies, Inc., Applied Materials, Inc., CACI, Inc., Diebold Incorporated, Goodrich Corporation, ITT Corporation, NCR Corporation, Oshkosh Corporation, Pitney Bowes Inc. and Unisys Corporation were removed from our comparison group in recognition of emerging disparities to Harris with respect to business model and/or size or because they are no longer publicly providing executive compensation information.

Fiscal 2012 CEO Transition

Appointment of Bill Brown as President and Chief Executive Officer

On October 8, 2011, we entered into an employment agreement with Mr. Brown pursuant to which he became our President and Chief Executive Officer effective November 1, 2011. Mr. Brown’s compensation arrangement was the result of arm’s length negotiation. In negotiating such arrangement the Compensation Committee received information, analysis and advice from Pearl Meyer & Partners, from independent legal counsel and from the national executive search firm retained by our Board’s CEO Search Committee. In developing the compensation arrangement for Mr. Brown, the Compensation Committee and Board also considered the same executive compensation objectives and competitive positioning used for our other executives and also took into consideration the substantial amount of long-term compensation that he would forfeit to join us. As a result, Mr. Brown’s compensation arrangement addressed both “ongoing” compensation as well as “transition” compensation.

Mr. Brown’s ongoing compensation included:

•	base salary at the annual rate of $800,000;

•	a fiscal 2012 target cash incentive opportunity under our Annual Incentive Plan of not less than 100% of his base salary;

•

a grant of performance share units and stock options (which stock options vest in three equal annual increments beginning on November 1, 2012), which grant was valued by us at $3 million at the time of Mr. Brown’s hiring;

•

beginning with our fiscal 2013 and each subsequent fiscal year during the term of employment under Mr. Brown’s employment agreement, Mr. Brown will be considered for additional long-term incentives, which for each of our fiscal 2013 and 2014, will have a target value of at least 375% of his then-current base salary; and

•

eligibility to participate in our retirement and employee welfare and benefit plans in accordance with their terms, on the same basis as such plans are generally made available to our senior executives.

In addition to his ongoing compensation, Mr. Brown’s fiscal 2012 compensation also included transition-related compensation consisting of “make-whole” compensation in large part intended to replace the value of significant compensation he forfeited from his prior employer in order to join us, and reimbursement for reasonable relocation-related expenses. The Compensation Committee believes the transition-related portion of Mr. Brown’s compensation arrangement was critical to Mr. Brown’s decision to accept employment with us.

Mr. Brown’s fiscal 2012 transition-related compensation included:

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a one-time cash sign-on bonus of $4.5 million, subject to full or partial reimbursement if he resigns other than as a result of a constructive termination or he is terminated for cause prior to 18 months following his date of hire;

•	a one-time grant of performance share units, valued by us at $3.7 million at the time of Mr. Brown’s hiring, which will become eligible to vest based upon attainment of performance goals;

•	a one-time grant of stock options, valued by us at $1.7 million at the time of Mr. Brown’s hiring and which stock options vest in three equal annual increments beginning on November 1, 2012; and

•

reimbursement for moving expenses incurred in his relocation to our headquarters area in Melbourne, Florida and for the costs of temporary housing, as well as for travel to and from his home in Connecticut until his relocation.

The following table is intended to show Mr. Brown’s “ongoing” compensation, “transition” compensation and his total compensation for fiscal 2012 as reported in the Summary Compensation Table on page 54:

	“Ongoing” Compensation for Fiscal 2012	“Transition” Compensation for Fiscal 2012	Fiscal 2012 Total Compensation as Reported in Summary Compensation Table
Salary	$535,385	$—	$535,385
Annual Incentive Plan	800,000	—	800,000
Cash Sign-on Bonus	—	4,500,000	4,500,000
Performance Share Units(1)	1,322,289	3,299,535	4,621,824
Stock Options(1)	1,581,595	1,792,479	3,374,074
Relocation Expenses	—	432,635	432,635
All Other	2,362	—	2,362

Total	$4,241,631	$10,024,649	$14,266,280

Percentage of “Ongoing” Compensation in Fiscal 2012 that is performance based(2)	87.3%	—	—
Percentage of “Transition” Compensation in Fiscal 2012 that is performance based(2)	—	50.8%	—
Percentage of Total Compensation as Reported in Summary Compensation Table that is performance based(2)	—	—	61.7%

(1)	The difference between the value we ascribed to the performance share units and stock options granted to Mr. Brown pursuant to the terms of his employment agreement, as described above, and the value set forth in the Summary Compensation Table on page 54 results primarily from our use of a 60-day average closing market price of our common stock prior to the October 8, 2011 effective date of Mr. Brown’s employment agreement, compared to the November 1, 2011 grant date fair value used for purposes of the Summary Compensation Table. In addition, the grant date fair value of performance share units as reflected in the Summary Compensation Table also reflects a discount from our closing stock price because dividends are not paid on performance share units during the performance period.

(2)	Performance-based compensation includes Annual Incentive Plan, performance share units and stock options.

A description of the material terms of Mr. Brown’s employment agreement, including payments and benefits to be provided to Mr. Brown in the event his employment is terminated by us without “cause” or by Mr. Brown as a result of a “constructive termination” is set forth in the “Potential Payments Upon Termination or a Change in Control” section of this proxy statement beginning on page 67.

We also entered into an Executive Change in Control Severance Agreement with Mr. Brown pursuant to which he is entitled to a lump sum severance payment equal to two times his highest annual rate of base salary during the 12-month period prior to the date of a qualified termination plus two times the greatest of his highest annual bonus in the three fiscal years prior to the change in control, his target bonus for the year during which the change in control takes place or his target bonus for the year in which his employment is terminated, plus other benefits described in the “Executive Change in Control Severance Agreements” section of this proxy statement beginning on page 69. Mr. Brown’s Executive Change in Control Severance Agreement does not provide for any tax gross-ups of excise taxes.

The Compensation Committee and independent directors believe that the compensation arrangement provided to Mr. Brown is reflective of the talent and experience he brings us, is competitive and represents an appropriate mix of annual and long-term incentives with a substantial portion of such compensation tied to the attainment of performance goals and stock price appreciation, and as a result directly links pay and performance.

Retirement Agreement with Mr. Lance

In connection with his then-pending retirement as Chairman, President and Chief Executive Officer, on October 8, 2011, we entered into a retirement agreement with Mr. Lance. The retirement agreement terminated Mr. Lance’s existing employment letter agreement and his Supplemental Pension Plan. Pursuant to the retirement agreement, Mr. Lance continued to serve as our Chairman of the Board, President and Chief Executive Officer through October 31, 2011 and then served as non-executive Chairman of the Board until December 31, 2011. Under the terms of the retirement agreement, Mr. Lance also served in the role of Special Advisor beginning on January 1, 2012 in order to facilitate the transition of responsibilities to Mr. Brown. In July 2012, we entered into an amendment to Mr. Lance’s retirement agreement terminating his service as a Special Advisor effective July 15, 2012. Mr. Lance received advisory fees of approximately $125,000 for his services as Special Advisor in fiscal 2012.

Pursuant to the retirement agreement, Mr. Lance received or will receive the following payments and benefits:

•

a cash bonus under our Annual Incentive Plan and Performance Reward Plan in respect of fiscal 2012, which bonus was contingent on the attainment of the applicable performance metrics for fiscal 2012, and pro-rated for the portion of fiscal 2012 which had elapsed as of his October 31, 2011 retirement date;

•	modification of the terms and conditions of stock options held by Mr. Lance that were vested as of his retirement date to permit such options to remain outstanding for their full remaining terms;

•

modification of the terms and conditions of stock options held by Mr. Lance that were not vested as of his retirement date to permit such options to remain outstanding and to continue to vest in accordance with their vesting schedules and to remain outstanding for their full remaining terms;

•

modification of the terms and conditions of performance share awards previously granted to Mr. Lance to permit them to remain outstanding and eligible to vest, based on the attainment of applicable performance metrics, and subject to pro-ration for the performance period occurring through his retirement date, if earned;

•

a supplemental retirement benefit, in the form of a life annuity, at an annual rate of $514,745, which annuity will be payable in annual installments for the remainder of his lifetime, which life annuity was approximately 87% of the early retirement life annuity he would have received with 10 years of service under the supplemental pension plan originally entered into with Mr. Lance in 2005, and further reduced by an additional early retirement reduction factor, reflecting his 8.7 years of service as our Chief Executive Officer;

•	eligibility to participate in our group medical plan for retired employees, the full cost of which will be borne by Mr. Lance; and

•	reimbursement for reasonable legal fees incurred in connection with the negotiation and execution of his retirement agreement.

The treatment of Mr. Lance’s stock options and his right to receive supplemental retirement benefit payments are conditioned upon continued compliance by Mr. Lance with restrictive covenants, including non-compete and non-solicitation provisions, which are valuable to us.

The modifications to the terms and conditions of Mr. Lance’s outstanding stock options and performance shares as outlined above more closely track the treatment accorded to our retirement-eligible employees, even though Mr. Lance was not retirement-eligible for purposes of our equity grants, and were provided in order to allow Mr. Lance an opportunity to realize the value of such awards reflective of his contributions to our success during his tenure. In approving such treatment, the Compensation Committee and independent directors considered that Mr. Lance’s nearly nine-year tenure as Chairman, President and Chief Executive Officer exceeded the average tenure for CEOs in the Standard & Poor’s 500 and that he was only one year short of being retirement-eligible for purposes of our equity grants. The terms of the Supplemental Pension Plan for Howard L. Lance (Amended and Restated Effective January 1, 2009), dated as of December 19, 2008 (the “Restated SPP”), which was initially entered into in 2005, provided that Mr. Lance would become eligible for an early retirement benefit on the date he attained age 55 and accrued 10 years of credited service (which date would have been January 5, 2013). The life annuity supplemental retirement benefit provided to Mr. Lance as part of his overall retirement arrangement approximates a pro-rated early retirement benefit under the Restated SPP based upon his nearly nine years of service to us. The Compensation Committee and the independent directors approved the terms of Mr. Lance’s retirement arrangement after assessing Mr. Lance’s contributions to our success during his tenure. From fiscal 2003 when Mr. Lance joined us through fiscal 2011:

•	our revenue nearly tripled from $2.1 billion in fiscal 2003 to $5.9 billion in fiscal 2011;

•	our annual cash dividend grew from $0.16 per share at the end of fiscal 2003 to $1.00 per share at the end of fiscal 2011;

•	our earnings per share grew from $0.45 in fiscal 2003 to $4.60 in fiscal 2011;

•

our stock price nearly tripled from $15.29 per share at the end of fiscal 2003 (giving effect to a two-for-one stock split of our common stock in the form of a stock dividend in fiscal 2005) to $45.55 at the end of fiscal 2011; and

•

a total of $5.5 billion in shareholder value was created as our market capitalization increased from $2.030 billion at the end of fiscal 2003 to $5.736 billion at the end of fiscal 2011, and we repurchased $1.240 billion worth of our shares and paid $589.5 million in dividends during that period.

The Compensation Committee and independent directors also considered analysis, advice and information from Pearl Meyer & Partners as to the terms of Mr. Lance’s retirement arrangement, including assessment of the treatment of retiring CEOs at other companies. The Compensation Committee and independent directors concluded that the terms of Mr. Lance’s retirement benefits were reasonable and appropriate for all of the above reasons.

More information regarding Mr. Lance’s retirement agreement and benefits is set forth in the “Potential Payments Upon Termination or a Change in Control” section of this proxy statement beginning on page 67.

Elements of Our Compensation Program

During fiscal 2012, the compensation program for our executive officers consisted of the following elements:

•	base salary;

•	annual cash incentive opportunities;

•	equity-based long-term incentives, including stock options, performance share units and in certain limited instances, restricted stock units;

•	health, welfare and other personal benefits; and

•	change in control, severance, retirement and other post-employment pay and benefits.

The Compensation Committee believes that the elements of our executive compensation program are competitive and further our objectives of motivating achievement of our short- and long-term financial goals and strategic objectives, rewarding superior performance and aligning the interests of our executives and shareholders. We do not have a formal policy relating to the mix among the various elements of our compensation program. However, we believe the more responsibility an executive has, the greater the amount of overall compensation that should be performance-based, at-risk compensation.

Named Executive Officer Fiscal 2012 Target Direct Compensation Mix

The following bar graphs set forth, for Mr. Brown, and for our other named executive officers (other than Mr. Lance) on average, respectively, the percentage of fiscal 2012 total target direct compensation represented by each major element of target direct compensation, indicating the percentage of fiscal 2012 total target direct compensation that was at risk in the form of performance-based awards and equity awards. For Mr. Brown, the fiscal 2012 target direct compensation mix includes, and the percentages are determined based on, base salary (annualized), annual cash incentives at target and equity grants made at the time of his hire that were viewed by the Compensation Committee and independent directors as an “ongoing” annual grant, but does not include his transition-related one-time cash sign-on bonus and “make-whole” equity grants intended to replace compensation and other benefits from Mr. Brown’s prior employer that he forfeited in order to join us. Total target direct compensation does not include restricted stock units granted to certain named executive officers for retention purposes or other benefits such as retirement benefits, severance benefits or health, welfare or other personal benefits. The percentages are based upon the fiscal 2012 base salary, annual cash incentive awards for achievement of financial goals at target and the value of equity awards at the time of approval. A description of the valuation and how each major element is determined is discussed below.

Base Salary and How Base Salary is

Determined

General Considerations

We provide executives with a base salary for services rendered during the year. The Compensation Committee reviews executive base salaries on an annual basis as well as any time there is a substantial change in an executive’s responsibilities or in market conditions. The Compensation Committee generally targets an executive officer’s base salary to be within 10% below or 10% above the median of the market for base salaries for comparable positions at companies in our comparison group. However, the specific base salary for an executive also is influenced by the executive’s experience, position, changes in responsibilities, tenure and contributions, and individual performance, and by current market conditions and our outlook. Base salary reflects a fixed portion of the overall compensation package and generally is the base amount from which other compensation elements are determined, such as target annual cash incentives and long-term equity incentive award opportunities. Base salary represents a relatively small proportion of total compensation opportunity. In general, executive officers with higher levels of responsibility have a lower percentage of their compensation fixed as base salary and a higher percentage of their compensation at risk.

2012 Base Salary for Named Executive Officers

In August 2011, the Compensation Committee conducted its annual base salary review for our former CEO and other named executive officers. In light of Mr. Lance’s pending retirement, Mr. Lance’s base salary was not increased in fiscal 2012. The Compensation Committee approved increases in the base salary for the other named executive officers as follows:

•	Mr. McArthur – a 2.7% merit increase;

•	Mr. Mehnert – a 10.6% increase based upon merit and a market adjustment;

•	Mr. Pearson – a 9.4% increase based upon merit and a market adjustment; and

•	Mr. Shuman – a 2.4% merit increase.

Base salary increases were effective August 27, 2011. Mr. Brown’s base salary was established pursuant to the terms of his employment agreement as discussed above. Information regarding base salaries in fiscal 2012 is set forth in the Summary Compensation Table on page 54 under the “Salary” column.

Annual Cash Incentive Pay and How Annual

Cash Incentive Pay is Determined

Annual Incentive Plan

Under the Harris Corporation Annual Incentive Plan, which was approved by our shareholders in October 2010, at the start of each fiscal year the Compensation Committee sets an annual cash incentive compensation target for each executive officer and recommends to the independent directors of our Board the target to set for our CEO. The Compensation Committee and independent directors of our Board, as applicable, also establish specific financial performance measures and targets at the start of each fiscal year, including the relative weighting and thresholds, as well as individual performance objectives for each executive officer for payouts under our Annual Incentive Plan. In certain instances, financial performance targets are adjusted by the Compensation Committee, and in the case of our CEO, the independent directors of our Board, to take into account items determined not to be reflective of normal, ongoing business operations. The Compensation Committee believes the annual cash incentive motivates our executives to focus on achieving or exceeding the fiscal year financial performance targets and individual objectives.

•

Determination of Participant Incentive Compensation Targets — Annual cash incentive compensation targets are set for our named executive officers at the beginning of each fiscal year using the comparison group data as a reference point where available for a comparable position, or broad survey data. Annual cash incentive opportunities provide executives the potential to achieve total cash compensation above the target if our financial performance is above target. However, there is downside risk if our financial performance is below target. Annual payouts can range from zero to 200% of target compensation depending on our financial performance and named executive officer performance against individual objectives.

•

Financial Performance Measures, Targets and Weighting — Annual cash incentives for fiscal 2012 were based upon Harris’ overall revenue and operating income and, for the operating segment executives, the segment’s revenue and operating income. Each such measure was equally weighted. As a general principle, we seek to establish financial performance targets that are challenging and achievable. They are set at levels believed to require significant effort on the part of the executives, yet they also represent a reasonable expectation of performance based upon the markets in which we participate.

For each financial performance measure, there is no payout for performance below the threshold. For fiscal 2012, the threshold to receive a payment for each of the revenue and operating income performance measures was 80% of target performance. Payout calculations established at the start of fiscal 2012 were based upon the following table:

% of Target Financial Performance	Operating Income Payout %	Revenue Payout %
Below 80%	0%	0%
80%	50%	50%
95%	90%	90%
100%	100%	100%
105%	110%	110%
120% and above	200%	200%

2012 Annual Cash Incentive Awards for Named Executive Officers

In August 2011, the Compensation Committee reviewed the annual cash incentive targets for our former CEO and other named executive officers. In light of Mr. Lance’s pending retirement, Mr. Lance’s annual cash incentive target was not increased in fiscal 2012. The Compensation Committee approved increases in the annual cash incentive targets for the other named executive officers from fiscal 2011 targets as follows:

•	Mr. McArthur – a 2.5% merit increase;

•	Mr. Mehnert – a 10.3% increase based upon merit and a market adjustment;

•	Mr. Pearson – an 8.7% increase based upon merit and a market adjustment; and

•	Mr. Shuman – a 3.3% merit increase.

Mr. Brown’s annual cash incentive target for fiscal 2012 was established pursuant to the terms of his employment agreement as discussed above.

Fiscal 2012 approved financial performance measures, targets and weighting, annual cash incentive compensation targets and actual annual cash payouts, which also reflect an assessment of individual objectives, for the named executive officers under our Annual Incentive Plan were as follows:

Named Executive Officer	Fiscal 2012 Financial Performance Measures, Targets and Weighting		Participant’s Annual Incentive Plan Compensation Target	Actual Annual Cash Incentive Compensation Payment	Actual Payout as a % of Compensation Target
William M. Brown President & Chief Executive Officer	• Revenue-$6,223 million • Operating Income-$1,037 million	50% 50%	$800,000	$800,000	100%
Gary L. McArthur Sr. Vice President & Chief Financial Officer	• Revenue-$6,223 million • Operating Income-$1,037 million	50% 50%	$405,000	$186,000	46%
Dana A. Mehnert Group President, RF	• RF Communications Revenue- $2,220 million	50%	$320,000	$318,000	99%
Communications	• RF Communications Operating Income-$747.9 million	50%
Daniel R. Pearson Executive Vice President & Chief Operating Officer	• Revenue-$6,223 million • Operating Income-$1,037 million	50% 50%	$375,000	$181,000	48%
Jeffrey S. Shuman*	• Revenue-$6,223 million	50%
Former Sr. Vice President & Chief Human Resources and Administrative Officer	• Operating Income-$1,037 million	50%	$310,000	$143,000	46%
Howard L. Lance**	• Revenue-$6,223 million	50%
Former Chairman, President & Chief Executive Officer	• Operating Income-$1,037 million	50%	$422,100	$194,000	46%

*	Mr. Shuman’s employment ended on August 31, 2012.
**	Mr. Lance retired as President and Chief Executive Officer on October 31, 2011. His Annual Incentive Plan target was $1,260,000, unchanged from his fiscal 2011 target. The target amount shown is his annual target pro-rated for the portion of fiscal 2012 that he served as our President and Chief Executive Officer.

These financial performance measures and targets represent internal measurements of performance, and, while the calculations are based upon our financial results calculated in accordance with generally accepted accounting principles in the United States (“GAAP”), our results may be adjusted by the Compensation Committee to take into account items determined not to be reflective of normal, ongoing business operations.

The Compensation Committee has adopted guidelines in making specific decisions for these purposes on which items to include or exclude from our financial results, including that any adjustment must be objectively measurable under GAAP.

In addition to incentives payable under our Annual Incentive Plan, annual cash incentive opportunity also includes amounts payable under our broad-based Performance Reward Plan which is described below on this page 44.

For purposes of calculations under our Annual Incentive Plan and Performance Reward Plan, the Compensation Committee and independent directors of our Board adjusted our fiscal 2012 operating income results to exclude charges and expenses related to acquisitions. In addition, during fiscal 2012, we adopted a plan to exit our cyber integrated solutions operation and also commenced a process to divest the Broadcast Communications business. As a result of these actions, our cyber integrated solutions operation and Broadcast Communications business are treated as “discontinued operations” under GAAP. The fiscal 2012 financial targets for Messrs. Brown, McArthur, Pearson, Shuman and Lance were established prior to the decision to exit our cyber integrated solutions operation and divest the Broadcast Communications business. Therefore, the negative results of our cyber integrated solutions operation and Broadcast

Communications business have been “incorporated” into our financial results for purposes of determining fiscal 2012 annual cash incentive payouts for Messrs. Brown, McArthur, Pearson, Shuman and Lance. The $585.6 million of charges we incurred related to the cyber integrated solutions operation and Broadcast Communications business in fiscal 2012 reduced operating income results below the applicable threshold and consequently there was no payout for the operating income measure for Messrs. McArthur, Pearson, Shuman and Lance. For Mr. Brown, the Compensation Committee and independent directors of our Board further adjusted our operating income results to exclude the cyber integrated solutions and Broadcast Communications charges because the strategy, events and circumstances resulting in such charges largely occurred prior to him joining us.

Fiscal 2012 financial performance measures, results, adjusted results, targets and adjusted financial performance measure results as a percentage of target were as follows:

Financial Performance Measures	GAAP Results	GAAP Results Adjusted to Include Discontinued Operations	Adjusted Financial Performance Measure Results	Target	Adjusted Financial Performance Measure Results as a % of Target
Revenue	$5,451.3 million	$5,975 million	$5,975 million	$6,223 million	96.0%
Operating Income	$941.1 million	$313.9 million	$372.1 million	$1,037 million	35.9%
RF Communications Revenue	$2,144.1 million	—	$2,144.1 million	$2,220 million	96.6%
RF Communications Operating Income	$703.7 million	—	$703.7 million	$747.9 million	94.1%

For fiscal 2012, Mr. Brown’s payout under the Annual Incentive Plan as calculated based upon the financial performance measures and adjusted results, was adjusted upward by 14% to equal 100% of target based upon the assessment by the independent directors of the Board of Mr. Brown’s performance of individual objectives regarding strategy, focus, “onboarding” and operational excellence.

Payouts under our Annual Incentive Plan for the named executive officers other than the CEO were subject to an upward or downward adjustment ranging from 0 to 20% of the financial calculation for individual performance versus the pre-established individual objectives as well as the individual’s contribution to our overall results. For fiscal 2012, payouts under our Annual Incentive Plan for the named executive officers other than the CEO, as calculated based upon the financial performance measures and adjusted results, were adjusted from zero to 10% higher. The adjustments made were approved by the Compensation Committee based upon our CEO’s recommendation as a result of his assessment of individual performance for the pre-established individual objectives.

The payouts under our Annual Incentive Plan in respect of fiscal 2012 are also set forth in the note to the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 54.

Broad-Based Profit Sharing Plans

We maintain broad-based annual cash incentive plans, available to most of our U.S.-based employees. Our executive officers participate in our broad-based Performance Reward Plan starting after the officer has been credited with one year of company service. Under this plan, if we are profitable, we will make a cash payment equal to a minimum of 2% up to a maximum of 6% of an employee’s eligible compensation. For amounts of an employee’s eligible compensation above the Social Security wage base, the payment is increased up to an additional 5.7% of such eligible compensation above the Social Security wage base. The actual payment is based upon our performance against financial targets. For fiscal 2012, the target payout was 2% of an employee’s eligible compensation if we were profitable and did not achieve operating income in excess of $1,037 million. Based upon our level of operating income for fiscal 2012, a payout of 2% of eligible compensation plus an additional 2% of eligible compensation above the Social Security wage base was approved for fiscal 2012 under our Performance Reward Plan. Participants may elect to receive the payment in cash or to defer either half or all of the payment into the Retirement Plan or our SERP. The amounts earned by our named executive officers under our Performance Reward Plan in respect of fiscal 2012 are set forth in the note to the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 54.

Long-Term Compensation —

Equity Incentives and How Long-Term

Compensation is Determined

We provide long-term incentive compensation to our executive officers through a combination of stock options and performance share unit awards. As part of long-term compensation, as discussed below, the Compensation Committee also may grant restricted stock unit awards primarily to facilitate retention and succession planning. The long-term compensation elements of our executive compensation program are designed to motivate our executives to focus on achievement of our long-term financial goals and strategic objectives. The Compensation Committee awards different types of equity compensation because it believes that each type rewards shareholder value creation in a different way. Although the value of all forms of equity-based compensation is directly impacted by both increases and decreases in the price of our common stock, performance share unit grants motivate our executives to achieve our multi-year financial and operating goals because the number of shares ultimately earned depends upon the level of our performance against internal and external financial measures, generally over a three-year period. Under such grants, each new fiscal year begins a new three-year performance cycle for which the Compensation Committee establishes financial performance targets and award targets. Stock option grants motivate our executives to increase shareholder value because the options only have value to the extent the price of our common stock on the date of exercise exceeds the stock price on the grant date, and thus compensation is realized only if our stock price increases over the term of the award and the option is exercised by the executive officer. Equity awards also are intended to retain executives, encourage share ownership and maintain a direct link between our executive compensation program and the value and appreciation in value of our stock.

Equity Compensation Mix

In determining the appropriate mix of equity compensation elements, the Compensation Committee considers the mix of such elements at competitors and our comparison group, the retention value of each element and other factors important to us, including tax and accounting treatment, and the recommendation of Pearl Meyer & Partners, the Compensation Committee’s independent compensation consultant. The total value of long-term compensation for our executive officers is typically set by reference to a multiple of such executive officers’ base salaries, which equity-based multiple is assessed using our comparison group. For fiscal 2012, the Compensation Committee targeted that 50% of the value of long-term equity incentive opportunity (excluding restricted stock units and other retention-based awards) at the time of award would be allocated as stock options and 50% of the value would be allocated as performance share units. This was the same target mix that was approved by the Compensation Committee for fiscal 2011 long-term equity compensation. The number of stock options and performance share units granted to the named executive officers (other than Mr. Brown) in fiscal 2012 was determined based upon the 60-day average closing market price of our common stock prior to the grant date, which was $43.58 per share, and an option value of $11.81 per share using the Black-Scholes-Merton option pricing model. This average price and option value compares to the actual closing market price on the grant date of $37.69 per share and an option value of $9.49 per share, which serves as the basis for the calculation of amounts presented for fiscal 2012 in the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table on page 54.

Stock Options

Stock options granted to our named executive officers and other employees during fiscal 2012 were made pursuant to our Harris Corporation 2005 Equity Incentive Plan (As Amended and Restated Effective August 27, 2010), which was initially approved by our shareholders in October 2005 and was re-approved by our shareholders in October 2010. Stock option grants made in fiscal 2012 have the following terms:

•	An exercise price equal to or greater than the closing price of our stock on the date of grant;

•	Vest in equal installments of one-third on the first anniversary of the grant date, an additional one-third on the second anniversary and the final one-third on the third anniversary;

•	Expire 10 years from the grant date; and

•	Vesting accelerates upon a change in control or other events as discussed below.

A listing of the stock options granted to our named executive officers in fiscal 2012 and information relating to the terms and conditions of such stock options appears in the Grants of Plan-Based Awards in Fiscal 2012 Table on page 58 and the related notes. In light of Mr. Lance’s pending retirement, we did not grant any stock options to Mr. Lance in fiscal 2012. However, as discussed above, in connection with Mr. Lance’s retirement, we did modify the terms of his outstanding stock options. For additional information relating to the terms and conditions of stock options, see the notes to the Outstanding Equity Awards at 2012 Fiscal Year End Table on page 60.

Without prior approval of our shareholders, stock options granted by us may not be repriced, replaced, regranted through cancellation or modified by us if the effect thereof would be to reduce the exercise price of such stock options, other than in connection with a change in our capitalization, including spin-offs.

Performance Share and Performance Share Unit Awards

Fiscal 2012 Grants

Financial performance measures for performance share units granted in fiscal 2012 covering the three-year performance period of fiscal

2012 through fiscal 2014 include the achievement of targets, weighted equally, for three-year cumulative operating income for the fiscal 2012 through fiscal 2014 period and average annual return on invested capital for the same period, subject to possible adjustment based upon our total shareholder return performance over the fiscal 2012 through fiscal 2014 period compared with the Standard & Poor’s 500 Industrials Sector and Information Technology Sector, excluding the semiconductor and semiconductor equipment industries. Depending upon our total shareholder return performance compared with such sectors, the payout may be adjusted upward or downward as much as 33% depending upon our quintile ranking. The actual performance share unit award payout with respect to fiscal 2012 grants will be made in shares of our common stock and can range from 0% to 200% of the target number of performance share units awarded. The Compensation Committee believes that the focus on operating income, average annual return on invested capital and comparative total shareholder return measures should improve earnings and capital management over the long term, and that such measures motivate financial performance that management can influence directly, and will create long-term shareholder value. For additional information relating to the terms and conditions of performance share units, see the notes to the Grants of Plan-Based Awards in Fiscal 2012 Table on page 58 and the notes to the Outstanding Equity Awards at 2012 Fiscal Year End Table on page 60.

For fiscal 2012, the Compensation Committee, and with respect to Mr. Brown, the independent directors of our Board, approved the grant of performance share units to our named executive officers as set forth in the Grants of Plan-Based Awards in Fiscal 2012 Table on page 58 and related notes. In light of Mr. Lance’s pending retirement, we did not grant any performance share units to Mr. Lance in fiscal 2012. The fiscal 2012 grants of performance share units for Mr. Brown were granted pursuant to the terms of his employment agreement as discussed above.

Fiscal 2010-2012 Cycle Performance Share Payouts

In August 2012, the Compensation Committee, and for Mr. Lance, the independent directors of our Board, determined the payout of performance shares for the three-year performance period of fiscal 2010 through fiscal 2012. Financial performance measures for awards made in fiscal 2010 for the fiscal 2010 through fiscal 2012 performance period were three-year cumulative operating income and average annual return on invested capital for each fiscal year of such period. Such measures were equally weighted. In determining the performance share award payouts for the fiscal 2010 through fiscal 2012 performance period, the financial performance targets and our actual results were adjusted by the Compensation Committee, and in the case of Mr. Lance, the independent directors of our Board. The fiscal 2010, 2011 and 2012 operating income targets were adjusted to include acquisition-related income based upon our Board-approved operating plan for the acquired businesses. The results were adjusted in the same manner as the adjustments under our Annual Incentive Plan for our financial results for the fiscal years in the fiscal 2010 through fiscal 2012 performance period. These adjustments were made in accordance with the same guidelines for annual cash incentive compensation awards adopted by the Compensation Committee as discussed above. As adjusted, the three-year cumulative operating income financial performance measure result on which performance was measured for purposes of the fiscal 2012 performance share payout was $2.33 billion, or approximately 90% of the $2.58 billion adjusted target. Also, as adjusted, the average annual return on invested capital financial performance measure result on which performance was measured for purposes of the fiscal 2012 performance share payout was 15.6%, or 120% of the 13% target set at the start of fiscal 2010. Our average operating income growth and average annual return on invested capital performance approximated the 48th and 65th percentile compared to the Standard & Poor’s 500 Index. The Compensation Committee, and in the case of Mr. Lance, the independent directors of our Board, determined that such results warranted a payout at 100% of the target number of performance shares originally granted in fiscal 2010 for Messrs. McArthur, Pearson, Shuman and Lance. For Mr. Mehnert, the Compensation Committee measured our fiscal 2012 results on a continuing operations basis (not incorporating the results of our discontinued operations or the related charges we incurred in our cyber integrated solutions operation and Broadcast Communications business, neither of which are in our RF Communications segment), which resulted in a payout at 125% of the target number of performance shares originally granted to Mr. Mehnert in fiscal 2010. See the Option Exercises and Stock Vested in Fiscal 2012 Table on page 62 and related notes for additional information regarding these payouts for our named executive officers.

Restricted Stock and Restricted Stock Units

As part of long-term incentive compensation, the Compensation Committee also may grant shares of restricted stock or restricted stock units primarily to facilitate retention and succession planning and as a mechanism to replace the value of equity awards that may have been forfeited as a result of leaving a former employer. The restrictions typically expire at the end of a three-year period. The restrictions provide that the shares or units may not be sold or otherwise transferred, and the shares or units will be immediately forfeited in the event of the recipient’s termination of employment for any reason other than involuntary termination, death, disability or retirement; provided that for outstanding restricted shares or restricted stock units granted prior to August 26, 2011, the Compensation Committee may determine otherwise in its discretion in the event of involuntary termination for other than misconduct.

In August 2011, the Compensation Committee approved the grant of 1,800 restricted stock units to Mr. McArthur, 1,200 restricted stock units to Mr. Pearson and 1,000 restricted stock units to Mr. Shuman in recognition of their efforts related to the consummation of several significant acquisitions. In addition, in October 2011, the Compensation Committee also approved the grant of 25,000 restricted stock units to Mr. McArthur, 25,000 restricted stock units to Mr. Mehnert and 8,000 restricted stock units to Mr. Shuman primarily for retention purposes, especially in light of our CEO succession and transition process. For further information related to restricted stock or restricted stock units granted to our named executive officers, see the Grants of Plan-Based Awards in Fiscal 2012 Table on page 58 and related notes and the Outstanding Equity Awards at 2012 Fiscal Year End Table on page 60 and related notes.

Recovery of Executive Compensation

(“Clawback”)

Our executive compensation program permits us to recover all or a portion of any performance-based compensation if our financial statements are restated as a result of errors, omissions or fraud. The amount which may be recovered shall be the amount by which the affected compensation exceeded the amount that would have been payable had the financial statements been initially filed as restated, or any greater or lesser amount that the Compensation Committee or our Board shall determine. In no case shall the amount to be recovered by us be less than the amount required to be repaid or recovered as a matter of law. Recovery of such amounts by us would be in addition to any actions imposed by law, enforcement agencies, regulators or other authorities.

Treatment of Incentive Awards Upon

Change in Control

Under our Annual Incentive Plan and equity incentive plans, upon a change in control and irrespective of employment status:

•

Annual incentive awards are fully earned to be paid out promptly following the change in control or, in certain instances following the end of the fiscal year, in each case at not less than the target level;

•	All options immediately vest and become exercisable;

•

All performance shares and performance share units are deemed fully earned and fully vested immediately and are to be paid out at the end of the applicable performance period at not less than the target level, subject to accelerated pay-out or forfeiture in certain circumstances;

•	All restricted shares immediately vest; and

•

All restricted stock units immediately vest and will be paid as soon as practicable but no later than 60 days following the change in control, or in certain events, promptly following the expiration of the initial restriction period.

Information regarding severance payments and obligations to named executive officers for termination of employment following a change in control is set forth below in the “Change in Control Severance Agreements” section of this Compensation Discussion and Analysis and the “Potential Payments Upon Termination or a Change in Control” section of this proxy statement beginning on page 67.

Post-Employment Compensation

Severance Arrangements

As a general matter, most of our employees are “employees at-will” and only a limited number of our executive officers have contracts requiring us to pay amounts to them upon termination of employment. Mr. Brown’s employment and payments upon termination of employment are governed by his employment agreement. Mr. Shuman’s severance benefits were set forth in his offer letter which is described in the “Potential Payments Upon Termination or a Change in Control” section of this proxy statement beginning on page 67. While Messrs. McArthur, Mehnert and Pearson do not have severance agreements, we have a long-standing practice of providing severance compensation for terminating an executive’s employment other than for cause. The specific amount will be based upon the relevant circumstances, including the reason for termination, length of employment and other factors.

We also have a severance plan for all full-time, U.S.-based employees who are terminated as a result of a reduction-in-force. Amounts payable under this plan are based upon length of service.

Employment Agreement with our Current CEO

As discussed above, we are party to an employment agreement with Mr. Brown that provides for his continued employment as our President and Chief Executive Officer. The agreement provides for certain benefits if Mr. Brown’s employment is terminated by us without “cause” or by Mr. Brown as a result of a “constructive termination” (as defined in the agreement). Obligations in the event of a termination following a change in control will be governed by Mr. Brown’s change in control severance agreement. The Compensation Committee and the independent directors of our Board approved Mr. Brown’s employment agreement in the belief that such agreement was critical to Mr. Brown’s decision to accept employment with us and assists in retaining Mr. Brown’s valued service. In addition, his employment agreement also binds Mr. Brown to certain non-compete and non-solicitation undertakings which are valuable to us.

Change in Control Severance Agreements

Each of our Board-elected corporate officers, including the named executive officers that are currently employed by us, is party to a change in control severance agreement with us. We believe that such agreements align the interests of our officers and shareholders during the period of an actual or rumored change in control and also are necessary in some cases to attract and retain executives. Under these agreements, our officers are provided with severance benefits in the event the officer’s employment is terminated without “cause,” or by the officer for “good reason,” within two years following a change in control. These agreements are designed so that benefits are provided only if there is both a change in control and a termination of employment, a “double-trigger.” Such severance benefits are designed to preserve the focus and productivity of our officers, avoid disruption and prevent attrition during a period of uncertainty. These agreements also are believed to facilitate the objectiveness of an executive’s assessment of a potential transaction that may be in our shareholders’ best interests notwithstanding the potential negative impact of a transaction on an executive’s future employment.

If triggered, the lump-sum severance benefit payable under the change in control severance agreement equals the sum of: (a) the executive’s unpaid base salary through the date of termination, a pro-rated annual bonus (as determined under the change in control severance agreement), any unpaid accrued vacation pay and, to the extent permitted under Section 409A of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), any other benefits or awards that have been earned or become payable pursuant to the terms of any compensation plan but which have not been paid to the executive; and (b) a multiple of one or two times the executive’s highest annual rate of base salary during the 12-month period prior to the date of termination plus a multiple of one or two times the greatest of the executive’s highest annual bonus in the three fiscal years prior to the change in control, the executive’s target bonus for the year during which the change in control occurs or the executive’s target bonus for the year in which the executive’s employment is terminated. Payment multiples are two times salary and bonus for Messrs. Brown, McArthur, Mehnert and Pearson (the payment multiple for Mr. Shuman was three times salary and bonus). The change in control severance agreements entered into by our executive officers prior to April 22, 2010, including the change in control severance agreement with Messrs. McArthur, Mehnert and Pearson, also provide for a tax gross-up payment to the executive in the event that payment of any severance benefits is subject to excise taxes imposed by the IRS on “parachute payments” under Section 4999 of the Internal Revenue Code. All other applicable taxes remain the responsibility of the officer.

The Compensation Committee annually reviews the terms of the change in control severance agreements and potential compensation and payouts resulting from a potential change in control in light of competitive practices and market trends. In April 2010, our Compensation Committee determined that any new or materially modified change in control severance agreements entered into with executive officers will not provide for any tax gross-ups of excise taxes. Mr. Brown’s change in control severance agreement does not provide for any tax gross-ups of excise taxes. The Compensation Committee has determined, in its business judgment, that the substantive terms of these change in control severance agreements are competitive and reasonable.

A description of the material terms of the change in control severance agreements and Mr. Brown’s employment agreement, as well as a summary of potential payments upon termination or a change in control for our named executive officers, is set forth in the “Potential Payments Upon Termination or a Change in Control” section of this proxy statement beginning on page 67.

Retirement Programs

Retirement Plan

We maintain a Retirement Plan, which is a tax-qualified, defined contribution retirement plan available to most of our U.S.-based employees. Subject to applicable Internal Revenue Code limits, employees may generally contribute up to 25% of eligible compensation, with named executive officers and certain other highly compensated employees limited to contributing 12% of eligible compensation. After one year (or, in certain cases, six months) of service we will make a matching contribution of up to 6% of eligible compensation. In addition, employees generally may contribute into the Retirement Plan up to 100% of cash payments made under our Performance Reward Plan, subject to Internal Revenue Code limits.

Supplemental Executive Retirement Plan

To the extent contributions to our Retirement Plan are subject to certain limitations under the Internal Revenue Code, certain of our salaried employees, including the named executive officers, may elect to participate in our nonqualified SERP, which is an unfunded, non-qualified defined contribution plan. In addition, the Compensation Committee may, in its discretion, provide for the deferral of other compensation under our SERP, including equity awards.

The value of our contributions credited to our named executive officers’ accounts under our Retirement Plan and SERP is set forth in the Summary Compensation Table on page 54 under the “All Other Compensation” column and related notes. Additional information regarding our SERP and credits to accounts under our SERP is set forth in the “Nonqualified Deferred Compensation” section of this proxy statement beginning on page 65.

Health, Welfare and Other Benefits

We maintain health, welfare and other benefit programs for our U.S.-based employees, including medical and prescription coverage, dental and vision programs, short-term disability insurance, basic life insurance, supplemental life insurance and dependent life insurance, accidental death and dismemberment insurance and travel insurance as well as customary paid time-off, leave of absence and other similar policies. Our executive officers are eligible to participate in these programs on the same basis as our other salaried employees. We also offer a long-term disability plan to our U.S.-based employees. The plan is self-insured and funded through employee contributions. The plan provides a benefit of 60% of eligible compensation before offsets for Social Security and certain other company or government provided disability or other benefits. Eligible compensation for the purposes of the long-term disability plan is currently limited to $250,000 per year. For employees with annual eligible compensation in excess of $250,000, we provide a company-paid supplemental long-term disability benefit of 50% of eligible compensation above $250,000 up to $800,000, for a maximum annual additional disability benefit of up to $275,000.

Perquisites

In recent years, we have eliminated almost all perquisites for executives. Currently, we provide annual physical examinations for Board-elected officers. For our CEO, we also provide limited personal use of company-owned aircraft. In very limited instances as approved by our CEO, we may also provide limited personal use of company-owned aircraft for other executives. During fiscal 2010, our executive officer compensation policies were revised such that we no longer provide tax reimbursement or gross-up payments with respect to any perquisites provided to executive officers. Tax gross-up payments made pursuant to a plan, policy or arrangement applicable to a broad base of management employees, such as a relocation or tax equalization policy, are not affected by such revision to our executive officer compensation policies.

In consideration of the time demands on our CEO and to minimize and more effectively utilize his travel time, the Compensation Committee has authorized the personal use of company-owned aircraft by our CEO and his family and guests. Such personal usage is subject to limits on the number of hours for personal usage which are set by the Compensation Committee and reviewed annually. In fiscal 2012, Mr. Brown’s personal use of company-owned aircraft consisted of travel to and from his home in Connecticut and our headquarters area in Melbourne, Florida as part of his relocation and was within the limits set by the Compensation Committee. Our CEO is responsible for paying the tax on income imputed for such personal use of aircraft.

Perquisites provided in fiscal 2012, namely annual physical examinations and limited personal use of company aircraft, represent a small portion of the total compensation of each named executive officer. The dollar values ascribed to these perquisites are set forth in the Summary Compensation Table on page 54 under the “All Other Compensation” column and related notes.

Policies Relating to Our Common Stock

Stock Ownership Guidelines

To further promote ownership of shares by management and to more closely align management and shareholder interests, the Compensation Committee has established stock ownership guidelines for our Board-elected officers. Executives are expected to own Harris stock having a minimum value, denominated as a multiple of their annual base salaries, which can be accumulated over a five-year period from the date of hire or promotion into a covered position. The Compensation Committee annually reviews the stock ownership guidelines, including reviewing the stock ownership guidelines of our comparison group.

The current stock ownership guidelines are as follows:

•	CEO — five times base salary;

•	Senior Corporate Officers, Group and Division Presidents (including the other named executive officers) — three times base salary; and

•	Other corporate officers — two times base salary.

Shares that count toward the stock ownership guidelines include shares owned outright or jointly by the executive, shares owned in our Retirement Plan, share equivalents represented by amounts deferred in the Harris stock fund account of our SERP, and restricted stock and restricted stock unit awards (on an after-tax basis). Stock options and unearned performance shares and performance share units do not count for the purpose of measuring compliance with the ownership guidelines. Executives age 62 or older are not subject to the guidelines. An annual review is conducted by the Compensation Committee to assess compliance with the guidelines. As of September [—], 2012, the named executive officers currently employed by us met their applicable ownership guidelines, or were on track to achieve their ownership guidelines within the applicable compliance timeframe.

Our Equity-Based Compensation Award Practices

As described above, the annual grant cycle for executive officer stock option grants and other equity awards typically occurs at the same time as decisions relating to salary increases and other annual cash incentive awards. This occurs at the start of each fiscal year, typically in late August, following the release of our financial results for the preceding fiscal year and the completion of the audit of our financial statements. The dates for the meetings at which such grants are typically made are set well in advance of such meetings, typically one year or more. The annual equity grant date for our eligible employees typically occurs on the same date as the grant to executive officers. The Compensation Committee may also make grants of equity awards to executive officers at other times during the year due to special circumstances, such as new hires or promotions or for retention. We have not repriced options and if our stock price declined after the grant date, we have not replaced options. The exercise price of stock options is the closing market price of our common stock on the date of grant or, if the grant is made on a weekend or holiday, the closing market price of our common stock on the prior business day. Our Compensation Committee or Board also has the discretion to set the exercise price of stock options higher than the closing market price of our common stock on the date of grant.

Pursuant to our policy on equity grant practices previously adopted by the Compensation Committee, the grant date of equity awards made outside of the annual grant cycle, whether for promotions, recognition or for new hires, shall be the first trading day of the month following the promotion, recognition or hire date, provided if such trading day is during a “quiet period” under our insider trading policy, the grant will be made on the first trading day following the end of such period. We do not time equity grants to take advantage of information, either positive or negative, about Harris that has not been publicly disclosed.

As permitted by the terms of our 2005 Equity Incentive Plan, our Board has delegated to our CEO the authority to make equity grants to employees who are not executive officers. Such grants are subject to our equity grant policy. The maximum number of shares and options that can be awarded pursuant to this delegation is set by the Compensation Committee, which reviews these awards annually.

Insider Trading Policy and Policy Against Hedging

Our insider trading policy prohibits directors, employees and certain of their family members from purchasing or selling any type of security, whether issued by us or another company, while such person is aware of material non-public information relating to the issuer of the security or from providing such material non-public information to any person who may trade while aware of such information. This policy also prohibits directors and employees from engaging in short sales with respect to our securities, or entering into puts, calls or other “derivative” transactions with respect to our securities. We also have procedures that require trades by directors and executive officers to be pre-cleared by our General Counsel or his staff.

Tax and Accounting Considerations

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally prohibits a public company from deducting compensation paid in any year in excess of $1 million to the company’s CEO or any of the company’s three other highly compensated executive officers (other than the chief financial officer) as of the end of the year. Certain compensation is specifically exempt from the deduction limit to the extent it is “performance-based.” In evaluating whether to structure executive compensation components as performance-based and thus, exempt from the deduction limit, the Compensation Committee considers the net cost to us, and its ability to effectively administer executive compensation in the long-term interest of shareholders. Stock option grants and performance share or performance share unit awards made to executive officers under our equity incentive plans, and cash payments under our Annual Incentive Plan, are structured generally to be fully deductible under Section 162(m). The Compensation Committee believes, however, that it is important to preserve flexibility in administering compensation programs in a manner designed to promote corporate goals. Accordingly, the Compensation Committee from time to time has approved elements of compensation that were consistent with the objectives of our executive compensation program, but that may not be fully deductible. For example, sign-on bonuses and grants of restricted stock or restricted stock units are not performance-based under Section 162(m) and, in certain instances, deductibility of such compensation may be limited. In fiscal 2012, a substantial portion of Mr. Brown’s sign-on bonus was non-deductible.

Nonqualified Deferred Compensation

Section 409A of the Internal Revenue Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the law with respect to the timing of deferral elections, timing of payments and certain other matters. If such requirements are not complied with, amounts that are deferred under compensation arrangements that are subject to Section 409A will be currently includable in income and subject to an excise tax. In general, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees so that they are either exempt from, or satisfy the requirements of, Section 409A.

Accounting for Share-Based Compensation

Before we grant share-based compensation awards, we consider the accounting impact of the award as structured and other scenarios in order to analyze the expected impact of the award.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE REPORT

The following Report of the Management Development and Compensation Committee does not constitute soliciting material and the Report should not be deemed filed or incorporated by reference into any other previous or future filings by Harris under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Harris specifically incorporates this Report by reference therein.

The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” section of this proxy statement. Based on its review and discussion, the Compensation Committee has recommended to the Board, and the Board has approved, that this Compensation Discussion and Analysis be included in this proxy statement for the 2012 Annual Meeting of Shareholders and incorporated by reference in Harris’ Annual Report on Form 10-K for the fiscal year ended June 29, 2012.

Submitted on September 4, 2012 by the

Management Development

and Compensation Committee of the

Board of Directors.

Thomas A. Dattilo, Chairperson

Terry D. Growcock

Lewis Hay III

Dr. James C. Stoffel

RELATIONSHIP BETWEEN COMPENSATION

PLANS AND RISK

In fiscal 2011, the Compensation Committee and management, with the assistance of Aon Hewitt Associates LLC, conducted a review of our compensation programs, policies and practices, including executive compensation and major broad-based compensation programs in which salaried and hourly employees at various levels of our organization participate. The goal of this review was to assess whether any of our compensation programs, policies or practices, either individually or in the aggregate, would encourage executives or employees to undertake unnecessary or excessive risks that were reasonably likely to have a material adverse impact on Harris.

We reviewed our variable pay, sales commission plans and other compensation plans and considered the number of participants in each plan, the participants’ level within the organization, the target and maximum payment potential and the performance criteria under each plan, and the type of plan. Management and the Compensation Committee also applied a risk assessment to those plans that were identified as having the potential to deliver a material amount of compensation, which were the annual and long-term incentive plans that are described in the “Compensation Discussion and Analysis” section of this proxy statement. In fiscal 2012, the Compensation Committee and management, with the assistance of Aon Hewitt again conducted a review of such compensation programs, policies and practices, with a focus on those that changed since fiscal 2011. Management and the Compensation Committee again concluded that our executive compensation strategy, programs, policies and practices do not pose material risk due to a variety of mitigating factors. These factors include:

•	An emphasis on long-term compensation that utilizes a balanced portfolio of compensation elements, such as cash and equity and delivers rewards based on sustained performance over time;

•

The Compensation Committee’s power to set short- and long-term performance objectives for our incentive plans, which we believe are appropriately correlated with shareholder value and which use multiple financial metrics to measure performance;

•

Our performance share awards and performance share unit awards focus on cumulative operating income and average annual return on invested capital over overlapping three-year performance periods. This creates a focus on driving sustained performance over multiple performance periods, which mitigates the potential for executives to take excessive risks to drive one-time, short-term performance spikes in any one performance period;

•	The use of equity awards with vesting periods to foster retention and align our executives’ interests with those of our shareholders;

•	Capping the potential payouts under both short- and long-term incentive plans to eliminate the potential for any windfalls;

•	A “clawback” policy that allows us to recover all or a portion of any performance-based compensation if our financial statements are restated as a result of errors, omissions or fraud;

•	Share ownership guidelines; and

•

A broad array of competitive health and welfare benefit programs that offer employees and executives an opportunity to build meaningful retirement assets and benefit protections throughout their career.

As a result of this review, both management and the Compensation Committee concluded that our compensation plans, programs, policies and practices are not reasonably likely to have a material adverse effect on Harris.

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation paid to, or accrued on behalf of, our named executive officers for the fiscal years ended June 29, 2012, July 1, 2011 and July 2, 2010. The named executive officers are our Chief Executive Officer, our Chief Financial Officer, our three other most highly compensated executive officers for the fiscal year ended June 29, 2012, and Howard L. Lance, our former Chairman, President and Chief Executive Officer. The Summary Compensation Table and the Grants of Plan-Based Awards in Fiscal 2012 Table should be viewed together for a more complete representation of both the annual and long-term incentive compensation elements of our executive compensation program.

Name and Principal Position	Year	Salary $ (1)	Bonus $ (2)	Stock Awards $ (3)		Option Awards $ (4)		Non-Equity Incentive Plan Compensation $ (5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings $ (6)	All Other Compensation $ (7)	Total $
William M. Brown	2012	$535,385	$4,500,000	$4,621,824		$3,374,074		$800,000	$0	$434,997	$14,266,280
President & Chief
Executive Officer*
Gary L. McArthur	2012	$562,692	$0	$1,534,980		$567,299		$213,789	$0	$46,992	$2,925,752
Sr. Vice President &	2011	$542,308	$0	$507,776		$532,223		$464,366	$0	$57,840	$2,104,513
Chief Financial Officer	2010	$500,000	$0	$588,672		$629,140		$641,071	$0	$83,678	$2,442,561
Dana A. Mehnert	2012	$463,077	$0	$1,337,976		$434,486		$347,038	$0	$47,102	$2,629,679
Group President, RF	2011	$462,019	$0	$372,898		$391,614		$386,947	$0	$48,679	$1,662,157
Communications	2010	$400,000	$0	$784,896		$503,105		$497,565	$0	$54,093	$2,239,659
Daniel R. Pearson	2012	$527,308	$0	$558,477		$527,455		$207,127	$0	$43,892	$1,864,259
Executive Vice President	2011	$476,923	$0	$444,304		$464,824		$386,614	$0	$49,676	$1,822,341
& Chief Operating Officer	2010	$415,000	$0	$662,256		$521,700		$416,662	$0	$46,158	$2,061,776
Jeffrey S. Shuman	2012	$423,461	$0	$664,072		$341,518		$163,507	$0	$35,518	$1,628,076
Former Sr. Vice	2011	$411,154	$0	$364,964		$382,318		$367,880	$0	$44,784	$1,571,100
President & Chief	2010	$390,000	$0	$599,184		$490,708		$464,002	$0	$56,766	$2,000,660
Human Resources and Administrative Officer**
Howard L. Lance	2012	$461,394	$0	$3,717,394	(8)	$5,917,819	(8)	$219,695	$3,252,741	$354,710	$13,923,753
Former Chairman,	2011	$1,050,000	$0	$1,975,566		$2,073,115		$1,438,518	$1,563,000	$475,621	$8,575,820
President & Chief Executive Officer***	2010	$1,050,000	$0	$2,642,016		$2,830,612		$2,004,492	$1,787,000	$393,265	$10,707,385

*	Mr. Brown joined Harris on November 1, 2011.
**	Mr. Shuman’s employment with Harris ended on August 31, 2012, following the end of our fiscal 2012.
***	Mr. Lance retired as President and Chief Executive Officer on October 31, 2011 and as Chairman of the Board on December 31, 2011. He served as a Special Advisor for the remainder of our fiscal 2012.
(1)	The “Salary” column reflects the base salary for each of our named executive officers for the fiscal year. The amounts shown include any portion of base salary deferred and contributed by the named executive officers to our Retirement Plan or our SERP. See the Nonqualified Deferred Compensation Table on page 66 and related notes for information regarding contributions by the named executive officers to the SERP. For Mr. Mehnert, for fiscal 2011 this amount includes $40,865 in respect of the cash value of vacation time that was donated pursuant to a company-sponsored charitable program.
(2)	The amount shown under the “Bonus” column for Mr. Brown represents a one-time cash make-whole, sign-on bonus intended to replace a portion of compensation he forfeited from his prior employer to join us, paid under the terms of his employment agreement.
(3)

Amounts shown under the “Stock Awards” column reflect the aggregate grant date fair value computed in accordance with ASC 718 for fiscal 2012, fiscal 2011 and fiscal 2010, respectively, with respect to performance shares, performance share units, restricted stock and restricted stock units granted to named executive officers, except that the fiscal 2012 amount for Mr. Lance reflects the incremental fair value as a result of the modifications to his outstanding performance share awards as provided in his retirement agreement, computed as of the October 31, 2011 modification date in accordance with ASC 718. Amounts reflect our accounting for these awards and do not correspond to the actual values that may be realized by the named executive officers. Under ASC 718, the fair value of such stock awards is determined as of the date of grant (or modification) using the closing market price of Harris common stock on the date of grant (or modification). The assumptions used for the valuations are set forth in Note 14 to our audited consolidated financial statements in our Annual Report on Form 10-K for the respective fiscal year end. Pursuant to SEC rules, we disregarded the estimates of forfeitures related to service-based vesting conditions. This valuation reflects a discount of $3.70 per share for the fiscal 2012 performance share unit awards and $3.20 per share for the fiscal 2011 performance share awards to the named executive officers (other than Mr. Brown) because dividends are not paid on such performance share units or performance share awards during the performance period. Similarly, this valuation reflects a discount of $2.35 per share for the fiscal 2012 performance share unit awards granted to Mr. Brown that vest in fiscal 2013 and $3.70 per share for the fiscal 2012 performance share units granted to Mr. Brown that vest in fiscal 2014. The grant date fair value of performance share or performance share unit awards included in this column is computed based upon the probable outcome of the performance conditions as of the grant date of such awards, which is at target (and 130% of target in the case of Mr. Lance’s modified performance shares which were granted in fiscal 2010). See the Grants of Plan-Based Awards in Fiscal 2012 Table on page 58 and related notes and the “Compensation Discussion and Analysis” section of this proxy statement for information with respect to stock awards made in fiscal 2012 and the Outstanding Equity Awards at 2012 Fiscal Year End Table on page 60 and related notes for information with respect to stock awards made prior to fiscal 2012.

The respective grant date fair values of the performance share or performance share unit awards in fiscal 2012, 2011 or 2010, assuming at such grant date the maximum payment of 200% of target, are as follows: Mr. Brown — $9,243,648; Mr. McArthur — $1,101,276, $1,015,552 and $1,177,344; Mr. Mehnert — $842,952, $745,796 and $939,072; Mr. Pearson — $1,026,498, $888,608 and $974,112; Mr. Shuman — $666,204, $729,928 and $918,048; and Mr. Lance — $0, $1,673,382 and $4,431,850 (such values for Mr. Lance are based upon the pro-rated maximum payout).

(4)	Amounts shown under the “Option Awards” column reflect the aggregate grant date fair value computed in accordance with ASC 718 for fiscal 2012, fiscal 2011 and fiscal 2010, respectively, with respect to stock options granted to named executive officers, except that the fiscal 2012 amount for Mr. Lance reflects the incremental fair value as a result of the modifications to his outstanding stock options as provided in his retirement agreement, computed as of the October 31, 2011 modification date in accordance with ASC 718. Amounts reflect our accounting for these stock option grants and do not correspond to the actual values that may be realized by the named executive officers. The grant date fair value of each stock option award is calculated at the date of grant (or modification) using the Black-Scholes-Merton option-pricing model. The option awards in fiscal 2012 were made on August 26, 2011 with a grant date fair value of $9.49 per share underlying each option award for the grants to Messrs. McArthur, Pearson, Mehnert and Shuman. The option awards in fiscal 2012 to Mr. Brown were made on his November 1, 2011 start date with a grant date fair value of $9.20 per share underlying each such option award. The assumptions used for the valuations are set forth in Note 14 to our audited consolidated financial statements in our Annual Report on Form 10-K for the respective fiscal year end. Pursuant to SEC rules, we disregarded the estimates of forfeitures related to service-based vesting conditions. See the Grants of Plan-Based Awards in Fiscal 2012 Table on page 58 and related notes and the “Compensation Discussion and Analysis” section of this proxy statement for information with respect to stock options granted in fiscal 2012 and the Outstanding Equity Awards at 2012 Fiscal Year End Table on page 60 and related notes for information with respect to stock options granted prior to fiscal 2012.

(5)	Amounts shown under the “Non-Equity Incentive Plan Compensation” column reflect (a) cash amounts earned under our Annual Incentive Plan for services performed in fiscal 2012, fiscal 2011 and fiscal 2010, respectively, and (b) amounts earned under our Performance Reward Plan in fiscal 2012, fiscal 2011 and fiscal 2010, respectively. Payouts were determined by our independent directors, in the case of Messrs. Brown and Lance, and the Compensation Committee, in the case of the other named executive officers, in August 2012, August 2011 and August 2010, respectively, and paid shortly thereafter. The amounts shown include any portion of such payments deferred and contributed by our named executive officers to our Retirement Plan or our SERP. The amounts shown for fiscal 2012 are comprised of the following amounts: Mr. Brown — $800,000 under the Annual Incentive Plan; Mr. McArthur — $186,000 under the Annual Incentive Plan and $27,789 under the Performance Reward Plan; Mr. Mehnert — $318,000 under the Annual Incentive Plan and $29,038 under the Performance Reward Plan; Mr. Pearson — $181,000 under the Annual Incentive Plan and $26,127 under the Performance Reward Plan; Mr. Shuman — $143,000 under the Annual Incentive Plan and $20,507 under the Performance Reward Plan; and Mr. Lance — $194,000 under the Annual Incentive Plan and $25,695 under the Performance Reward Plan. For additional information about our Annual Incentive Plan and Performance Reward Plan and these payouts, see the “Compensation Discussion and Analysis” section of this proxy statement and the Grants of Plan-Based Awards in Fiscal 2012 Table on page 58 and related notes.

The amounts shown for fiscal 2011 are comprised of the following amounts: Mr. McArthur — $396,185 under the Annual Incentive Plan and $68,181 under the Performance Reward Plan; Mr. Mehnert — $330,000 under the Annual Incentive Plan and $56,947 under the Performance Reward Plan; Mr. Pearson — $328,733 under the Annual Incentive Plan and $57,881 under the Performance Reward Plan; Mr. Shuman — $315,945 under the Annual Incentive Plan and $51,935 under the Performance Reward Plan; and Mr. Lance — $1,264,000 under the Annual Incentive Plan and $174,518 under the Performance Reward Plan.

The amounts shown for fiscal 2010 are comprised of the following amounts: Mr. McArthur — $527,000 under the Annual Incentive Plan and $114,071 under the Performance Reward Plan; Mr. Mehnert — $409,000 under the Annual Incentive Plan and $88,565 under the Performance Reward Plan; Mr. Pearson — $335,000 under the Annual Incentive Plan and $81,662 under the Performance Reward Plan; Mr. Shuman — $380,000 under the Annual Incentive Plan and $84,002 under the Performance Reward Plan; and Mr. Lance — $1,690,000 under the Annual Incentive Plan and $314,492 under the Performance Reward Plan.

(6)	Under his retirement agreement, we agreed to provide Mr. Lance with a supplemental retirement benefit in the form of a life annuity, at an annual rate of $514,745. The actuarial present value of this benefit was $8,530,000 as of June 29, 2012. In consideration of us providing the life annuity under the retirement agreement, we and Mr. Lance agreed to terminate the Restated SPP. The actuarial present value of the accumulated benefits owed to Mr. Lance under the Restated SPP was $5,801,000 as of July 1, 2011. The amount shown under the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column for Mr. Lance for fiscal 2012 represents the net aggregate change in actuarial present value of Mr. Lance’s accumulated benefits under the retirement agreement and Restated SPP plus the $523,741 payment we made to Mr. Lance on May 1, 2012 under the retirement agreement. For more information on Mr. Lance’s supplemental retirement benefit, see the “Pension Benefits in Fiscal 2012” section of this proxy statement. The amount shown under the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column for Mr. Lance for fiscal 2011 and fiscal 2010 represents the change in actuarial present value of Mr. Lance’s accumulated benefits under the Restated SPP for fiscal years 2011 and 2010, respectively.

(7)	The following table describes the components of the “All Other Compensation” column for fiscal 2012:

Fiscal 2012 All Other Compensation Table

Name	Insurance Premiums (a)	Company Contributions to Retirement Plan (b)	Company Credits to SERP (nonqualified) (c)	Perquisites and Other Personal Benefits (d)	Tax Reimbursement Payments (e)	Other (f)	Total
William M. Brown	$2,362	$0	$0	$416,626	$16,009	$0	$434,997
Gary L. McArthur	$2,148	$7,873	$36,971	$0	$0	$0	$46,992
Dana A. Mehnert	$1,749	$8,323	$37,030	$0	$0	$0	$47,102
Daniel R. Pearson	$1,993	$8,481	$33,418	$0	$0	$0	$43,892
Jeffrey S. Shuman	$1,627	$8,173	$25,718	$0	$0	$0	$35,518
Howard L. Lance	$5,736	$0	$27,684	$185,181	$0	$136,109	$354,710

(a)	Amounts shown reflect the dollar value of the premiums paid by us on life insurance for the named executive officers under our broad-based group basic life insurance benefit. For Mr. Lance, it reflects the premiums paid for an individual life insurance policy, the premiums of which were paid by us and which provided a benefit which is two and one-half times his eligible compensation. Eligible compensation consisted of annual base salary plus his then-current Annual Incentive Plan award at target.

(b)	Amounts shown reflect company contributions under our Retirement Plan, which is a tax-qualified, defined contribution plan.

(c)	Amounts shown reflect company credits to the named executive officer’s account under the SERP, which is a nonqualified, defined contribution retirement plan. For additional information regarding the SERP, see the Nonqualified Deferred Compensation Table on page 66 and related notes.

(d)	Perquisites and other personal benefits for Messrs. McArthur, Mehnert, Pearson and Shuman are not reported for fiscal 2012 because the total incremental cost to us per individual was less than $10,000. Perquisites and other personal benefits provided to Mr. Brown for fiscal 2012 consisted of: (i) payments or reimbursement of relocation and related temporary living expenses of $206,266; (ii) payment of $46,124 for legal services related to the negotiation of his employment agreement; and (iii) $164,236 for personal use of company-owned aircraft, which personal use was for travel to and from his home in Connecticut as part of his relocation. Perquisites and other personal benefits provided to Mr. Lance for fiscal 2012 was $157,613 for personal use of company-owned aircraft (including $24,237 for use associated with attendance at outside board meetings) and payment of $27,568 for legal services related to the negotiation of his retirement agreement.

The incremental cost to Harris of personal use of the company-owned aircraft is calculated based on the average variable operating costs to Harris. Variable operating costs include fuel, maintenance, weather-monitoring, on-board catering, trip-related hangar/parking, landing/ramp fees and other miscellaneous variable costs. The total annual variable costs are divided by the annual number of miles the Harris aircraft flew to derive an average variable cost per mile. This average variable cost per mile is then multiplied by the miles flown for personal use to derive the incremental cost. The methodology excludes fixed costs that do not change based on usage, such as pilots’ and other employees’ salaries, purchase costs of the aircraft and non-trip related hangar expenses. The taxable benefit associated with personal use of the Harris aircraft is imputed to our named executive officers at “Standard Industry Level” rates and named executive officers do not receive any gross-up for payment of taxes for such imputed income. The amount related to the loss of tax deduction to us due to the personal use of company-owned aircraft under the Internal Revenue Code is not included.

As noted above, we also offer an additional long-term disability benefit to employees with eligible compensation in excess of $250,000. Because we self-insure this benefit, there is no incremental cost reflected for the named executive officers.

Certain Harris-related events may include meetings and receptions with our customers, executive management or Board attended by the named executive officer and a spouse or guest. If the company-owned aircraft is used and a spouse or guest travels with the named executive officer, no amounts are included because there is no incremental cost to Harris. We also have Harris-purchased tickets to athletic or other events generally for business purposes. In limited instances, executives, including our named executive officers, may have personal use of Harris-purchased event tickets. No amounts are included because there is no incremental cost to Harris of such personal use. For a discussion of perquisites and other personal benefits provided to our named executive officers, see the “Compensation Discussion and Analysis” section of this proxy statement.

(e)	This amount represents reimbursement for taxes on imputed income associated with the relocation-related benefits provided to Mr. Brown. This reimbursement is in accordance with our relocation policies for salaried employees.

(f)	This amount includes (i) $11,167 paid to Mr. Lance for his service as a director for the period following his retirement as our President and Chief Executive Officer; and (ii) $124,942 paid to Mr. Lance for his service as a Special Advisor following his retirement.

(8)

We did not grant any performance share units or other stock awards or stock options to Mr. Lance in fiscal 2012. However, as described in the “Compensation Discussion and Analysis” section of this proxy statement, in connection with Mr. Lance’s retirement as President and Chief Executive Officer on October 31, 2011, we modified the terms and conditions of outstanding performance share awards previously granted to Mr. Lance to permit them to remain outstanding and continue to vest, based on the attainment of applicable performance metrics, and subject to pro-ration for the performance period occurring through his retirement date, if earned. The modifications to Mr. Lance’s outstanding performance share awards resulted in incremental fair value under ASC 718 of $3,717,394. We also modified the terms and conditions of outstanding stock options held by Mr. Lance (i) that were vested at the time of his retirement to permit them to remain outstanding for their full remaining term, and (ii) that were not vested at the time of his retirement to permit them to continue to vest and remain outstanding for their full remaining term. The modifications to Mr. Lance’s stock options resulted in incremental fair value under ASC 718 of $5,917,819. Amounts reflect our accounting for these awards and do not correspond to the actual values that may be realized by Mr. Lance.

Salary and Bonus as a Proportion of 2012 Total Compensation

Using the amounts shown under the “Salary” and “Bonus” columns and the amounts shown under the “Total” column in the Summary Compensation Table, the salary and bonus of each of our named executive officers as a proportion of their respective 2012 total compensation was as follows: Mr. Brown-35.30%; Mr. McArthur-19.23%; Mr. Mehnert-17.61%; Mr. Pearson-28.29%; Mr. Shuman-26.01%; and Mr. Lance-3.31%.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2012

The following table provides information about cash (non-equity) and equity incentive compensation awarded to our named executive officers in fiscal 2012, including: (1) the grant date of equity awards; (2) the range of possible cash payouts under our Annual Incentive Plan and Performance Reward Plan for fiscal 2012 performance; (3) the range of performance share units that may be earned in respect of the performance share units granted in fiscal 2012; (4) the number and exercise price of stock option grants; and (5) the grant date fair value of the grants of performance share units, restricted stock units and stock options computed under ASC 718.

Name	Type of Award	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/Share) (5)		Grant Date Fair Value of Stock and Option Awards ($) (6)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
William M. Brown	Annual Incentive Plan	—	—	$200,000	$800,000	$1,600,000	—	—	—	—	—		—		—
	Performance share units	11/1/11	10/8/11				—	139,075	278,150	—	—		—		$4,621,824
	Options	11/1/11	10/8/11								366,552		$36.66		$3,374,074
Gary L. McArthur	Annual Incentive Plan	—	—	$101,250	$405,000	$810,000	—	—	—	—	—		—		—
	Performance Reward Plan	—	—	$24,514	$36,664	$154,787	—	—	—	—	—		—		—
	Performance share units	8/26/11	8/26/11				—	16,200	32,400	—	—		—		$550,638
	Restricted stock units	8/26/11	8/26/11							1,800	—		—		$67,842
	Restricted stock units Options	11/1/11 8/26/11	10/24/11 8/26/11							25,000	— 59,800	$	— 37.69	$ $	916,500 567,299
Dana A. Mehnert	Annual Incentive Plan	—	—	$80,000	$320,000	$640,000	—	—	—	—	—		—		—
	Performance Reward Plan	—	—	$19,864	$29,464	$123,782	—	—	—	—	—		—		—
	Performance share units	8/26/11	8/26/11				—	12,400	24,800	—	—		—		$421,476
	Restricted stock units Options	11/1/11 8/26/11	10/24/11 8/26/11							25,000	— 45,800	$	— 37.69	$ $	916,500 434,486
Daniel R. Pearson	Annual Incentive Plan	—	—	$93,750	$375,000	$750,000	—	—	—	—	—		—		—
	Performance Reward Plan	—	—	$22,614	$33,864	$143,087	—	—	—	—	—		—		—
	Performance share units	8/26/11	8/26/11				—	15,100	30,200	—	—		—		$513,249
	Restricted stock units Options	8/26/11 8/26/11	8/26/11 8/26/11							1,200	— 55,600	$	— 37.69	$ $	45,228 527,455
Jeffrey S. Shuman	Annual Incentive Plan	—	—	$77,500	$310,000	$620,000	—	—	—	—	—		—		—
	Performance Reward Plan	—	—	$17,964	$27,264	$116,177	—	—	—	—	—		—		—
	Performance share units	8/26/11	8/26/11				—	9,800	19,600	—	—		—		$333,102
	Restricted stock units Restricted stock units Options	8/26/11 11/1/11 8/26/11	8/26/11 10/24/11 8/26/11							1,000 8,000	— — 36,000	$	— — 37.69	$ $ $	37,690 293,280 341,518
Howard L. Lance (7)	Annual Incentive Plan	—	—	$105,525	$422,100	$844,200	—	—	—	—	—		—		—
	Performance Reward Plan	—	—	$16,155	$28,818	$133,839	—	—	—	—	—		—		—
	Performance shares	8/28/2009	10/8/11				—	58,700	117,400	—	—		—		$2,880,703
	Performance shares	8/28/2010	10/8/11				—	22,164	44,328	—	—		—		$836,691
	Options	8/27/2005	10/8/11								84,975		$35.19		$240,799
	Options	8/26/2006	10/8/11								163,835		$41.46		$769,566
	Options	8/27/2007	10/8/11								161,721		$55.78		$488,376
	Options	8/23/2008	10/8/11								183,918		$48.96		$940,182
	Options	8/28/2009	10/8/11								274,000		$35.04		$2,145,162
	Options	8/28/2010	10/8/11								178,400		$42.87		$1,333,734
(1)	The “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” column shows the range of possible cash payouts under our Annual Incentive Plan and our Performance Reward Plan in respect of fiscal 2012 performance. If performance is below threshold then no amounts will be paid. Amounts actually earned in respect of fiscal 2012 were determined by our independent directors, in the case of Messrs. Brown and Mr. Lance, and the Compensation Committee, in the case of the other named executive officers, in August 2012 and paid shortly thereafter and are reported under the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table on page 54. For additional information related to our Annual Incentive Plan and the Performance Reward Plan, including performance targets, measures and weighting, see the “Compensation Discussion and Analysis” section of this proxy statement.

(2)	The “Estimated Future Payouts Under Equity Incentive Plan Awards” column shows the range of performance share units granted to Messrs. McArthur, Pearson, Mehnert and Shuman that may be earned in respect of performance share units granted under our 2005 Equity Incentive Plan in fiscal 2012 for the three-year performance period covering fiscal years 2012 through 2014 and for Mr. Brown the performance share units granted to him that may be earned in respect of the three-year performance period covering fiscal years 2012 through 2014 and the performance share units granted to him that may be earned in respect of the two-year performance period covering fiscal years 2013 and 2014. The number of shares that will be earned by each named executive will range from 0% to a maximum of 200% of the target number of performance shares units and will be based upon the achievement of cumulative operating income for the performance period and average annual return on invested capital against target for the same period, subject to possible adjustment based upon our comparative total shareholder return. There is no threshold level for a payout of performance share units. For additional information related to the performance measures, targets and weighting, see the “Compensation Discussion and Analysis” section of this proxy statement. During the performance period, cash dividend equivalent payments are not paid on or performance share units. The performance share units awards granted in fiscal 2012 provide that each performance share unit earned and paid out will receive accrued dividend equivalents in an amount per share equal to the cash dividends or other distributions, if any, which are paid with respect to an issued and outstanding share of our common stock during the performance period, and that payment of such dividend equivalents will be made in cash at the time of the actual payout in respect of such performance share unit awards. An executive must remain employed with us through the last day of the performance period to earn an award, although a pro-rata portion of the award will be earned if employment terminates in the case of death, disability or retirement after age 55 with 10 or more years of full-time service, or involuntary termination of the executive other than for misconduct or cause. See the “Potential Payments Upon Termination or a Change in Control” section of this proxy statement beginning on page 67 for the treatment of performance share units in these situations and upon a change in control.

(3)	The “All Other Stock Awards: Number of Shares of Stock or Units” column shows restricted stock units awards. The 1,800 restricted stock units granted to Mr. McArthur and the 1,000 restricted stock units granted to Mr. Shuman on August 26, 2011 will vest on August 26, 2013 (in the case of Mr. McArthur, provided he is still employed by us on such date). The 1,200 restricted stock units granted to Mr. Pearson on August 26, 2011 vested on August 26, 2012. The 8,000 restricted stock units granted to Mr. Shuman on November 1, 2011 will vest on November 1, 2014. The restricted stock units granted to Messrs. McArthur and Mehnert on November 1, 2011 will vest on November 1, 2014, provided each such named executive officer is still employed by us on such date. Cash dividend equivalent payments are paid in cash on these restricted stock units in an amount equal to dividends paid on our common stock. In the case of death or disability or upon a change in control, these restricted stock units will immediately vest. In the case of retirement after age 55 with 10 or more years of full time service, or involuntary termination of employment other than for misconduct or cause, unvested restricted stock units will vest and be pro-rated. In connection with his employment termination, the terms and conditions of the 1,000 restricted stock units granted to Mr. Shuman on August 26, 2011 and the 8,000 restricted stock units granted to Mr. Shuman on November 1, 2011 were modified to permit them to continue to vest in full following such employment termination, rather than only on a pro-rata basis.

(4)	The “All Other Option Awards: Number of Securities Underlying Options” column shows the number of shares of our common stock underlying stock options granted to our named executive officers during fiscal 2012. These options vest one-third on the first anniversary of the grant date, an additional one-third on the second anniversary and the final one-third on the third anniversary. In the event of a change in control, these options will immediately vest and become exercisable. These stock options expire no later than 10 years from the date of grant. For additional information related to the terms and conditions of the stock options granted by us, see the Outstanding Equity Awards at 2012 Fiscal Year End Table on page 60 and related notes.

(5)	The “Exercise or Base Price of Option Awards” column shows the exercise price per share for the stock options at the time of grant, which was the closing market price per share of Harris common stock on the grant date or, if the grant is made on a weekend or holiday, the closing market price of our common stock on the prior business day.

(6)	The “Grant Date Fair Value of Stock and Option Awards” column shows the aggregate grant date fair value computed in accordance with ASC 718 of the performance share units (at target), restricted stock units and stock options granted to the named executive officers in fiscal 2012. In accordance with SEC rules, the amounts in this column reflect the grant date fair value without reduction for estimates of forfeitures related to service-based vesting conditions. The grant date fair value of each option award shown in this column for Messrs. McArthur, Mehnert, Pearson and Shuman is based on a value of $9.49 per share underlying each option and for Mr. Brown is based on a value of $9.20 per share underlying each option, in each case, calculated using the Black-Scholes-Merton option-pricing model at the date of grant. The grant date fair value of performance share units shown in this column is computed based upon the probable outcome of the performance conditions as of the grant date of such awards, which is at target. The grant date fair value for performance share units granted to Messrs. McArthur, Mehnert, Pearson and Shuman is based on a grant price of $37.69, the closing market price per share of Harris common stock on August 26, 2011 less a discount of $3.70 per share, because dividends are not paid on performance share units during the performance period, for a grant date fair value of $33.99 per share. The grant date fair value of the performance share units granted to Mr. Brown on November 1, 2011 are based upon a grant price of $36.66, the closing market price per share of Harris common stock on November 1, 2011, less a discount of $2.35 per share for half of the 56,165 performance share units having a fiscal 2012-2013 performance period with a resulting grant date fair value of $34.31, and less a discount of $3.70 per share for the other half of such 56,165 performance share units with a resulting grant date fair value of $32.96 and less a discount of $3.70 per share for the 82,910 performance share units having a fiscal 2012-2014 performance period with a resulting grant date fair value of $32.96 because dividends are not paid on performance share units during the performance period. The assumptions used for the valuations are set forth in Note 14 to our audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended June 29, 2012. These amounts reflect our accounting for these grants and do not correspond to the actual values that may be realized by the named executive officers.

(7)	For Mr. Lance, the amounts shown under the “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” column reflect the pro-rated range of possible cash payouts to Mr. Lance under our Annual Incentive Plan and our Performance Reward Plan in respect of fiscal 2012 performance. Under his retirement agreement, Mr. Lance was entitled to receive a cash bonus under our Annual Incentive Plan and Performance Reward Plan in respect of fiscal 2012, which bonus was contingent on the attainment of the applicable performance metrics for fiscal 2012, and pro-rated for the portion of fiscal 2012 which had elapsed as of his October 31, 2011 retirement date. Minimum, target and maximum cash award levels for Mr. Lance in respect of fiscal 2012 were approved in August 2011 as follows: $0 — $1,260,000 — $2,520,000.

Mr. Lance did not receive any grants of performance shares or options during fiscal 2012. However, under his retirement agreement: (i) the terms and conditions of stock options held by Mr. Lance that were vested as of his retirement date were modified to permit them to remain outstanding for their full remaining terms; (ii) the terms and conditions of stock options held by Mr. Lance that were not vested as of his retirement date were modified to permit them to remain outstanding and to continue to vest in accordance with their vesting schedules and to remain outstanding for their full remaining terms; and (iii) the terms and conditions of performance share awards previously granted to Mr. Lance were modified to permit them to remain outstanding and eligible to vest, based on the attainment of applicable performance metrics, and subject to pro-ration for the performance period occurring through his retirement date, if earned. The dates shown under the “Grant Date” column for Mr. Lance reflect the original grant date of each award specified. The dates shown under the “Approval Date” column for Mr. Lance reflect the date of approval of the modification of such awards as provided in the retirement agreement. The amounts shown under the “Grant Date Fair Value of Stock and Option Awards” column reflect the incremental fair value, computed as of the modification date (October 31, 2011) in accordance with ASC 718, with respect to the modified awards.

OUTSTANDING EQUITY AWARDS AT 2012 FISCAL YEAR END

The following table provides information regarding outstanding unexercised stock options and unvested stock awards held by each of our named executive officers as of June 29, 2012. Each grant of outstanding unexercised stock options or unvested stock awards is shown separately for each named executive officer. The vesting schedule for each grant of outstanding unexercised stock options is shown in the footnotes following this table.

Name	Option Awards						Stock Awards
	Option Grant Date (1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (3)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4)	Equity Incentive Plan Awards:
									Number of Unearned Shares, Units or Other Rights that Have Not Vested (#) (5)		Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($) (6)
William M. Brown	11/1/2011	0	366,552	—	$36.66	11/1/2021	—	—	112,330		$4,701,011
									165,820		$6,939,567

									278,150		$11,640,578
Gary L. McArthur	8/25/2006	32,767	0	—	$41.46	8/25/2013	1,800	$75,330	25,600		$1,071,36
	8/24/2007	30,441	0		$55.78	8/24/2014	25,000	$1,046,250	32,400		$1,355,940

	8/22/2008	40,905	0		$48.96	8/22/2015	26,800	$1,121,580	58,000		$2,427,300
	8/28/2009	40,600	20,300		$35.04	8/28/2019
	8/27/2010	15,267	30,533		$42.87	8/27/2020
	8/26/2011	0	59,800		$37.69	8/26/2021

		159,980	110,633
Dana A. Mehnert	8/26/2005	2,351	0	—	$35.19	8/26/2012	9,000	$376,650	18,800		$786,780
	8/25/2006	6,183	0		$41.46	8/25/2013	25,000	$1,046,250	24,800		$1,037,880

	8/24/2007	11,891	0		$55.78	8/24/2014	34,000	$1,422,900	43,600		$1,824,660
	8/22/2008	21,879	0		$48.96	8/22/2015
	8/28/2009	32,467	16,233		$35.04	8/28/2019
	8/27/2010	11,234	22,466		$42.87	8/27/2020
	8/26/2011	0	45,800		$37.69	8/26/2021

		86,005	84,499
Daniel R. Pearson	8/26/2005	1	0	—	$35.19	8/26/2012	5,000	$209,250	22,400		$937,440
	8/25/2006	17,440	0		$41.46	8/25/2013	1,200	$50,220	30,200		$1,263,870

	8/24/2007	22,302	0		$55.78	8/24/2014	6,200	$259,470	52,600		$2,201,310
	8/22/2008	33,929	0		$48.96	8/22/2015
	8/28/2009	16,833	16,833		$35.04	8/28/2019
	8/27/2010	13,334	26,666		$42.87	8/27/2020
	8/26/2011	0	55,600		$37.69	8/26/2021

		103,839	99,099
Jeffrey S. Shuman	8/15/2005	27,482	0	—	$35.31	8/15/2012	4,000	$167,400	18,400		$770,040
	8/25/2006	30,653	0		$41.46	8/25/2013	1,000	$41,850	19,600		$820,260
	8/24/2007	28,539	0		$55.78	8/24/2014	8,000	$334,800	38,000		$1,590,300

	8/22/2008	31,921	0		$48.96	8/22/2015	13,000	$544,050
	8/28/2009	31,667	15,833		$35.04	8/28/2019
	8/27/2010	10,967	21,933		$42.87	8/27/2020
	8/26/2011	0	36,000

		161,229	73,766
Howard L. Lance	8/27/2005	84,975	0	—	$35.19	8/27/2012	—	—	44,328	(7)	$1,855,127
	8/26/2006	163,835	0		$41.46	8/26/2013
	8/27/2007	161,721	0		$55.78	8/27/2014
	8/23/2008	183,918	0		$48.96	8/23/2015
	8/28/2009	182,667	91,333		$35.04	8/28/2019
	8/28/2010	59,467	118,933		$42.87	8/28/2020

		836,583	210,266

(1)

All options granted are nonqualified stock options. The exercise price at the time of grant for all stock option grants is the closing market price of a share of our common stock on the date of grant except that grants made to Mr. Lance by the independent directors of the Board on 8/27/2005, 8/26/2006, 8/23/2008 and 8/28/2010 are annual grants made on a Saturday using the closing market price on the prior business day in accordance with the terms of our equity incentive plans, and the grant made by the independent directors of the Board on 8/27/2007 is the annual grant made to Mr. Lance using an exercise price higher than the closing market price on the date of grant. The exercise price may be paid in cash and/or shares of our common stock, or an option holder may use “broker assisted cashless exercise” procedures. In the event of death while employed, options shall immediately become fully vested and shall be exercisable for up to 12 months following the date of death but not later than the regularly scheduled expiration date. In the event of disability while employed, options granted prior to July 4, 2009 shall continue to vest in accordance with the vesting schedule and be exercisable until the regularly scheduled expiration date and options granted on or after July 4, 2009 shall immediately fully vest and be exercisable until the regularly scheduled expiration date. In the event of retirement after age 62 with 10 or more years of full-time service, options shall continue to vest and be exercisable until the regularly scheduled expiration date. In the event of retirement before age 62, but after age 55 with 10 or more years of full-time service, options shall cease vesting and options exercisable at the time of such retirement will continue to be exercisable until the regularly scheduled expiration date, but unvested options are forfeited. In the event of termination of employment of an option holder by us other than for misconduct or cause, unvested options are forfeited and vested options may be exercised until the sooner of 90 days following such involuntary termination or the regularly scheduled expiration date. If an option holder’s employment is terminated by us for misconduct or cause all vested and unvested options are automatically forfeited. In the event of resignation or voluntary termination of employment by the option holder, unvested options are automatically forfeited and vested options that were granted prior to June 30, 2007 are automatically forfeited and vested options that were granted on or after June 30, 2007 may be exercised until the sooner of 30 days following such resignation or voluntary termination or the regularly scheduled expiration date. In the event of a change in control, outstanding options immediately vest and become exercisable. As discussed in the “Compensation Discussion and Analysis” section of this proxy statement, in connection with Mr. Lance’s retirement, we modified the terms and conditions of stock options held by Mr. Lance (i) that were vested at the time of his retirement to permit them to remain outstanding for their full remaining term, and (ii) that were not vested at the time of his retirement to permit them to continue to vest and remain outstanding for their full remaining term. As described in the “Potential Payments Upon Termination or a Change in Control-Employment Agreement — William M. Brown” section of this proxy statement, options granted to Mr. Brown will continue to vest following a termination of his employment by us without cause or by Mr. Brown for constructive termination.

(2)	The following table details the regular vesting schedule for all unvested stock option grants for each named executive officer. In general, options granted on or after August 27, 2004 expire seven years from the date of grant and options granted on or after August 28, 2009 expire 10 years from the date of grant.

Name	Grant Date	Option Vesting Date	Number of Shares Underlying Options
William M. Brown	11/1/2011	11/1/2012	122,185
		11/1/2013	122,184
		11/1/2014	122,183
Gary L. McArthur	8/28/2009	8/28/2012	20,300
	8/27/2010	8/27/2012	15,267
		8/27/2013	15,266
	8/26/2011	8/26/2012	19,934
		8/26/2013	19,933
		8/26/2014	19,933
Dana A. Mehnert	8/28/2009	8/28/2012	16,233
	8/27/2010	8/27/2012	11,233
		8/27/2013	11,233
	8/26/2011	8/26/2012	15,267
		8/26/2013	15,267
		8/26/2014	15,266
Daniel R. Pearson	8/28/2009	8/28/2012	16,833
	8/27/2010	8/27/2012	13,333
		8/27/2013	13,333
	8/26/2011	8/26/2012	18,534
		8/26/2013	18,533
		8/26/2014	18,533
Jeffrey S. Shuman	8/28/2009	8/28/2012	15,833
	8/27/2010	8/27/2012	10,967
		8/27/2013	10,966
	8/26/2011	8/26/2012	12,000
		8/26/2013	12,000
		8/26/2014	12,000
Howard L. Lance	8/28/2009	8/28/2012	91,333
	8/28/2010	8/28/2012	59,467
		8/28/2013	59,466

(3)

These are grants of restricted stock or restricted stock units. We granted Mr. McArthur an award of (i) 1,800 restricted stock units on August 26, 2011, which award will vest on August 26, 2013 if Mr. McArthur is still employed by us on such date, and (ii) 25,000 restricted stock units on November 1, 2011, which award will vest on November 1, 2014 if Mr. McArthur is still employed by us on such date. We granted Mr. Mehnert an award of (i) 9,000 restricted shares on August 28, 2009, which award vested on August 28, 2012 and (ii) 25,000 restricted stock units on November 1, 2011, which award will vest on November 1, 2014 if Mr. Mehnert is still employed by us on such date. We granted Mr. Pearson an award of (i) 5,000 restricted shares on August 28, 2009, which award vested on August 28, 2012, and (ii) 1,200 restricted stock units on August 26, 2011, which award vested on August 26, 2012. We granted Mr. Shuman an award of (i) 4,000 restricted shares on August 28, 2009, which award vested on August 28, 2012, (ii) 1,000 restricted stock units on August 26, 2011, which award vests on August 26, 2013, and (iii) 8,000 restricted stock units on November 1, 2011, which award vests on November 1, 2014. In connection with his employment termination, the terms and conditions of the restricted stock units granted to Mr. Shuman were modified to permit them to continue to vest and remain outstanding rather than be pro-rated. During the restricted period of restricted stock, the holder may exercise full voting rights, but may not sell, exchange, assign, transfer, pledge or otherwise dispose of such shares. Cash dividend equivalent payments are paid on shares of restricted stock and restricted stock units in an amount equal to the dividend payments on our common stock. In the event of retirement after age 55 with 10 or more years of full-time service prior to full vesting, awards of restricted stock granted prior to August 26, 2011 will become vested and payable as determined by the Compensation Committee and restricted stock units granted after August 26, 2011 will be pro-rated based upon the period worked during the restriction period and paid out at the end of the relevant restricted period. In the event of death or disability prior to full vesting, awards of restricted stock and restricted stock units will immediately vest. Upon a change in control, restricted stock and restricted stock units will immediately vest.

(4)	The market value shown was determined by multiplying the number of shares of restricted stock or restricted stock units that have not vested by the $41.85 closing market price per share of Harris common stock on June 29, 2012, the last trading day of our fiscal year end.

(5)	These are the number of performance shares granted in fiscal 2011 with a three-year performance period covering fiscal years 2011 through 2013 and performance share units granted in fiscal 2012 with a three-year performance period covering fiscal years 2012 through 2014, and for Mr. Brown are the performance share units granted to him with a two-year performance period covering fiscal years 2012 and 2013 and the performance share units granted to him with a three-year performance period covering fiscal years 2012 through 2014. Because the end of the performance period for performance share awards granted to the named executive officers in fiscal 2010 was June 29, 2012, the date on which these awards became fully vested, these performance shares are not included in this Outstanding Equity Awards at 2012 Fiscal Year End Table but are included in the Option Exercises and Stock Vested in Fiscal 2012 Table on this page 62 under the “Stock Awards” column. The number of performance shares and performance share units and related values as of June 29, 2012 represent the maximum possible award payout, not the award that was granted at target. We are required by SEC rules to report these amounts in this manner if the previous fiscal year’s performance exceeded the target performance. The maximum represents 200% of the target award for such performance shares and performance share units. Actual results may cause our named executive officers to earn fewer performance shares. The performance share awards granted in fiscal 2011 and the performance share units granted in fiscal 2012 provide that each performance share and performance share unit earned and paid out will receive accrued dividend equivalents in an amount per share equal to the cash dividends or other distributions, if any, which are paid with respect to an issued and outstanding share of our common stock during the performance period, and that payment of such dividend equivalents will be made in cash at the time of the actual payout of shares in respect of such performance share awards and performance share unit awards. In the event of retirement after age 55 with 10 or more years of full-time service prior to vesting, or death or disability, awards of performance shares and performance share units will be pro-rated based upon the period worked during the performance period, with such shares paid at the end of the performance period based upon our performance. Upon a change in control, performance shares and performance share units are deemed fully earned and vested immediately and will be paid at the end of the three-year performance period at not less than the target level, subject to accelerated payout or forfeiture in certain circumstances. For more information regarding performance shares and performance share units, see the Grants of Plan-Based Awards in Fiscal 2012 Table on page 58 and related notes and the “Compensation Discussion and Analysis” section of this proxy statement.

(6)	The market value shown was determined by multiplying the number of unearned performance shares or performance share units (at maximum) by the $41.85 closing market price per share of Harris common stock on June 29, 2012, the last trading day of our fiscal year end.

(7)	As discussed in the “Compensation Discussion and Analysis” section of this proxy statement, in connection with Mr. Lance’s retirement, we modified the terms of Mr. Lance’s outstanding performance share awards to permit them to remain outstanding and continue to vest, based on the attainment of applicable performance metrics and subject to pro-ration for the performance period occurring through his retirement date, if earned. The number of performance shares listed for Mr. Lance is the pro-rated maximum number of performance shares that can be earned.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2012

The following table provides information for each of our named executive officers regarding (1) stock option exercises during fiscal 2012, including the number of shares acquired upon exercise and the value realized, and (2) the number of shares acquired upon the vesting of stock awards during fiscal 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#) (1)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (2)		Value Realized on Vesting ($) (2)
William M. Brown	0	$0	0		$0
Gary L. McArthur	21,140	$184,764	26,800	(3)	$1,051,580
Dana A. Mehnert	0	$0	16,750	(4)	$700,988
Daniel R. Pearson	0	$0	22,900	(5)	$895,365
Jeffrey S. Shuman	0	$0	21,100	(6)	$827,035
Howard L. Lance	0	$0	58,700	(4)	$2,456,595

(1)	The value realized upon the exercise of stock options is the number of options exercised multiplied by the difference between the exercise price and the average selling price of the shares of our common stock sold on the date of exercise or the closing market price in the case where shares were surrendered to pay the exercise price and taxes. The value realized was determined without considering any taxes that were owed upon exercise. Mr. McArthur surrendered 18,468 shares of our common stock to pay the exercise price of exercised stock options and the related tax withholding obligations.

(2)	The value realized on the vesting of performance shares was determined by multiplying the number of performance shares that vested by the $41.85 closing market price of Harris common stock on June 29, 2012, the last trading day of our fiscal year end. The value realized on the vesting of restricted shares was determined by multiplying the number of restricted shares that vested by the closing market price of our common stock on the date of vesting, as described further in the notes below. Upon the vesting and release of performance shares, performance share units, restricted shares or restricted share units, shares are surrendered to satisfy income tax withholding requirements. The amounts shown and value realized do not give effect to the surrender of shares to cover such tax withholding obligations. For Messrs. McArthur, Pearson, Shuman and Lance, the number of performance shares earned in fiscal 2012 was 100% of the target number of performance shares originally granted in fiscal 2010. For Mr. Mehnert the number of performance shares earned in fiscal 2012 was 125% of the target number of shares originally granted in fiscal 2010. For additional information with respect to the payout for performance share awards with a performance period of fiscal 2010 through fiscal 2012, see the “Compensation Discussion and Analysis” section of this proxy statement.

(3)	For Mr. McArthur, the stock awards that vested in fiscal 2012 are the performance share awards granted in fiscal 2010 with a three-year performance period of fiscal 2010 through fiscal 2012 and 10,000 shares of restricted stock that vested on August 22, 2011. The value realized with respect to the restricted stock was determined by multiplying the 10,000 shares of restricted stock by the $34.85 closing market price of Harris common stock on the August 22, 2011 vesting date.

(4)	For Messrs. Mehnert and Lance, the stock awards that vested in fiscal 2012 are the performance share awards granted in fiscal 2010 with a three-year performance period of fiscal 2010 through fiscal 2012.

(5)	For Mr. Pearson, the stock awards that vested in fiscal 2012 are the performance share awards granted in fiscal 2010 with a three-year performance period of fiscal 2010 through fiscal 2012 and 9,000 shares of restricted stock that vested on August 22, 2011. The value realized with respect to the restricted stock was determined by multiplying the 9,000 shares of restricted stock by the $34.85 closing market price of Harris common stock on the August 22, 2011 vesting date.

(6)	For Mr. Shuman, the stock awards that vested in fiscal 2012 are the performance share awards granted in fiscal 2010 with a three-year performance period of fiscal 2010 through fiscal 2012 and 8,000 shares of restricted stock that vested on August 22, 2011. The value realized with respect to the restricted stock was determined by multiplying the 8,000 shares of restricted stock by the $34.85 closing market price of Harris common stock on the August 22, 2011 vesting date.

PENSION BENEFITS IN FISCAL 2012

As discussed in the “Compensation Discussion and Analysis” and the “Potential Payments Upon Termination or a Change in Control” sections of this proxy statement, the retirement agreement with Mr. Lance provides that on or about each November 1 following his October 31, 2011 retirement date, we will provide Mr. Lance with a supplemental retirement benefit, in the form of a life annuity, at an annual rate of $514,745, which annuity will be payable in annual installments for the remainder of his lifetime. The following table sets forth information about those payments, including the estimated present value of the accumulated benefit. We do not provide any other defined benefit plans to our U.S.-based employees or to any of our other named executive officers.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefits ($) (1)	Payments During Last Fiscal Year ($)
Howard L. Lance Former Chairman, President and Chief Executive Officer	Retirement Agreement, between Howard L. Lance and Harris Corporation, dated October 8, 2011	N/A	$8,530,000	$523,741

(1)	The present value of Mr. Lance’s accumulated benefits is estimated as of June 29, 2012, and is based on the assumptions set forth in the following sentences of this note (1). The present value of benefits is discounted with interest using a 3.85% discount rate and assumed mortality for Mr. Lance. The assumed mortality for all of these calculations is the table promulgated by the IRS for determining lump sum payments under qualified pension plans for 2012.

Additional Information Related To

Mr. Lance’s Pension Benefits

Mr. Lance retired as our President and Chief Executive Officer on October 31, 2011. Mr. Lance’s retirement agreement provides that on or about each November 1 following his retirement date, we will provide Mr. Lance with a supplemental retirement benefit, in the form of a life annuity, at an annual rate of $514,745, which annuity will be payable in annual installments for the remainder of his lifetime. The actuarial present value of this benefit was $8,530,000 as of June 29, 2012. In order to comply with the provisions of Section 409A of the Internal Revenue Code, the first payment of the annuity was made on May 1, 2012, at which time we paid Mr. Lance an aggregate amount of $523,741, which represented the annual annuity amount plus interest thereon for the period from his retirement date until May 1, 2012. The life annuity will, at all times, be unfunded and will be paid solely from our general assets. Neither Mr. Lance nor anyone claiming through Mr. Lance will have any interest in any particular assets of ours by reason of the right to receive a benefit or payment under the retirement agreement.

Mr. Lance acknowledged under the retirement agreement that he is not entitled to any benefits pursuant to the Restated SPP. The Restated SPP for

Mr. Lance was intended to provide sufficient funds so that Mr. Lance’s annual retirement benefit in the aggregate, including our presumed levels of contributions to the Retirement Plan and SERP, benefits under the Social Security Act and retirement benefits from prior employment, would be equal to 50% of his final annual base salary and annual cash incentive target at retirement following age 60. The Compensation Committee and independent directors of our Board determined in their business judgment to provide a supplemental pension plan to Mr. Lance because of the stage of his career during which he joined us and because he did not have a retirement benefit believed to be competitive with those of other chief executive officers. The actuarial present value of the accumulated benefits owed to Mr. Lance under the Restated SPP was $5,801,000 as of July 1, 2011. As part of the overall retirement arrangement with Mr. Lance, the Compensation Committee and independent directors of our Board determined in their business judgment to provide Mr. Lance a defined benefit under the retirement agreement in the form of a life annuity equal to approximately 87% of the early retirement life annuity benefit he would have received with 10 years of service under the Restated SPP and further reduced by an additional early retirement reduction factor, reflecting his 8.7 years of service as Chief Executive Officer.

NONQUALIFIED DEFERRED

COMPENSATION

Retirement Plan

We maintain a Retirement Plan, which is a tax-qualified, 401(k) defined contribution retirement plan available to our U.S.-based employees. Under the Retirement Plan, participants may contribute from 1% to 25% of eligible compensation, which generally is base salary and annual incentive, with contributions by named executive officers and certain other highly compensated employees limited to 12% of eligible compensation. Following one year (or, in certain cases, six months) of service, we match up to the first 6% of eligible compensation that is contributed by a participant. In addition, in our discretion we may make a profit sharing contribution to the Retirement Plan, but in recent years we have not done so. Instead, participants have received incentive payments under our Performance Reward Plan, which payments are in cash unless participants elect to defer either half or all of such payments to the Retirement Plan, subject to Internal Revenue Code limitations. The Internal Revenue Code currently caps certain contributions to a participant’s Retirement Plan account. The Internal Revenue Code also caps the amount of compensation that may be considered when determining benefits under the Retirement Plan.

Participants in the Retirement Plan are immediately vested in contributions they make and are fully vested in the remainder of their accounts upon termination of employment on or after their normal retirement date or due to their disability or death. Participants also become fully vested when they have provided four years of service to us (company contributions generally are subject to four-year graduated vesting).

Supplemental Executive Retirement Plan

To the extent contributions to the Retirement Plan are limited by the Internal Revenue Code, certain of our salaried employees, including the named executive officers, are eligible to participate in our SERP, provided the employee timely elects to participate. The SERP is an unfunded, nonqualified defined contribution retirement plan intended to make up the difference between the amount actually allocated to a participant’s accounts under the Retirement Plan and the amount that, in the absence of certain Internal Revenue Code limits, would have been allocated to the participant’s accounts. In addition, the Compensation Committee may, in its discretion, provide for the deferral of other compensation under the SERP, including equity awards.

Deferred compensation generally will be paid or commence to be paid to a participant in January of the calendar year following the later of the year in which such participant reaches age 55 and the year in which such participant’s employment is terminated. Participants select the form in which payment will be made, typically a lump sum or annual payments over a three-, five-, seven-, ten- or fifteen-year period. Deferred amounts generally may not be withdrawn prior to their payment date, except to meet an “unforeseeable financial emergency” as defined under Federal tax laws or in the event of a change in control of Harris that satisfies certain requirements of Federal tax law. Payments to “specified employees” as defined under the Federal tax laws are delayed at least six months after termination of employment (this six-month delay generally does not apply to amounts deferred prior to 2005).

Participants in the SERP are immediately vested in contributions they make and are fully vested in the remainder of their accounts upon termination of employment on or after their normal retirement date, or due to their disability or death. Participants also become fully vested when they have provided four years of service to us. The vesting provisions of the SERP are generally the same as the vesting provisions of our Retirement Plan.

Earnings on amounts credited to participants’ accounts in our SERP are based upon participant selections among investment choices which mirror the investment choices available to participants in our Retirement Plan. Participants may elect that a portion of their account be deemed invested in the Harris stock fund. Amounts deemed invested in the Harris stock fund are credited with dividend equivalents equal to the dividends paid on our common stock, which are deemed reinvested in the Harris stock fund. No above-market or preferential earnings are paid or guaranteed on investment choices.

Amounts credited to participants’ accounts in the SERP may be partially or fully funded by a grantor trust, also known as a “rabbi trust,” and are required to be so funded upon a change in control. The assets in such trust are subject to the claims of our creditors and participants are treated as our unsecured general creditors.

Nonqualified Deferred Compensation Table

The following table provides summary information with respect to amounts credited, earnings or losses and account balances for our named executive officers under our SERP, which is our only defined contribution or other plan that provides benefits to our current executive officers on a basis that is not tax-qualified. For additional information related to the SERP, see the “Nonqualified Deferred Compensation” section of this proxy statement beginning on page 65.

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings in Last Fiscal Year ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($) (4)
William M. Brown	$7,000	$0	$222	$0	$7,222
Gary L. McArthur	$165,188	$49,625	$(28,729)	$0	$1,617,170
Dana A. Mehnert	$134,083	$39,158	$43,561	$0	$1,128,372
Daniel R. Pearson	$142,559	$42,778	$33,755	$0	$1,614,701
Jeffrey S. Shuman	$122,865	$36,168	$12,451	$0	$1,017,269
Howard L. Lance	$105,947	$105,947	$84,405	$2,006,930	$3,735,094

(1)	The amounts in this column represent contributions by the named executive officers to our SERP of salary or annual cash incentive that has been deferred and credited during fiscal 2012. The portion representing deferral of base salary is included in the Summary Compensation Table on page 54 in the “Salary” column for fiscal 2012. The portion representing deferral of annual cash incentives is the deferral during fiscal 2012 of Annual Incentive Plan payments and Performance Reward Plan payments in respect of fiscal 2011 performance, the amount of which is included in the Summary Compensation Table on page 54 in the “Non-Equity Incentive Plan Compensation” column for fiscal 2011. Any contributions by the named executive officers to our SERP of deferred Annual Incentive Plan payments and Performance Reward Plan payments in respect of fiscal 2012 performance will be contributions in fiscal 2013.

(2)	The amounts in this column represent contributions by us to the SERP that were credited during fiscal 2012. These amounts are included in the Summary Compensation Table on page 54 in the “All Other Compensation” column.

(3)	None of the earnings in this column are included in the Summary Compensation Table on page 54 because no preferential or above-market amounts are paid on balances in our SERP.

(4)	The amounts in this column include, for each named executive officer, amounts reported as compensation in the Summary Compensation Table for fiscal 2011 and fiscal 2010 as follows: Mr. McArthur — $474,825; Mr. Mehnert — $342,034; Mr. Pearson — $377,377; Mr. Shuman — $338,212; and Mr. Lance — $1,098,412.

POTENTIAL PAYMENTS UPON TERMINATION OR A CHANGE IN CONTROL

This section of the proxy statement sets forth information regarding compensation and benefits that each of the named executive officers would receive in the event of a change in control without termination of employment or in the event of termination of employment under several different circumstances, including: (1) termination by Harris for cause; (2) a voluntary termination (resignation) by the named executive officer; (3) termination by the named executive officer for good reason (constructive involuntary termination); (4) involuntary termination by Harris without cause; (5) death; (6) disability; or (7) termination by Harris without cause or by the named executive officer for good reason following a change in control. Mr. Lance’s retirement from Harris was effective October 31, 2011 and his retirement payments and benefits are described separately.

Employment Agreement — William M. Brown

In October 2011, our Board approved, and Harris and Mr. Brown entered into, an employment agreement providing for Mr. Brown’s employment as Harris’ Chief Executive Officer and President. Mr. Brown’s employment agreement provides for an employment term that commenced on November 1, 2011 and ends on October 31, 2016. Beginning on November 1, 2016, the employment term will automatically extend for successive one-year periods unless we or Mr. Brown provide prior written notice that the employment term will not be so extended. We have agreed to provide Mr. Brown with certain benefits in the event of termination of Mr. Brown’s employment by us without “cause” or by Mr. Brown for a “constructive termination” (as such terms are defined in the agreement).

Under Mr. Brown’s employment agreement, “cause” generally means:

•	a substantial and continual failure or refusal by Mr. Brown to perform his material duties under the employment agreement (other than any failure resulting from illness or disability);

•	a willful breach by Mr. Brown of any material provision of the employment agreement;

•	any reckless or willful misconduct (including action or failures to act) by Mr. Brown that causes material harm to the business or reputation of Harris;

•	any unexcused, repeated or prolonged absence from work (other than as a result of, or in connection with, sickness, injury or disability) during a period of 90 consecutive days;

•	a conviction for the commission of a felony (including entry of a nolo contendere plea) or an indictment for the commission of a felony under the federal securities laws;

•	embezzlement or willful misappropriation of Harris property;

•	a willful and substantial violation of a material Harris policy by Mr. Brown that is generally applicable to all employees or all officers of Harris (including our Standards of Business Conduct); or

•	a failure to cooperate in an internal investigation after being instructed by the Board to cooperate.

“Constructive termination” generally means, without Mr. Brown’s consent:

•

a reduction in his annual base salary or current annual cash incentive target award, other than a reduction also applicable in a substantially similar manner and proportion to our other senior executive officers;

•	the removal of Mr. Brown from his position as Chief Executive Officer or President;

•	the assignment to Mr. Brown of duties or responsibilities that are materially inconsistent with Mr. Brown’s positions with Harris;

•	any requirement by Harris that Mr. Brown relocate his principal place of employment to a location other than our principal headquarters;

•	our failure to nominate Mr. Brown for reelection to the Board upon expiration of his term at any annual meeting of our shareholders during the term of his employment;

•	our failure to obtain an assumption of the employment agreement by a successor of Harris;

•	our delivery of a notice not to renew Mr. Brown’s employment term pursuant to the employment agreement; or

•

our termination of the indemnification agreement we have entered into with Mr. Brown without entering into a replacement or successor agreement, or making other appropriate indemnification arrangements in favor of Mr. Brown, on terms reasonably acceptable to Mr. Brown and no less favorable to him than to our other senior executives.

If Mr. Brown’s employment is terminated by us without cause (other than by reason of death or disability) or by Mr. Brown as a result of a constructive termination, he will be entitled to compensation that has accrued but not yet been paid, and subject to his execution and delivery of a release of claims against us, Mr. Brown will be entitled to receive from us: (1) a pro-rated annual cash incentive bonus for the fiscal year of termination based upon the achievement of performance objectives; (2) severance payments, paid in substantially equal monthly installments over a 24-month period, in an aggregate amount equal to two times the sum of (a) his then-current base salary and (b) his target annual cash incentive compensation for the year of termination; (3) COBRA continuation medical benefits for a period of eighteen months following the termination date; and (4) with respect to Mr. Brown’s equity awards, (a) the stock options forming part of Mr. Brown’s “make-whole” equity awards discussed above in the “Compensation Discussion & Analysis” section of this proxy statement will become fully vested and exercisable immediately prior to the date of termination and will remain outstanding for the one-year period following termination, but in no event beyond the normal expiration period, (b) each other time-based vesting stock option will continue to vest in accordance with its ordinary vesting schedule for the two-year period following the date of termination, at which time any remaining unvested portion of the stock option will be forfeited, and to the extent vested, will remain outstanding for the 27-month period following the termination date, but in no event beyond the normal expiration period, (c) the performance share units forming part of Mr. Brown’s “make-whole” equity awards will remain outstanding and eligible to vest (without proration) based on attainment of the performance goals if termination occurs prior to the end of the applicable performance period, and if termination occurs after the end of the applicable performance period and there is a requirement for Mr. Brown to remain employed for a subsequent vesting period, such requirement will be waived and the number of shares earned with respect to such performance period will become fully vested, and (d) each other equity award will be treated in the manner set forth in the applicable plan and award agreement.

If Mr. Brown’s employment is terminated by Harris for cause or due to Mr. Brown’s death or disability, or upon Mr. Brown’s retirement or resignation, then Mr. Brown (or his estate or legal representative, as appropriate) will be entitled to receive from Harris his accrued but unpaid base salary and unpaid vacation time through the date of termination, his earned but unpaid annual cash incentive bonus under the Annual Incentive Plan (or any successor plan) for the prior fiscal year, reimbursement of reasonable business expenses incurred prior to the date of termination, and other or additional compensation benefits, if any, in accordance with the terms of applicable Harris plans or employee benefit programs for terminated employees. If Mr. Brown’s employment is terminated due to death or disability, then Mr. Brown (or his estate or legal representative, as appropriate) will also be entitled to receive from Harris the vesting of any equity-based awards then held by Mr. Brown, if and to the extent provided in the applicable plan and award agreements. We may, at our option, terminate Mr. Brown’s employment in the event of his disability.

Mr. Brown’s employment agreement also provides that he may not for a two-year period following termination of his employment for any reason, without Harris’ prior written consent, directly or indirectly, (1) hold a 5% or greater equity, voting or profit participation interest in, or associate with, an enterprise that competes with Harris or (2) solicit any customer or any employee of Harris to leave Harris. Mr. Brown’s employment agreement also contains a non-disparagement clause applicable during the term of his employment and for a period of two years thereafter.

If there is a change in control of Harris and Mr. Brown’s employment terminates under circumstances provided under his change in control severance agreement discussed below under “Executive Change in Control Severance Agreements,” then Mr. Brown will be entitled to the compensation and benefits provided under such change in control severance agreement in lieu of any compensation or benefits receivable under his employment agreement.

Retirement Agreement — Mr. Lance

As discussed above, Mr. Lance retired from employment with Harris effective October 31, 2011. In connection with his retirement, Mr. Lance and Harris entered into a retirement agreement that exclusively governs his retirement compensation and benefits from Harris. For a discussion of the compensation and benefits payable to Mr. Lance in connection with his retirement, see “Fiscal 2012 CEO Transition — Retirement Agreement with Mr. Lance” in the “Compensation Discussion and Analysis” section of this proxy statement and the “Pension Benefits in Fiscal 2012” section of this proxy statement. Under the retirement agreement, Mr. Lance is not entitled to any compensation and benefits upon a change in control nor any benefits upon his retirement other than as provided in the retirement agreement.

Separation Agreement —

Jeffrey S. Shuman

In July 2005, we provided Mr. Shuman an offer letter as an incentive for him to join Harris. Under the terms of the offer letter, which was amended in December 2008 to comply with Section 409A of the Internal Revenue Code, if we terminated Mr. Shuman’s employment other than for cause or performance reasons he was entitled to receive a lump sum severance payment equal to the aggregate of one year of base salary and pro-rated target incentive compensation for the prior fiscal year. The offer letter also provided that payment obligations to Mr. Shuman following a change in control were governed by his change in control severance agreement discussed below. On August 31, 2012, Mr. Shuman ceased to be employed by us. We entered into a Separation Agreement and Release of all Claims with Mr. Shuman that governs the terms of his separation. Under the Separation Agreement and Release, we and Mr. Shuman agreed that Harris would pay him the lump sum cash severance and pro-rated annual incentive compensation he is entitled to receive under the terms of his offer letter in respect of a company-directed separation. We also agreed that (i) the restricted stock units held by Mr. Shuman would remain outstanding and continue to vest as if Mr. Shuman had remained employed by us; (ii) the outstanding performance shares and performance share units held by Mr. Shuman would remain outstanding and continue to vest as if Mr. Shuman had remained employed by us, but subject to the attainment of applicable performance metrics; and

(iii) that from August 31, 2012 through January 31, 2013, Mr. Shuman would make himself available to facilitate the transition of responsibilities and to perform other services as reasonably requested, and for such services Mr. Shuman would receive advisory fees in an aggregate amount of $130,000. These payments and benefits are subject to Mr. Shuman’s compliance with confidentiality restrictions, a two-year non-solicitation restriction and other restrictive covenants.

Executive Change in Control Severance

Agreements

To provide continuity of management and dedication of our executives in the event of a threatened or actual change in control of Harris, our Board has approved change in control severance agreements for our Board-elected or appointed officers. Under these agreements, our Board-elected or appointed officers, including the named executive officers currently employed by us, are provided with severance benefits in the event (a) an executive terminates his employment for good reason within two years of a change in control, or (b) Harris terminates the executive’s employment within two years of a change in control of Harris for any reason other than for cause (all terms as defined in the severance agreement).

Under the change in control severance agreements entered into with our named executive officers, a “change in control” generally means the occurrence of any one of the following events:

•	any person becomes the beneficial owner of 20% or more of the combined voting power of our outstanding common stock;

•	a change in the majority of our Board not approved by two-thirds of our incumbent directors;

•

the consummation of a merger, consolidation or reorganization unless immediately following such transaction: (i) more than 80% (in the case of the agreements entered into with Messrs. McArthur, Mehnert and Pearson) or 60% (in the case of the agreement entered into with Mr. Brown), of the total voting power of Harris resulting from the transaction is represented by shares that were voting securities of Harris immediately prior to the transaction; (ii) no person becomes the beneficial owner of 20% or more of the total voting power of the outstanding voting securities as a result of the transaction; and (iii) at least a majority of the members of the board of directors of the company resulting from the transaction were incumbent directors of Harris at the time of the Board’s approval of the execution of the initial agreement providing for the transaction;

•	our shareholders approve a plan of complete liquidation or dissolution of Harris; or

•	we consummate a sale or disposition of all or substantially all of our assets.

Also, under these agreements, “good reason” generally means:

•	a reduction in the executive’s annual base salary or current annual incentive target award;

•	the assignment of duties or responsibilities that are inconsistent in any material adverse respect with the executive’s position immediately prior to a change in control;

•	a material adverse change in the executive’s reporting responsibilities, titles or offices with Harris as in effect immediately prior to a change in control;

•

any requirement that the executive: (i) be based more than 50 miles from the facility where the executive was located at the time of the change in control or (ii) travel on company business to an extent substantially greater than the travel obligations of the executive immediately prior to the change in control; or

•

failure of Harris to continue in effect any employee benefit or compensation plans or provide the executive with employee benefits as in effect for the executive immediately prior to a change in control.

In addition, the term “cause” generally means a material breach by the executive of the duties and responsibilities of the executive’s position or the conviction of, or plea to, a felony involving willful misconduct which is materially injurious to Harris.

If triggered, the lump-sum cash severance benefit payable under the change in control severance agreement equals the sum of: (a) the executive’s unpaid base salary through the date of termination, a pro-rated annual bonus (as determined under the severance agreement), any unpaid accrued vacation pay, and, to the extent permitted under Section 409A of the Internal Revenue Code, any other benefits or awards that have been earned or became payable but that have not yet been paid to the executive; and (b) one or two times the executive’s highest annual rate of base salary during the 12-month period prior to the date of termination plus one or two times the greatest of the executive’s highest annual bonus in the three years prior to the change in control, the executive’s target bonus for the year during which the change in control occurred or the executive’s target bonus for the year in which the executive’s employment is terminated. Payment amounts are two times salary and bonus for Messrs. Brown, McArthur, Mehnert and Pearson. Mr. Shuman, who ceased to be employed by us on August 31, 2012, was entitled to three times salary and bonus, which was agreed to in his offer letter. In addition, for the two years following the date of termination, but in no event later than age 65, the executive receives the same level of medical, dental, accident, disability, life insurance and any similar benefits as are in effect on the date of termination (or the highest level of coverage provided to active executives immediately prior to the change in control, if more favorable). The executive also receives reimbursement for any relocation expense related to the pursuit of other business opportunities incurred within two years following the date of termination, for recruitment or placement services of up to $4,000 and for professional financial or tax planning services of up to $5,000 per year. The change in control severance agreements with Messrs. McArthur, Mehnert and Pearson also provide for a tax gross-up payment to the executive in the event that payment of any severance benefits is subject to excise taxes imposed under Section 4999 of the Internal Revenue Code. The change in control severance agreement with Mr. Brown does not provide for a tax gross-up payment. In addition, pursuant to the change in control severance agreement, we will reimburse the executive for any legal fees and costs with respect to any dispute arising under such severance agreement. Not later than the date on which a change in control occurs, Harris is required to contribute to an irrevocable “rabbi” trust in cash or other liquid assets, an amount equal to the total payments expected to be paid under the change in control severance agreement plus the amount of trust administrative and trustee fees reasonably expected to be incurred. This required funding recognizes that in certain situations payments under the change in control severance agreement will be required to be deferred for up to six months following the trigger event to comply with Section 409A of the Internal Revenue Code.

In April 2010, our Compensation Committee determined that any new or materially modified change in control severance agreements entered into with executive officers will not provide for any tax gross-ups of excise taxes.

In connection with his retirement, Mr. Lance’s change in control severance agreement was terminated. Mr. Shuman’s change in control severance agreement was terminated effective August 31, 2012 in connection with his separation from Harris.

Payments and Benefits Upon

Any Termination

Our salaried employees, including the named executive officers, are entitled to receive certain elements of compensation on a non-discretionary basis upon termination of employment for any reason. Subject to the exceptions noted below, these include: (a) accrued salary and pay for unused vacation; (b) distributions of vested plan balances under our Retirement Plan or SERP; and (c) earned but unpaid bonuses. The amounts shown in the “Tables of Potential Payments Upon Termination or Change in Control” section of this proxy statement beginning on page 73 do not include these elements of compensation or benefits. For a description of the SERP and the account balances credited to the named executive officers in the SERP as of June 29, 2012, see the Nonqualified Deferred Compensation Table on page 66.

Termination for Cause

A named executive officer whose employment is terminated by Harris for cause is not entitled to any compensation or benefits other than those paid to all of our salaried employees upon any termination of employment as described above. In addition, as noted under “Recovery of Executive Compensation (“Clawback”)” in the “Compensation Discussion and Analysis” section of this proxy statement, depending upon the circumstances giving rise to such termination, we may be entitled to recover all or a portion of any performance-based compensation if our financial statements are restated as a result of errors, omissions or fraud. Annual incentive awards, vested and unvested options, performance shares, performance share units, restricted shares and restricted stock units are automatically forfeited following a termination for cause or misconduct.

Involuntary Termination Without Cause

In the case of termination of employment other than for cause, Messrs. McArthur, Mehnert and Pearson are not contractually entitled to any compensation or benefits other than those that are paid to all salaried employees upon any termination of employment as described above. However, as discussed in the “Compensation Discussion and Analysis” section of this proxy statement, we have a long-standing practice of providing reasonable severance compensation for involuntary termination of an executive’s employment without cause. The specific amount may be based upon the relevant circumstances, including the reason for termination, length of employment and other factors. Following an involuntary termination without cause, annual incentive awards will be paid pro-rata after the end of the relevant fiscal year based upon the period worked during such fiscal year. For grants of restricted shares or restricted stock units made prior to August 26, 2011, following an involuntary termination for other than misconduct, unvested restricted shares and restricted stock units are automatically forfeited, provided that the Compensation Committee may determine otherwise in its discretion. Following an involuntary termination other than for misconduct, unvested options are forfeited and vested options may be exercised until the sooner of 90 days following such termination or the regularly scheduled expiration date, performance shares and performance share units will be paid out pro-rata after the end of the relevant performance period based upon the period worked during such performance period and restricted share units granted after August 26, 2011 will be pro-rated based upon the period worked during the restricted period and paid out after the end of the relevant restriction period.

Compensation and benefits payable to Mr. Brown in the case of termination of employment other than for cause are described above under the description of his employment agreement.

In the case of termination of employment other than for cause or performance reasons, Mr. Shuman was entitled to receive severance and pro-rated incentive compensation as described above under the description of his offer letter. Following an involuntary termination for other than misconduct, Mr. Shuman’s unvested restricted shares, unvested options, vested options and outstanding performance shares would have been treated as described above for Messrs. McArthur, Mehnert and Pearson. Pursuant to the separation agreement entered into in connection with Mr. Shuman’s August 31, 2012 employment separation, Mr. Shuman was treated as having been involuntarily terminated without cause. However, as discussed above, in connection with his separation, the Compensation Committee modified the terms of Mr. Shuman’s outstanding (i) performance shares and performance units to permit them to remain outstanding and eligible to vest, based on the attainment of applicable performance goals; and (ii) restricted stock units to permit them to remain outstanding and continue to vest.

Voluntary Termination

A named executive officer who voluntarily terminates employment or resigns other than due to retirement or for good reason is not entitled to any benefits other than those that are paid to all of our salaried employees upon any termination of employment as described above. Annual incentive awards, unvested options, restricted shares, restricted stock units, performance shares and performance share units are automatically forfeited following a voluntary termination. For options granted prior to June 30, 2007, vested options are automatically forfeited following a voluntary termination and, for options granted on or after June 30, 2007, vested options may be exercised until the sooner of 30 days following a voluntary termination or the regularly scheduled expiration date.

Death

In the event of termination of employment as a result of death, the beneficiaries of named executive officers are eligible for benefits under the death benefit programs generally available to our U.S.-based employees, including basic group life insurance paid by Harris and supplemental group life insurance elected and paid for by employees. In the event of termination of employment as a result of death:

•	account balances in our Retirement Plan and SERP become fully vested;

•	annual incentive awards are paid pro-rata based upon the period worked during the fiscal year and are paid following the fiscal year end based upon our performance;

•	restricted shares and restricted stock units immediately fully vest;
•

performance shares and performance share units are paid to the beneficiary pro-rata based upon the period worked during the performance period with performance shares and performance share units paid at the end of the performance period based upon our performance; and

•	options immediately fully vest and shall be exercisable by the beneficiaries for up to 12 months following the date of death but not later than the regularly scheduled expiration date.

Disability

In the event of termination of employment as a result of disability, named executive officers are eligible for benefits under the disability programs generally available to our U.S.-based employees. These include a long-term disability income benefit and, in most cases, continuation of medical and life insurance coverage applicable to active employees while disabled. In the event of termination of employment as a result of disability:

•	account balances in our Retirement Plan and SERP become fully vested;

•	annual incentive awards are paid pro-rata based upon the period worked during the fiscal year and are paid following the fiscal year end based upon our performance;

•	restricted shares and restricted stock units immediately fully vest;

•

performance shares and performance share units are paid pro-rata based upon the period worked during the performance period with performance shares and performance share units paid at the end of the performance period based upon our performance; and

•	options granted on or after July 4, 2009 immediately fully vest and shall be exercisable until the regularly scheduled expiration date.

Retirement

As of June 29, 2012, none of our named executive officers was retirement-eligible for purposes of our Retirement Plan, Performance Reward Plan or our equity incentive plans other than Mr. Pearson. In the event of termination of employment as a result of retirement, a named executive officer would receive retirement benefits generally available to our salaried employees. These include the benefits under our Retirement Plan, SERP and, in certain cases, retiree medical, dental and vision coverage. In the event of retirement:

•	account balances in our Retirement Plan and SERP become fully vested;

•	annual incentive awards are paid pro-rata based upon the period worked during the fiscal year and are paid following the fiscal year end based upon our performance;

•	after age 62 with 10 or more years of full-time service, options continue to vest in accordance with the vesting schedule and continue to be exercisable until the regularly scheduled expiration date;

•

before age 62, but after age 55 with 10 or more years of full-time service, options cease vesting and options exercisable at the time of such retirement continue to be exercisable until the regularly scheduled expiration date, but unvested options are forfeited;

•

after age 55 with 10 or more years of full-time service, restricted shares and restricted stock units granted prior to August 26, 2011 will become vested and payable as determined by the Compensation Committee and restricted shares and restricted stock units granted after August 26, 2011 will be pro-rated based upon the period worked during the restriction period and paid out after the end of the relevant restriction period; and

•

after age 55 with 10 or more years of full-time service, performance shares and performance share units are paid pro-rata based upon the period worked during the performance period with performance shares and performance share units paid at the end of the three-year performance period based upon our performance.

Change in Control

Each of our named executive officers currently employed by us is party to a change in control severance agreement providing for benefits only upon both a change in control and the subsequent termination of employment of or by the executive in accordance with the terms of the agreement. For additional information regarding the terms of such agreements, see “Executive Change in Control Severance Agreements” beginning on page 69. In addition, upon a change in control and irrespective of employment status:

•

annual cash incentive awards under the Annual Incentive Plan are fully earned and paid out promptly following the change in control or, in certain instances following the end of the fiscal year, in each case at not less than the target level;

•	all options immediately vest and become exercisable;

•	all restricted shares immediately vest;

•

all restricted stock units immediately vest and will be paid as soon as practicable but not later than 60 days following the change in control, or in certain events, promptly following the expiration of the initial restriction period; and

•

all performance shares and performance share units are deemed fully earned and fully vested immediately and will be paid at the end of the performance period at not less than the target level, subject to accelerated pay-out or forfeiture in certain circumstances.

Tables of Potential Payments Upon

Termination or Change in Control

The following tables set forth the details, on an executive-by-executive basis, of the estimated incremental compensation and benefits that would be provided to each named executive officer (other than Mr. Lance) in the event that such executive’s employment with us is terminated for any reason, including termination by us for cause, voluntary termination (resignation), termination by the executive for good reason or for constructive termination, involuntary termination by us without cause, death, retirement (to the extent the named executive officer is retirement-eligible), disability or termination by us without cause or by the executive for good reason following a change in control. The tables also set forth the amount of incremental potential payments to each of our named executive officers in the event of a change in control without a termination of employment. These amounts are estimates of the amounts that would be paid to the named executive officer upon such termination of employment or change in control. The actual amounts to be paid can only be determined at the time of a named executive officer’s termination of employment or a change in control. The amounts included in the tables are also based on the following:

•

The applicable provisions in the agreements and other arrangements between the named executive officer and Harris, which are summarized in the “Potential Payments Upon Termination or a Change in Control” section of this proxy statement beginning on page 67;

•	We have assumed that the termination event occurred as of June 29, 2012, the last day of our fiscal year 2012;

•

We have assumed that the value of our common stock was $41.85 per share based on the closing market price on June 29, 2012, the last trading day of our fiscal year 2012, and that all unvested options not automatically forfeited were exercised on such day;

•

The designation of an event as a resignation or retirement is dependent upon an individual’s age and service. We have assumed that an individual over the age of 55 and who has completed at least 10 years of full-time service has retired, and an individual who does not satisfy these criteria has resigned;

•

Cash compensation includes multiples of salary and annual incentive, and does not include paid or unpaid salary or annual incentive compensation or cash incentives earned in respect of fiscal 2012 because a named executive officer is entitled to annual incentive compensation if employed on June 29, 2012;

•

The value of accelerated performance shares is based upon the target number of performance shares previously granted and does not include performance shares for the three-year performance period ended June 29, 2012, which performance shares for such three-year performance period are set forth in the Option Exercises and Stock Vested in Fiscal 2012 Table on page 62 of this proxy statement;

•	We have not included in the tables the value of any options that were vested prior to June 29, 2012;

•	We have not included in the tables any payment of the aggregate balance shown in the Nonqualified Deferred Compensation Table on page 66 of this proxy statement;

•	Health and welfare benefits are included, where applicable, at the estimated value of continuation of this benefit;

•

In the event of termination by Harris without cause or by the named executive officer for good reason following a change in control, “Other Benefits” includes $4,000 for placement services and $10,000 for financial or tax planning services as set forth in the change in control severance agreement and also estimates relocation assistance of $300,000; and

•

Amounts shown in the “Reimbursement of Excise Tax” line reflect the amount payable to the named executive officer to offset any excise tax imposed under the Internal Revenue Code on payments received under the change in control severance agreement and any other taxes imposed on this additional amount. The amount shown assumes the “base amount” is the five-year average W-2 earnings for the period of 2007 through 2011. The benefit amount in excess of a named executive officer’s “base amount” is considered an “excess parachute payment” and if the “parachute payment” is greater than three times the average base amount, it is subject to an excise tax.

Mr. Lance retired from Harris effective October 31, 2011, and we and Mr. Lance entered into a retirement agreement that exclusively governs his retirement compensation and benefits from Harris. The table for Mr. Lance sets forth the details of the estimated incremental compensation and benefits that are payable to Mr. Lance under the retirement agreement.

William M. Brown

Executive Benefits and Payment Upon Termination	Termination by Harris for Cause		Voluntary Termination/ Resignation		Termination By Executive for Constructive Termination		Involuntary Termination by Harris without Cause		Death	Disability	Change in Control without Termination	Termination by Harris without Cause/by Executive for Good Reason Following a Change in Control

Cash Severance	$0	*	$0	*	$3,200,000		$3,200,000		$0	$0	$0	$3,200,000
Value of Accelerated or Continued Vesting of Unvested Options	$0		$0		$1,605,158	**	$1,605,158	**	$1,902,405	$1,902,405	$1,902,405	$1,902,405
Value of Accelerated or Continued Vesting of Unvested Performance Share Units	$0		$0		$4,805,019	**	$4,805,019	**	$2,377,691	$2,377,691	$5,951,019	$5,951,019
Health and Welfare Benefits	$0		$0		$26,189		$26,189		$0	$0	$0	$48,578
Other Benefits	$0		$0		$0		$0		$0	$0	$0	$488,363

TOTAL	$0		$0		$9,636,366		$9,636,366		$4,280,096	$4,280,096	$7,853,424	$11,590,365

*	Pursuant to Mr. Brown’s employment agreement, if he resigns or is terminated for cause between May 1, 2012 and November 1, 2012, he is required to repay to Harris $3,000,000 (two-thirds of his $4,500,000 sign-on bonus).
**	Under the terms of Mr. Brown’s employment agreement, if his employment is terminated by Harris without cause or by Mr. Brown for constructive termination, (a) each time-based vesting stock option held by Mr. Brown that is part of his “make-whole” award immediately vests and each time-based stock option held by Mr. Brown that is not part of his “make-whole” equity awards, as discussed above in the “Compensation Discussion & Analysis” section of this proxy statement, will continue to vest in accordance with its ordinary vesting schedule for the two-year period following the date of termination, and (b) the performance share units forming part of Mr. Brown’s “make-whole” equity awards will remain outstanding and eligible to vest (without pro-ration) based on attainment of the performance goals if termination occurs prior to the end of the applicable performance period and the performance share units not part of his “make-whole” award are subject to vesting based on attainment of performance goals, and subject to pro-ration. The amounts shown represent the value of such unvested options and unvested performance share units that would vest during such 24-month period or be pro-rated based upon the $41.85 closing market price of our common stock on June 29, 2012, the last trading day of our fiscal 2012.

Gary L. McArthur

Executive Benefits and Payment Upon Termination	Termination by Harris for Cause	Voluntary Termination/ Resignation	Termination By Executive for Good Reason	Involuntary Termination by Harris without Cause	Death	Disability	Change in Control without Termination	Termination by Harris without Cause/by Executive for Good Reason Following a Change in Control

Cash Severance	$0	$0	$0	$0	$0	$0	$0	$2,403,000	*
Value of Accelerated or Continued Vesting of Unvested Options	$0	$0	$0	$0	$387,011	$387,011	$387,011	$387,011
Value of Accelerated Unvested Restricted Stock Units	$0	$0	$261,800	$261,800	$1,121,580	$1,121,580	$1,121,580	$1,121,580
Value of Accelerated Unvested Performance Shares and Performance Share Units	$0	$0	$607,490	$607,490	$607,490	$607,490	$1,261,830	$1,261,830
Health and Welfare Benefits	$0	$0	$0	$0	$0	$0	$0	$46,508
Other Benefits	$0	$0	$0	$0	$0	$0	$0	$314,000
Reimbursement of Excise Tax	$0	$0	$0	$0	$0	$0	$0	$0

TOTAL	$0	$0	$869,290	$869,290	$2,116,081	$2,116,081	$2,770,421	$5,533,929

*	Includes $219,000 in respect of the difference in Mr. McArthur’s fiscal 2012 Annual Incentive Plan target and his actual fiscal 2012 Annual Incentive Plan payout.

Dana A. Mehnert

Executive Benefits and Payment Upon Termination	Termination by Harris for Cause	Voluntary Termination/ Resignation	Termination By Executive for Good Reason		Involuntary Termination by Harris without Cause		Death	Disability	Change in Control without Termination	Termination by Harris without Cause/by Executive for Good Reason Following a Change in Control
Cash Severance	$0	$0	$0		$0		$0	$0	$0	$1,760,000	*
Value of Accelerated or Continued Vesting of Unvested Options	$0	$0	$0		$0		$301,075	$301,075	$301,075	$301,075
Value of Accelerated Unvested Restricted Shares and Restricted Share Units	$0	$0	$606,710	(1)	$606,710	(1)	$1,422,900	$1,422,900	$1,422,900	$1,422,900
Value of Accelerated Unvested Performance Shares and Performance Share Units	$0	$0	$453,329		$453,329		$453,329	$453,329	$948,326	$948,326
Health and Welfare Benefits	$0	$0	$0		$0		$0	$0	$0	$38,622
Other Benefits	$0	$0	$0		$0		$0	$0	$0	$314,000
Reimbursement of Excise Tax	$0	$0	$0		$0		$0	$0	$0	$1,439,723

TOTAL	$0	$0	$1,060,039		$1,060,039		$2,177,304	$2,177,304	$2,672,301	$6,224,646

*	Includes $2,000 in respect of the difference in Mr. Mehnert’s fiscal 2012 Annual Incentive Plan target and his actual fiscal 2012 Annual Incentive Plan payout.

Daniel R. Pearson

Executive Benefits and Payment Upon Termination	Termination by Harris for Cause	Voluntary Termination/ Resignation	Termination By Executive for Good Reason		Involuntary Termination by Harris without Cause		Death	Disability	Retirement		Change in Control without Termination	Termination by Harris without Cause/by Executive for Good Reason Following a Change in Control
Cash Severance	$0	$0	$0		$0		$0	$0	$0		$0	$1,994,000	*
Value of Accelerated or Continued Vesting of Unvested Options	$0	$0	$0		$0		$345,929	$345,929	$0		$345,929	$345,929
Value of Accelerated Unvested Restricted Shares and Restricted Stock Units	$0	$0	$230,410	(1)	$230,410	(1)	$259,470	$259,470	$230,410	(1)	$259,470	$259,470
Value of Accelerated Unvested Performance Shares and Performance Share Units	$0	$0	$544,797		$544,797		$544,797	$544,797	$544,797		$1,143,941	$1,143,941
Health and Welfare Benefits	$0	$0	$0		$0		$0	$0	$0		$0	$38,776
Other Benefits	$0	$0	$0		$0		$0	$0	$0		$0	$314,000
Reimbursement of Excise Tax	$0	$0	$0		$0		$0	$0	$0		$0	$0

TOTAL	$0	$0	$775,207		$775,207		$1,150,196	$1,150,196	$775,207		$1,749,340	$4,096,116

*	Includes $194,000 in respect of the difference in Mr. Pearson’s fiscal 2012 Annual Incentive Plan target and his actual fiscal 2012 Annual Incentive Plan payout.

Jeffrey S. Shuman

Executive Benefits and Payment Upon Termination	Termination by Harris for Cause	Voluntary Termination/ Resignation	Termination By Executive for Good Reason		Involuntary Termination by Harris without Cause		Death	Disability	Change in Control without Termination	Termination by Harris without Cause/by Executive for Good Reason Following a Change in Control
Cash Severance	$0	$0	$725,000		$725,000		$0	$0	$0	$2,582,000	*
Value of Accelerated or Continued Vesting of Unvested Options	$0	$0	$0		$0		$257,583	$257,583	$257,583	$257,583
Value of Accelerated Unvested Restricted Shares and Restricted Stock Units	$0	$0	$258,652	(1)	$258,652	(1)	$544,050	$544,050	$544,050	$544,050
Value of Accelerated Unvested Performance Shares and Performance Share Units	$0	$0	$410,236		$410,236		$410,236	$410,236	$827,530	$827,530
Health and Welfare Benefits	$0	$0	$0		$0		$0	$0	$0	$42,946
Other Benefits	$0	$0	$0		$0		$0	$0	$0	$314,000
Reimbursement of Excise Tax	$0	$0	$0		$0		$0	$0	$0	$1,233,458

TOTAL	$0	$0	$1,393,888		$1,393,888		$1,211,869	$1,211,869	$1,629,163	$5,801,567

*	Includes $167,000 in respect of the difference in Mr. Shuman’s fiscal 2012 Annual Incentive Plan target and his actual fiscal 2012 Annual Incentive Plan payout.

(1)	Unvested restricted shares granted prior to August 26, 2011 may be accelerated at the discretion of the Compensation Committee following an involuntary termination for other than misconduct or upon retirement after age 55 with 10 or more years of service. The value of accelerated unvested restricted shares upon termination by executive for good reason, retirement or for involuntary termination by Harris without cause assumes the full vesting of unvested restricted shares.

Howard L. Lance

The following table sets forth the details of the estimated compensation and benefits that are payable to Mr. Lance under the retirement agreement. Mr. Lance retired as President and Chief Executive Officer on October 31, 2011 and as Chairman of the Board on December 31, 2011. For further information regarding the compensation and the benefits payable to Mr. Lance in connection with his retirement, see “Fiscal 2012 CEO Transition — Retirement Agreement with Mr. Lance” in the “Compensation Discussion and Analysis” section of this proxy statement and the “Pension Benefits in Fiscal 2012” section of this proxy statement.

Benefits and Payments in connection with Retirement	Retirement Letter Agreement, dated October 8, 2011
Special Advisor Fees(1)	$135,417
Cash Bonus Amounts under Annual Incentive Plan and Performance Reward Plan(2)	$219,695
Value of Accelerated or Continued Vesting of Unvested Options(3)	$2,495,769
Value of Accelerated or Continued Vesting of Unvested Performance Shares(4)	$3,384,158
Life Annuity(5)	$8,530,000
Reimbursement of Legal Fees(6)	$27,568

TOTAL	$14,792,607

(1)	Mr. Lance served as a Special Advisor from January 1, 2012 until July 15, 2012.

(2)	Includes cash amounts under our Annual Incentive Plan and Performance Reward Plan in respect of fiscal 2012, which cash amounts were contingent on the attainment of the applicable performance metrics for fiscal 2012, and pro-rated for the portion of fiscal 2012 which had elapsed as of Mr. Lance’s October 31, 2011 retirement date. For further information regarding such cash amounts, see the Summary Compensation Table on page 54 and related notes.

(3)	The terms and conditions of stock options held by Mr. Lance that were not vested as of his retirement date were modified to permit such options to remain outstanding and to continue to vest in accordance with their vesting schedules and to remain outstanding for their full remaining terms. The terms and conditions of stock options that were vested as of his retirement date were modified to permit them to remain outstanding for their full remaining terms. The amount shown represents the intrinsic value of all outstanding options held by Mr. Lance based upon the $41.85 per share closing market price of our common stock on June 29, 2012, the last trading day of fiscal 2012.

(4)	The terms and conditions of performance share awards previously granted to Mr. Lance were modified to permit them to remain outstanding and eligible to vest, based on the attainment of applicable performance metrics, and subject to pro-ration for the performance period occurring through his retirement date, if earned. The amount shown is based upon the pro-rated target number of performance shares previously granted that can be earned, as well as the number of performance shares that vested and were paid out in fiscal 2012, multiplied by the $41.85 closing market price of Harris common stock on June 29, 2012, the last trading day of fiscal 2012. For further information regarding performance share awards previously granted to Mr. Lance that vested and were paid out in fiscal 2012, see the Option Exercises and Stock Vested in Fiscal 2012 Table on page 62 and related notes.

(5)	For information regarding the life annuity payable to Mr. Lance under his retirement agreement, see the “Pension Benefits in Fiscal 2012” section of this proxy statement.

(6)	Includes amounts reimbursed for legal fees incurred in connection with the negotiation and execution of Mr. Lance’s retirement agreement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, as well as persons who own more than 10% of our outstanding shares of common stock, to file reports of ownership and changes in ownership of our securities with the SEC. We have procedures in place to assist our directors and executive officers in preparing and filing these reports on a timely basis.

Based solely upon a review of the forms furnished to us, or written representations from certain persons that no Forms 5 were required, we believe that all required forms have been timely filed for fiscal 2012.

PROPOSAL 2:    AN ADVISORY VOTE TO APPROVE THE COMPENSATION

OF OUR NAMED EXECUTIVE OFFICERS

In accordance with the requirements of Section 14A of the Exchange Act of 1934, as amended (which were added by the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010), and the related rules of the SEC, we are providing our shareholders with the opportunity to vote, on a non-binding, advisory basis, to approve the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC (including the “Compensation Discussion and Analysis” section, the Summary Compensation Table and other related tables and accompanying footnotes and narratives).

As described in the “Compensation Discussion and Analysis” section of this proxy statement beginning on page 31, the overall objective of our executive compensation program is to encourage and reward the creation of sustainable, long-term shareholder value.

As set forth more fully under “Overall Philosophy and Objectives of Our Compensation Program” on page 31 of this proxy statement, the principles of our executive compensation program include the following:

•	Compensation programs must directly align the interests of our shareholders and our executives.

•	Compensation and benefits must be competitive within the market to attract, motivate and retain executives that drive our desired business results.

•

To motivate achievement of financial goals and strategic objectives, a significant portion of compensation will be at-risk and based on our financial performance and the executive’s personal performance.

In furtherance of these objectives and principles, our executive compensation program includes a number of features intended to reflect sound practices and ensure that our program reinforces pay-for-performance and the creation of long-term shareholder value. These features are described in more detail in the “Compensation Discussion and Analysis” section of this proxy statement and include the following:

•	Executive compensation decisions are made by independent members of our Board or by the Management Development and Compensation Committee, which is made up of independent members.

•

Our Management Development and Compensation Committee has retained an independent executive compensation consulting firm to provide objective analysis, advice and information and to provide no other services to us.

•	Each element of our executive compensation program is addressed in the context of competitive practices.

•

A significant portion of each executive’s compensation is based upon performance as measured against pre-determined financial goals such as revenue, operating income and return on invested capital targets and other financial metrics. In fiscal 2012, nearly 83% of total target direct compensation of our current Chief Executive Officer, Mr. Brown, was tied to company and individual performance. Our performance targets are meaningful.

•	There is a strong relationship between an executive’s compensation and stock price performance because a significant portion of an executive’s compensation is in the form of equity.

•	We maintain meaningful stock ownership guidelines.

•	Our equity plans prohibit repricing and backdating.

•	We have eliminated almost all executive perquisites.

•	Our “clawback” policy entitles us to recover incentive payments from executives following a restatement of our financial statements.

•

Benefits are payable under executive change in control severance agreements only on a “double trigger” basis (i.e., a change in control and a qualifying termination of employment). Tax gross-ups are not provided on new or materially modified change in control severance agreements and we no longer provide tax reimbursement or gross-up payments to our executive officers other than for those gross-up payments associated with broad-based benefits such as relocation plans.

We believe that the features of our executive compensation program align with our pay-for-performance philosophy and further align the interests of our executive officers with the long-term interests of our shareholders, while appropriately balancing risk and reward.

Our Board recommends that our shareholders approve the compensation of our named executive officers as disclosed in this proxy statement by voting in favor of the following resolution:

“RESOLVED, the compensation of the named executive officers as disclosed in the Company’s proxy statement pursuant to the compensation disclosure rules of the SEC, including the

Compensation Discussion and Analysis, the Summary Compensation Table and other related tables and accompanying footnotes and narratives, is hereby APPROVED.”

The vote on this proposal is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory, which means that the vote is non-binding on Harris, our Board or the Management Development and Compensation Committee. However, our Board and the Management Development and Compensation Committee, which is responsible for designing and administering our executive officer compensation program, values the opinions expressed by our shareholders and will consider the outcome of the advisory vote in connection with future named executive officer compensation decisions.

Vote Required and Related Matters

The affirmative vote of a majority of the shares present or represented at the 2012 Annual Meeting of Shareholders and entitled to vote on this proposal will be required to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement. Abstentions will have the effect of a vote against approval of the compensation of our named executive officers. Any broker non-votes will have no effect on the approval of the compensation of our named executive officers.

Recommendation Regarding Proposal 2

Our Board of Directors unanimously recommends that you vote “FOR” approval of the compensation of our named executive officers as disclosed in this proxy statement. If not otherwise specified, proxies will be voted “FOR” approval of this proposal.

PROPOSAL 3:    APPROVAL OF AN AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION TO PERMIT HOLDERS OF 25% OF OUR OUTSTANDING SHARES OF COMMON STOCK TO CALL SPECIAL MEETINGS

After due consideration, and upon the recommendation of our Corporate Governance Committee, our Board has determined that it is consistent with best corporate governance practices and in the best interests of our shareholders to amend our Restated Certificate of Incorporation and our By-Laws to permit holders of 25% of our outstanding shares of common stock to call special meetings.

At present, our shareholders cannot call special meetings of shareholders. Our Board has unanimously approved, and recommends that our shareholders approve, an amendment to our Restated Certificate of Incorporation to permit 25% of the outstanding voting power of our outstanding shares of common stock to require our Secretary to call a special meeting, to the extent required by our By-Laws (which also would be amended, as described below). Our Board and Corporate Governance Committee support the concept of providing shareholders with the right to request special meetings, provided that the meeting is called by shareholders owning a significant percentage of our shares.

The 25% voting power standard will be calculated and determined in accordance with our By-Laws. The By-Law amendments, which have been approved by our Board but which will only become effective if this amendment is approved, would determine voting power by reference to record ownership. In particular, only “net long” shares (as defined in the amendments to our By-Laws attached to this proxy statement as Annex B) which have been held for one year or longer will be counted, to ensure that the shareholders seeking to call a special meeting have a true economic and long-term interest in Harris. In addition, the By-Law amendments would establish the procedures by which shareholders may require our Secretary to call a special meeting. The amended By-Laws would impose certain procedural requirements on shareholders requesting such a meeting (including the provision of the same information required for shareholder proposals at annual meetings under our advance notice By-Law provisions). The amendments would also impose qualifications designed to prevent duplicative and unnecessary meetings by eliminating proposals that:

•	are not proper subjects for shareholder action under applicable law;
•	are received during the period beginning 90 days prior to the first anniversary of the prior annual meeting of shareholders and ending on the date of the next annual meeting of shareholders;

•	are substantially similar to another item, other than the nomination, election or removal of directors, that was presented at a meeting of shareholders held within the prior 12 months;

•	are for the nomination, election or removal of directors and a similar item was presented at a meeting of shareholders held within the prior 120 days; or

•

are substantially similar to another item that is included in our notice as an item of business to be brought before a shareholder meeting that has been called but not yet held or that is called for a date within 90 days of the receipt of the request.

The By-Law amendments would provide that a special meeting must be called within 90 calendar days after the receipt by us of valid requests by holders of the requisite number of shares.

The By-Law amendments have been approved by our Board, but are conditioned upon, and would take effect concurrently with, the effectiveness of the related amendment to our Restated Certificate of Incorporation pursuant to this proposal.

A copy of the amendment to our Restated Certificate of Incorporation, which shows the changes that would result from the proposed amendment, is attached to this proxy statement as Annex A. A copy of the proposed amendments to our By-Laws is attached to this proxy statement as Annex B, with deletions indicated by strikeouts and additions indicated by underlining.

Vote Required and Related Matters

The affirmative vote of a majority of the outstanding shares of common stock entitled to vote as of the record date of August 31, 2012 is required to approve the amendment to our Restated Certificate of Incorporation to permit holders of 25% of our outstanding shares of common stock to call special meetings of shareholders. Accordingly, abstentions and any broker non-votes will have the same effect as a vote against approval of the amendment to our Restated Certificate of Incorporation to permit holders of 25% of our outstanding shares of common stock to call special meetings of shareholders.

If the amendment to our Restated Certificate of Incorporation is approved, then it and the By-Law amendments approved by our Board will become effective upon filing of an amendment to our Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, which filing would be made promptly after the 2012 Annual Meeting. If this proposal is not approved, neither the proposed amendment to our Restated Certificate of Incorporation nor the related amendments to our By-Laws will take effect.

Recommendation Regarding Proposal 3

Our Board unanimously recommends that you vote “FOR” approval of an amendment to our Restated Certificate of Incorporation to permit holders of 25% of our outstanding shares of common stock to call special meetings of shareholders. If not otherwise specified, proxies will be voted “FOR” approval of this proposal.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and the Report should not be deemed filed or incorporated by reference into any other previous or future filings by Harris under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent Harris specifically incorporates this Report by reference therein.

The role of the Audit Committee is, among other things, to assist the Board in its oversight of:

•	The integrity of the financial statements of Harris;

•	Harris’ compliance with applicable related legal and regulatory requirements;

•	The independence and qualifications of Harris’ independent registered public accounting firm; and

•	The performance of Harris’ independent registered public accounting firm and internal audit function.

The Board has determined that, in its business judgment, all members of the Audit Committee are independent within the meaning of the listing standards of the NYSE, the Sarbanes-Oxley Act of 2002 and related rules of the SEC and Harris’ Director Independence Standards.

Harris’ management is responsible for the preparation, presentation and integrity of Harris’ financial statements and the effectiveness of Harris’ system of internal control over financial reporting and disclosure controls and procedures. Management and the Internal Audit department are responsible for maintaining and evaluating appropriate accounting and financial reporting practices and internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. Our independent registered public accounting firm for fiscal 2012, Ernst & Young LLP (“E&Y”), is responsible for auditing the consolidated financial statements and expressing an opinion as to whether such financial statements are presented fairly, in all material respects, in conformity with accounting principles generally accepted in the United States. E&Y also is responsible for auditing the effectiveness of Harris’ internal control over financial reporting. Representatives of E&Y attended all regularly scheduled meetings of the Audit Committee during fiscal 2012. The Audit Committee has met and held discussions with management, the head of Internal Audit and E&Y. The Audit Committee discussed with the internal auditors and E&Y the overall scope of, and plans for, their respective audits and the identification of audit risks. The Audit Committee also met with E&Y, the head of Internal Audit, the Principal Accounting Officer and the Chief Financial Officer, with and without management present, to discuss the results of its examinations, the reasonableness of significant judgments, the evaluations of Harris’ internal control over financial reporting and the overall quality of Harris’ financial reporting. Management has represented to the Audit Committee that Harris’ consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles.

In the performance of its oversight function, the Audit Committee has:

•	Reviewed and discussed with management and E&Y Harris’ internal control over financial reporting, including a review of management’s report on its assessment and E&Y’s audit of the effectiveness of Harris’ internal control over financial reporting and any significant deficiencies or material weaknesses;

•

Considered, reviewed and discussed the audited financial statements with management and E&Y, including a discussion of the quality of the accounting principles, the reasonableness thereof, significant adjustments, if any, and the clarity of disclosures in the financial statements, as well as critical accounting policies and other financial accounting and reporting principles and practices;

•

Discussed with E&Y the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•

Received, reviewed and discussed the written disclosures and the letter from E&Y required by applicable requirements of the Public Company Accounting Oversight Board regarding E&Y’s communications with the Audit Committee concerning independence, and has discussed E&Y’s independence with E&Y;

•	Reviewed the services provided by E&Y other than its audit services and considered whether the provision of such other services by E&Y is compatible with maintaining its independence, discussed with E&Y its independence, and concluded that E&Y is independent from Harris and its management; and

•

Reviewed the contents of SEC-required certification statements from the Chief Executive Officer and Chief Financial Officer and also discussed and reviewed the process and internal controls for providing reasonable assurances that the financial statements included in the Harris Annual Report on Form 10-K for the fiscal year ended June 29, 2012 are true in all important respects, and that the report contains all appropriate material information of which they are aware.

In reliance upon the reports, reviews and discussions described in this Report, the Audit Committee has recommended to the Board, and the Board has approved, that the audited financial statements be included in Harris’ Annual Report on Form 10-K for the fiscal year ended June 29, 2012, for filing with the SEC. The Audit Committee also has appointed, and has requested shareholder ratification of, the appointment of E&Y as Harris’ independent registered public accounting firm for the fiscal year ending June 28, 2013.

Submitted on August 24, 2012 by the Audit Committee of the Board of Directors.

David B. Rickard, Chairperson

Stephen P. Kaufman

Gregory T. Swienton

Hansel E. Tookes II

PROPOSAL 4:    RATIFICATION OF THE APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Fees Paid to Independent Registered

Public Accounting Firm

E&Y served as our independent registered public accounting firm for the fiscal year ended June 29, 2012. In addition to the engagement to audit our financial statements and internal control over financial reporting and to review the financial statements included in our quarterly reports on Form 10-Q, E&Y also was engaged by us during fiscal 2012 to perform certain audit-related services.

The following table presents fees for professional audit services rendered by E&Y for the audit of our annual financial statements for the fiscal years ended June 29, 2012 and July 1, 2011 and fees for other services rendered by E&Y during those periods.

	Fiscal 2012	Fiscal 2011
Audit Fees	$5,387,500	$4,586,000
Audit-Related Fees	435,000	176,500
Tax Fees	0	133,000
All Other Fees	0	0

Total	$5,822,500	$4,895,500

Audit Fees.    Audit fees include fees associated with the annual audit and the audit of internal control over financial reporting, as well as reviews of our quarterly reports on Form 10-Q, SEC registration statements and other filings, accounting and reporting consultations and statutory audits required internationally for certain of our subsidiaries.

Audit-Related Fees.    Services within audit-related fees include the audit of the Harris Retirement Plan financial statements and associated filings, fees for audits in connection with acquisitions, dispositions and audits related to controls over the processing of data on customer-facing information systems.

Tax Fees.    For the fiscal year ended July 1, 2011, tax fees principally include international tax compliance and advisory services and sales and use tax compliance. No tax-related services were rendered or fees billed for the fiscal year ended June 29, 2012.

All Other Fees.    For the fiscal years ended June 29, 2012 and July 1, 2011, no professional services were rendered or fees billed for services not included within Audit Fees, Audit-Related Fees or Tax Fees.

E&Y did not perform any professional services related to financial information systems design and implementation for Harris in fiscal 2012 or 2011.

The Audit Committee has determined in its business judgment that the provision of non-audit services described above is compatible with maintaining E&Y’s independence.

Pre-Approval of Audit

and Non-Audit Services

Under the Audit Committee Pre-Approval Policy and Procedures, as adopted by the Audit Committee, the Audit Committee must pre-approve all audit and non-audit services provided by our independent registered public accounting firm in order to ensure that the provision of such services does not impair the firm’s independence. The policy utilizes a framework of both general pre-approval for certain specified services and specific pre-approval for all other services.

Early in each fiscal year, the Audit Committee reviews and, as it deems appropriate, pre-approves the audit services, audit-related services and tax services, if any, together with specific details regarding such services anticipated to be required for such fiscal year including, when available, estimated fees. The Audit Committee periodically reviews the services provided to date and actual fees against the estimates, and such fee amounts may be updated to the extent appropriate at the regularly scheduled meetings of the Audit Committee. Additional pre-approval is required before actual fees for any service can exceed the originally pre-approved amount. The Audit Committee may also revise the list of pre-approved services and related fees from time to time. All of the services described above under the captions “Audit Fees” and “Audit-Related Fees” with respect to fiscal 2012 were pre-approved in accordance with this policy.

If we seek to engage the independent registered public accounting firm for other services that are not considered subject to general pre-approval as described above, then the Audit Committee must approve such specific engagement as well as the estimated fees. Such engagement will be presented to the Audit Committee for pre-approval at its next regularly scheduled meeting. If the timing of the project requires an expedited decision, then we may ask the Chairperson of the Audit Committee to pre-approve such engagement. Any such pre-approval by the Chairperson is then presented to the full Audit Committee for ratification at the next Audit Committee meeting. In any event, pre-approval of any engagement by the Audit Committee or the Chairperson of the Audit Committee is required before our independent registered public accounting firm may commence any engagement. Additional pre-approval is required before any fees can exceed approved fees for any such specifically-approved services.

Appointment of Independent Registered

Public Accounting Firm for Fiscal 2013

The Audit Committee has appointed E&Y to audit our books and accounts for the fiscal year ending June 28, 2013.

Although applicable law does not require shareholder ratification of the appointment, our Board believes that obtaining shareholder ratification of the appointment is a sound corporate governance practice. If our shareholders do not ratify the appointment of E&Y, the Audit Committee will reconsider whether to retain E&Y and may retain E&Y or hire another firm without resubmitting the matter to shareholders for approval. We expect that a representative of E&Y will be present at the 2012 Annual Meeting to respond to appropriate questions from shareholders and to make a statement if he or she desires to do so.

As provided in the Audit Committee’s Charter and as discussed above, the Audit Committee is responsible for directly appointing, retaining, terminating and overseeing our independent registered public accounting firm. While Harris has a very long-standing relationship with E&Y, the Audit Committee frequently evaluates the independence and effectiveness of the independent registered public accounting firm and its personnel, and the cost and quality of its audit and audit-related services. In accordance with sound corporate governance practices and in order to ensure that the Audit Committee and our shareholders are receiving the best and most cost-effective audit services available, the Audit Committee periodically considers issuing a request for proposal from E&Y and other large nationally recognized accounting firms with regard to our audit engagement. A determination to use a request for proposal process could result in a firm other than E&Y providing audit engagement services to us in later years. The Audit Committee retains the discretion at any time to appoint a different independent auditor.

Vote Required and Related Matters

The affirmative vote of a majority of the shares present or represented at the 2012 Annual Meeting of Shareholders and entitled to vote on this proposal will be required to ratify our Audit Committee’s appointment of our independent registered public accounting firm. Abstentions will have the effect of a vote against ratification of the appointment of our independent registered public accounting firm. Any broker non-votes will have no effect on the ratification of the appointment of our independent registered public accounting firm.

Recommendation Regarding Proposal 4

Our Board of Directors unanimously recommends that you vote “FOR” ratification of the Audit Committee’s appointment of E&Y as our independent registered public accounting firm for the fiscal year ending June 28, 2013. If not otherwise specified, proxies will be voted “FOR” approval of this proposal.

SHAREHOLDER PROPOSALS FOR THE 2013 ANNUAL MEETING OF SHAREHOLDERS

Pursuant to applicable requirements of the Securities Exchange Act of 1934, as amended, in order to be considered for inclusion in our proxy statement and form of proxy/voting instruction card for the 2013 Annual Meeting of Shareholders, we must receive any proposals that shareholders wish to present no later than May [—], 2013. Such proposals will need to be in writing and comply with SEC regulations regarding the inclusion of shareholder proposals in Harris-sponsored proxy materials.

In addition, our By-Laws provide that, for any shareholder proposal or director nomination to be properly presented at the 2013 Annual Meeting of Shareholders, but not for inclusion in our proxy statement and form of proxy/voting instruction card, the shareholder proposal or director nomination must comply with the requirements set forth in our By-Laws and we must receive notice of the matter not less than 90 nor more than 120 days prior to October 26, 2013. Thus, to be timely, notice of a shareholder proposal or director nomination for the 2013 Annual Meeting of Shareholders must be received by our Secretary no earlier than June 28, 2013 and no later than July 28, 2013. However, if the 2013 Annual Meeting of Shareholders is not scheduled to be held within a period that commences on September 26, 2013 and ends on November 25, 2013, and instead, such meeting is scheduled to be held on a date outside that period, notice of a shareholder proposal or director nomination, to be timely, must be received by our Secretary by the later of 90 days prior to such other meeting date or 10 days following the date such other meeting date is first publicly announced or disclosed.

Notwithstanding the foregoing notice deadlines under our By-Laws, in the event that the number of directors to be elected to our Board of Directors at the 2013 Annual Meeting of Shareholders is increased and either all of the nominees for director at the 2013 Annual Meeting of Shareholders or the size of the increased Board of Directors is not publicly announced or disclosed by us by July 18, 2013, notice will be considered timely, but only with respect to nominees for any new positions created by such increase, if the notice is delivered to our Secretary no later than 10 days following the first date all of such nominees or the size of the increased Board of Directors is publicly announced or disclosed.

Further, any proxy granted with respect to the 2013 Annual Meeting of Shareholders will confer discretionary authority to vote with respect to a shareholder proposal or director nomination if notice of such proposal or nomination is not received by our Secretary within the applicable timeframe provided above.

Each notice of a shareholder proposal or director nomination must contain all of the information required by our By-Laws, including:

•	whether the shareholder is providing the notice at the request of a beneficial holder of stock in Harris;

•

whether the shareholder, any beneficial holder on whose behalf the notice is being delivered or any nominee has any agreement, arrangement or understanding with, or has received any financial assistance, funding or other consideration from any other person with respect to the investment by the shareholder or such beneficial holder in Harris or the matter the notice relates to, and the details thereof;

•

the name and address of the shareholder, any beneficial holder on whose behalf the notice is being delivered, any nominees listed in the notice and any persons with whom such agreement, arrangement or understanding exists or from whom such assistance has been obtained, each an “Interested Person,” or collectively, “Interested Persons;”

•	a description of all equity securities and debt instruments of Harris or any of our subsidiaries beneficially owned by all Interested Persons;

•

whether and the extent to which any hedging, derivative or other transaction is in place or has been entered into by or for the benefit of any Interested Person with respect to Harris or our subsidiaries, the effect or intent of which is to increase or decrease the economic risk or voting power of such Interested Person;

•

a representation that the shareholder is a holder of record of stock of Harris that would be entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose the matter set forth in the notice;

•	the information regarding each nominee required by paragraphs (a), (e) and (f) of Item 401 of Regulation S-K adopted by the SEC;

•	each nominee’s signed consent to serve as a director of Harris if elected; and

•	information as to whether each nominee is eligible for consideration as an independent director under the relevant standards contemplated by Item 407(a) of Regulation S-K.

The above is a summary of the material requirements for shareholder proposals and director nominations set forth in our By-Laws and we refer you to our By-Laws for more detailed information.

A copy of our By-Laws is available on the Corporate Governance section of our website at

http://harris.com/corporate_governance/. You also may obtain a copy of our By-Laws upon written request to our Secretary at the address below.

A nomination or proposal that does not supply adequate information about the nominee or proposal and the shareholder making the nomination or proposal, or that does not comply with our By-Laws, will be disregarded. You should address all nominations or proposals to:

Secretary

Harris Corporation

1025 West NASA Boulevard

Melbourne, Florida 32919

DISCRETIONARY VOTING ON OTHER MATTERS

Except for the matters described in this proxy statement, our Board of Directors is not aware of any matter that will or may be properly presented at the 2012 Annual Meeting of Shareholders. The deadline under our By-Laws for any shareholder proposal not discussed in this proxy statement to be properly presented at the 2012 Annual Meeting of

Shareholders has passed. If any other matter is properly brought before the 2012 Annual Meeting of Shareholders, the persons named in the proxy/voting instruction card intend to vote the shares for which we have received proxies in accordance with their best judgment.

MISCELLANEOUS MATTERS

Annual Report on Form 10-K

Our Annual Report on Form 10-K for our fiscal year ended June 29, 2012 has been filed with the SEC and was mailed to our shareholders with this proxy statement. Upon request, we will furnish to shareholders without charge a copy of the Annual Report on Form 10-K. Shareholders may obtain a copy by:

•	Writing to our Secretary at:

Harris Corporation

1025 West NASA Boulevard

Melbourne, Florida 32919; or

•	Calling (321) 727-9100.

A copy also is available on the Investor Relations section of our website at www.harris.com/ar.

Shareholder List

A list of our shareholders of record as of the record date of August 31, 2012 will be available for examination for any purpose germane to the 2012 Annual Meeting of Shareholders during normal business hours at 1025 West NASA Boulevard, Melbourne, Florida, at least 10 calendar days prior to the 2012 Annual Meeting of Shareholders and also at the 2012 Annual Meeting of Shareholders.

By Order of the Board of Directors

Scott T. Mikuen

Vice President,

General Counsel and

Secretary

Melbourne, Florida

September [—], 2012

Appendix A

PROPOSED AMENDMENT TO

HARRIS CORPORATION RESTATED CERTIFICATE OF INCORPORATION

TO PERMIT HOLDERS OF 25% OF OUTSTANDING SHARES

OF COMMON STOCK TO CALL SPECIAL MEETINGS

Add the following Article:

“THIRTEENTH: Special meetings of stockholders of this corporation may be called at any time by, but only by, the board of directors of this corporation or, as and to the extent required by the by-laws of this corporation, by the Secretary of this corporation upon the written request of the holders of record of not less than 25% of the voting power of all outstanding shares of Common Stock of this corporation, such voting power to be calculated and determined in the manner specified, and with any limitations as may be set forth, in this corporation’s by-laws. Each special meeting shall be held at such date, time and place either within or without the State of Delaware as may be stated in the notice of the meeting.”

Appendix B

PROPOSED AMENDMENT TO

HARRIS CORPORATION BY-LAWS

TO PERMIT HOLDERS OF 25% OF OUTSTANDING SHARES

OF COMMON STOCK TO CALL SPECIAL MEETINGS

ARTICLE II.

MEETINGS OF SHAREHOLDERS.

Section 3. Special Meetings. (a) Special meetings of the shareholders may be ~~held on any business day when called by the Chairman of the Board, Chief Executive Officer, the Board of Directors, or a majority of the full Board of Directors acting without a meeting~~ called by, and only by, (i) the Board of Directors, or (ii) solely to the extent required by Section 3(b), the Secretary of the Company. Each special meeting shall be held at such date, time and place either within or without the State of Delaware as may be stated in the notice of the meeting.

(b) A special meeting of the shareholders shall be called by the Secretary upon the written request of the holders Owning of record continuously for a period of at least one year prior to the date set forth on the Special Meeting Request (as defined below) not less than twenty-five percent of the voting power of all outstanding shares of common stock of the Company (the “Requisite Percent”), subject to the following:

(1) In order for a special meeting upon shareholder request (a “Shareholder Requested Special Meeting”) to be called by the Secretary, one or more written requests for a special meeting (each, a “Special Meeting Request,” and collectively, the “Special Meeting Requests”) stating the purpose of the special meeting and the matters proposed to be acted upon thereat must be signed and dated by the Requisite Percent of record holders of common stock of the Company (or their duly authorized agents), must be delivered to the Secretary at the principal executive offices of the Company and must set forth:

(i) the information required by the second paragraph of Section 8(b) of this Article II; and

(ii) an agreement by the requesting shareholder(s) to notify the Company immediately in the case of any disposition prior to the record date for the Shareholder Requested Special Meeting of shares of common stock of the Company owned of record and an acknowledgement that any such disposition shall be deemed a revocation of such Special Meeting Request to the extent of such disposition, such that the number of shares disposed of shall not be included in determining whether the Requisite Percent has been reached.

For purposes of Section 3 of this Article II and references to Shareholder Requested Special Meetings in these By-Laws, “Own,” “Owned” or “Owning” shall mean shares (a) with respect to which a person has title or to which a person’s nominee, custodian or other agent has title and which such nominee, custodian or other agent is holding on behalf of such person, or (b) with respect to which a person (1) has purchased, or has entered into an unconditional contract, binding on both parties thereto, to purchase such shares, but has not yet received such shares, (2) owns a security convertible into or exchangeable for such shares and has tendered such security for conversion or exchange, (3) has an option to purchase or acquire, or rights warrants to subscribe to, such shares, and has exercised such option, rights or warrants or (4) holds a securities futures contract to purchase such shares and has received notice that the position will be physically settled and is irrevocably bound to receive the underlying shares; provided, that (I) a shareholder or beneficial owner shall be deemed to Own shares only to the extent that such shareholder or beneficial owner has a net long position in such shares, (II) the number of shares Owned, directly or indirectly, by any shareholder or beneficial owner shall not include the number of shares as to which such holder does not have the right to vote or direct the vote on the matter or matters to be brought before the special shareholders meeting, (III) a shareholder or beneficial owner shall not be deemed to Own shares as to which such holder has entered into any Derivative Transaction (as defined in Section 8 of this Article II and (IV) whether shares constitute shares Owned shall be decided by the Board of Directors in its reasonable determination, which determination shall be conclusive and binding on the Company and its shareholders.

The Company will provide the requesting shareholder(s) with notice of the record date for the determination of shareholders entitled to vote at the Shareholder Requested Special Meeting. Each requesting shareholder is required to update the notice delivered pursuant to this Section not later than ten business days after such record date to provide any material changes in the foregoing information as of such record date.

In determining whether a special meeting of shareholders has been requested by the record holders of shares representing in the aggregate at least the Requisite Percent, multiple Special Meeting Requests delivered to the Secretary will be considered together only if each such Special Meeting Request (x) identifies substantially the same purpose or purposes of the special meeting and substantially the same matters proposed to be acted on at the special meeting (in each case as determined in good faith by the Board of Directors), and (y) has been dated and delivered to the Secretary within sixty days of the earliest dated of such Special Meeting Requests. If the record holder is not the signatory to the Special Meeting Request, such Special Meeting Request will not be valid unless documentary evidence is supplied to the Secretary at the time of delivery of such Special Meeting Request (or within ten business days thereafter) of such signatory’s authority to execute the Special Meeting Request on behalf of the record holder. Any requesting shareholder may revoke his, her or its Special Meeting Request at any time by written revocation delivered to the Secretary at the principal executive offices of the Company; provided, however, that if following such revocation (or any deemed revocation pursuant to clause (ii) above), the unrevoked valid Special Meeting Requests represent in the aggregate less than the Requisite Percent, there shall be no requirement to hold a special meeting. The first date on which unrevoked valid Special Meeting Requests constituting not less than the Requisite Percent shall have been delivered to the Corporation is referred to herein as the “Request Receipt Date”.

(2) A Special Meeting Request shall not be valid if:

(i) the Special Meeting Request relates to an item of business that is not a proper subject for shareholder action under applicable law;

(ii) the Request Receipt Date is during the period commencing ninety days prior to the first anniversary of the date of the immediately preceding annual meeting and ending on the date of the next annual meeting;

(iii) the purpose specified in the Special Meeting Request is not the nomination, election or removal of directors and an identical or substantially similar item (as determined in good faith by the Board of Directors, a “Similar Item”) was presented at any meeting of shareholders held within the twelve months prior to the Request Receipt Date;

(iv) the purpose specified in the Special Meeting Request is the nomination, election or removal of directors and a Similar Item was presented at any meeting of shareholders held within one hundred and twenty days prior to the Request Receipt Date; or

(v) a Similar Item is included in the Corporation’s notice as an item of business to be brought before a shareholder meeting that has been called but not yet held or that is called for a date within ninety days of the Request Receipt Date.

(3) A Shareholder Requested Special Meeting shall be held at such date and time as may be fixed by the Board of Directors; provided, however, that the Shareholder Requested Special Meeting shall be called for a date not more than ninety days after the Request Receipt Date.

(4) Business transacted at any Shareholder Requested Special Meeting shall be limited to (i) the purpose(s) stated in the valid Special Meeting Request(s) received from the Requisite Percent of record holders and (ii) any additional matters that the Board of Directors determines to include in the Company’s notice of the meeting. If none of the shareholders who submitted the Special Meeting Request appears or sends a qualified representative to present the matters to be presented for consideration that were specified in the Shareholder Meeting Request, the Company need not present such matters for a vote at such meeting, notwithstanding that proxies in respect of such matter may have been received by the Company.

(5) For the avoidance of doubt, nothing herein shall be deemed to entitle any shareholder to the reimbursement of expenses for soliciting proxies or any other expenses incurred by such shareholder in connection with any shareholder meeting, which expenses shall be borne by such shareholder and not by the

Company.

Section 4. Notice of Meetings. A written or printed notice of every annual or special meeting of the shareholders stating the time and place and the purposes thereof shall be given to each shareholder entitled to vote thereat and to each shareholder entitled to notice as provided by law, which notice shall be given not less than ten (10) nor more than sixty (60) days prior to the date of the meeting. Such notice shall be deemed given: (i) if mailed, when deposited in the United States mail, postage prepaid, directed to each shareholder at such shareholder’s address as it appears on the records of the Company; (ii) if sent by electronic mail, when delivered to an electronic mail address at which the shareholder has consented to receive such notice; and (iii) if posted on an electronic network together with a separate notice to the shareholder of such specific posting, upon the later to occur of (A) such posting and (B) the giving of such separate notice of such posting. It shall be the duty of the Secretary to give written notice of the annual meeting, and of each special meeting when requested so to do by the ~~officer or directors calling such meeting~~ Board of Directors or as provided in Section 3(b). Any shareholder may waive in writing any notice required to be given by law or under these By-Laws and by attendance or voting at any meeting without protesting the lack of proper notice shall be deemed to have waived notice thereof. Notice shall be deemed to have been given to all shareholders of record who share an address if notice is given in accordance with the “householding” rules set forth in Rule 14a-3(e) under the Securities Exchange Act of 1934 (the “Exchange Act”) and Section 233 of the Delaware General Corporation Law.

Section 8. Advance Notice of Shareholder Nominees for Director and Other Shareholder Proposals. (a) The matters to be considered and brought before any annual or special meeting of shareholders of the Company shall be limited to only such matters, including the nomination and election of directors, as shall be brought properly before such meeting in compliance with the procedures set forth in this Section 8 or Section 3(b).

P R E L I M I N A R Y    C O P Y

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week, and save money for Harris Corporation.

Internet and telephone voting are available through 11:59 PM (Eastern Time) on October 25, 2012.

HARRIS CORPORATION

INTERNET VOTING INSTRUCTIONS

http://www.proxyvoting.com/hrs

Go to the website address shown above and follow the simple on-screen instructions. Have your proxy/voting instruction card in hand when you access the website.

OR

TELEPHONE VOTING INSTRUCTIONS

1-866-540-5760

Call the toll-free telephone number shown above on any touch-tone telephone and follow the simple recorded instructions. Have your proxy/voting instruction card in hand when you call.

If you vote by Internet or by telephone, please do NOT mail back your proxy/voting instruction card.

To vote by mail, mark, sign and date your proxy/voting instruction card and promptly return it in the enclosed postage-paid envelope.

Your Internet or telephone voting instructions authorize the named proxies and/or provide the Plan Trustee with instructions to vote your shares in the same manner as if you marked, signed, dated and returned your proxy/voting instruction card.

WO#
30360

‚  FOLD AND DETACH HERE  ‚

The Board of Directors recommends a vote “FOR” each nominee listed in Proposal 1, “FOR” Proposal 2, “FOR” Proposal 3 and “FOR” Proposal 4.

Proposal 1 – Election of Directors – The Board recommends a vote “FOR” the election as director of each listed nominee for a one-year term expiring at the 2013 Annual Meeting of Shareholders:	Please mark your votes as indicated in this example	☒

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN

1.01 William M. Brown 1.02 Peter W. Chiarelli 1.03 Thomas A. Dattilo 1.04 Terry D. Growcock 1.05 Lewis Hay III 1.06 Karen Katen	☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐	1.07 Stephen P. Kaufman 1.08 Leslie F. Kenne 1.09 David B. Rickard 1.10 James C. Stoffel 1.11 Gregory T. Swienton 1.12 Hansel E. Tookes II	☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐	Proposal 2 – Advisory Vote to Approve Compensation of Named Executive Officers – The Board recommends a vote “FOR” approval of the compensation of our named executive officers.	☐	☐	☐
									FOR	AGAINST	ABSTAIN

Proposal 3 – Approval of Amendment to Restated Certificate of Incorporation to Permit Holders of 25% of Outstanding Shares of Common Stock to Call Special Meetings – The Board recommends a vote “FOR” approval of an amendment to our Restated Certificate of Incorporation to permit holders of 25% of our outstanding shares of common stock to call special meetings of shareholders.

									☐	☐	☐
									FOR	AGAINST	ABSTAIN

Proposal 4 – Ratification of Appointment of Auditor – The Board recommends a vote “FOR” the ratification of the appointment by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2013.

									☐	☐	☐

If this proxy/voting instruction card is properly executed, the undersigned’s shares will be voted in the manner instructed herein. If no instruction is provided, the undersigned’s shares will be voted “FOR” the election of the Board of Directors’ nominees; “FOR” Proposal 2; “FOR” Proposal 3 and “FOR” Proposal 4, or, if the undersigned is a participant in the Harris Corporation Retirement Plan, as may otherwise be provided in the Plan. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Mark Here for	☐
Address Change
or Comments
SEE REVERSE

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature(s)	Date	, 2012

YOUR VOTE IS IMPORTANT. PLEASE VOTE BY INTERNET OR TELEPHONE, OR MARK, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY/VOTING INSTRUCTION CARD. If you vote by Internet or telephone, please do NOT mail back your proxy/voting instruction card.

INTERNET VOTING INSTRUCTIONS

http://www.proxyvoting.com/hrs

Your Internet voting instructions authorize the named proxies and/or provide the Plan Trustee with instructions to vote your shares in the same manner as if you marked, signed, dated and returned your proxy/voting instruction card. Have your proxy/voting instruction card in hand when you access the website. You cannot vote over the Internet after 11:59 p.m. (Eastern Time) on October 25, 2012.

TELEPHONE VOTING INSTRUCTIONS

Call 1-866-540-5760 Toll Free on a Touch-Tone Telephone ANYTIME. There is no charge to you for this call.

Your telephone voting instructions authorize the named proxies and/or provide the Plan Trustee with instructions to vote your shares in the same manner as if you marked, signed, dated and returned your proxy/voting instruction card. Have your proxy/voting instruction card in hand when you call. You cannot vote by telephone after 11:59 p.m. (Eastern Time) on October 25, 2012.

Important notice regarding Internet availability of proxy materials for the Harris Corporation 2012 Annual Meeting of Shareholders: The Proxy Statement and the 2012 Annual Report to Shareholders are available online at http://www.harris.com/proxy.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at http://www.cpushareownerservices.com/ where step-by-step instructions will prompt you through enrollment.

‚  FOLD AND DETACH HERE  ‚

PROXY/VOTING INSTRUCTION CARD

HARRIS CORPORATION

ANNUAL MEETING OF SHAREHOLDERS – OCTOBER 26, 2012

This proxy/voting instruction card is solicited on behalf of the Board of Directors of Harris Corporation and the Harris Corporation Retirement Plan Trustee.

You are receiving this proxy/voting instruction card because you are a registered shareholder and/or a participant in the Harris Corporation Retirement Plan. This proxy/voting instruction card revokes all prior proxies/voting instructions given by you. If you are voting by mail with this proxy/voting instruction card, please mark your choices and sign and date on the reverse side exactly as your name or names appear there. If shares are held in the name of joint holders, each should sign. If you are signing as attorney, executor, administrator, trustee or guardian, please give your full title as such.

If the undersigned is a registered shareholder, the undersigned hereby appoints WILLIAM M. BROWN, GARY L. McARTHUR and SCOTT T. MIKUEN, and each of them, with power to act without the others and with full power of substitution, as proxies and attorneys-in-fact, and hereby authorizes them to represent and vote, as instructed on the reverse side of this proxy/voting instruction card, all the shares of Harris Corporation common stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of Harris Corporation to be held on October 26, 2012 or at any adjournments or postponements thereof, with all powers which the undersigned would possess if present at the Annual Meeting. If this proxy/voting instruction card has been properly executed but the undersigned has provided no voting instructions, then the undersigned’s shares will be voted “FOR” the election of the Board of Directors’ nominees; “FOR” Proposal 2; “FOR” Proposal 3 and “FOR” Proposal 4.

If the undersigned is a participant in the Harris Corporation Retirement Plan, the undersigned hereby instructs the Plan Trustee to vote, as instructed on the reverse side of this proxy/voting instruction card, the shares allocable to the undersigned’s Harris Corporation Stock Fund Account at the Annual Meeting of Shareholders of Harris Corporation to be held on October 26, 2012 or any adjournments or postponements thereof. If the undersigned does not provide voting instructions, the Plan Trustee will vote such shares in the same proportion as the shares for which other participants have timely provided voting instructions.

Address Change/Comments
(Mark the corresponding box on the reverse side)

SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the reverse side)	WO# 30360

Harris Corporation

STANDARD SCRIPT FOR REGISTERED SHAREHOLDER

TELEPHONE VOTING for COMPUTERSHARE

(Single # w/ company identifier embedded in control #)

Shareholder Hears This Script

Speech 1	Welcome to the Telephone voting site. Enter your 11 digit control number located in the shaded box on the proxy/voting instruction card.

Speech 2	To vote as the Harris Corporation Board recommends on all proposals, Press 1 now. To vote on each proposal separately, Press 0 now.

Speech 2A	If the voter chooses the 1st option of Speech 2, the following will be heard. You have voted as the Board recommended. If this is correct, Press 1. If incorrect, Press 0.

Speech 2B	If the voter chooses the 2nd option of Speech 2, Speech 3 will follow.

Speech 3	Proposal 1.01 To vote FOR, Press 1; AGAINST, Press 9; ABSTAIN, Press 0.

Proposal 1.02 To vote FOR, Press 1; AGAINST, Press 9; ABSTAIN, Press 0.

Proposal 1.03 To vote FOR, Press 1; AGAINST, Press 9; ABSTAIN, Press 0.

Proposal 1.04 To vote FOR, Press 1; AGAINST, Press 9; ABSTAIN, Press 0.

Proposal 1.05 To vote FOR, Press 1; AGAINST, Press 9; ABSTAIN, Press 0.

Proposal 1.06 To vote FOR, Press 1; AGAINST, Press 9; ABSTAIN, Press 0.

Proposal 1.07 To vote FOR, Press 1; AGAINST, Press 9; ABSTAIN, Press 0.

Proposal 1.08 To vote FOR, Press 1; AGAINST, Press 9; ABSTAIN, Press 0.

Proposal 1.09 To vote FOR, Press 1; AGAINST, Press 9; ABSTAIN, Press 0.

Proposal 1.10 To vote FOR, Press 1; AGAINST, Press 9; ABSTAIN, Press 0.

Proposal 1.11 To vote FOR, Press 1; AGAINST, Press 9; ABSTAIN, Press 0.

Proposal 1.12 To vote FOR, Press 1; AGAINST, Press 9; ABSTAIN, Press 0.

Proposal 2 To vote FOR, Press 1; AGAINST, Press 9; ABSTAIN, Press 0.

Proposal 3 To vote FOR, Press 1; AGAINST, Press 9; ABSTAIN, Press 0.

Proposal 4 To vote FOR, Press 1; AGAINST, Press 9; ABSTAIN, Press 0.

Speech 4	Your votes have been cast as follows: Proposal 1.01- For, Against, Abstain (as applicable) Repeat for All remaining proposals If this is correct, Press 1; if incorrect, Press 0.

Closing A	If the voter chooses “correct” – Closing A will follow: Thank you for voting.

Closing B

If the voter chooses “incorrect” – Closing B will follow:

Your votes have been canceled. If you would like to re-vote your proxy/voting instruction card or if you would like to vote another proxy/voting instruction card, Press 1 now, or Press 0 to end this call.

Closing C	I’m sorry you’re having difficulty. Please try again or mark, sign and date the proxy/voting instruction card and promptly return it in the postage paid envelope provided.

Vote Another Card	If you have received more than one proxy/voting instruction card, you must vote each card separately. If you would like to vote another proxy/voting instruction card, Press 1 now; to end this call, Press 0 now.